   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2000


                          REGISTRATION NO. ____________

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               WAREFORCE.COM, INC.
                    (NAME OF BUSINESS ISSUER IN ITS CHARTER)


            NEVADA                               5045                            87-0542988
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

         2361 ROSECRANS AVENUE, SUITE 155, EL SEGUNDO, CALIFORNIA 90245
                                 (310) 725-5555
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                             AND PLACE OF BUSINESS)


                                 DAN J. RICKETTS
                        2361 ROSECRANS AVENUE, SUITE 155,
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 725-5555
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                                ASHER LEIDS, ESQ.
                         DONAHUE, MESEREAU & LEIDS, LLP
                      1900 AVENUE OF THE STARS, SUITE 2700
                              LOS ANGELES, CA 90067
                                 (310) 277-1441
                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

        As soon as practicable after the effective date of this Registration Statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

                                     CALCULATION OF REGISTRATION FEE

  TITLE OF EACH CLASS OF          AMOUNT TO BE             PROPOSED MAXIMUM           PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED(1)(2)(3)     OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE    REGISTRATION FEE (4)
---------------------------    -------------------     ------------------------     ------------------------    --------------------
Common stock $.001 par
value, to be sold by
selling stockholders               10,537,420               $0.843750                    $8,890,948.125              $2,347.21

        1. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock, par value $0.001 per share, of Wareforce.com, Inc. being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends similar transactions.

        2. Represents 9,207,567 shares issuable (A) upon conversion of 454,545 shares of Series A 6% Convertible Preferred Stock issued in a private placement in May 2000 and (B) upon exercise of warrants granted to the purchaser in the private placement. The convertible preferred stock and the private placement warrants are collectively referred to as the conversion shares in this prospectus. The conversion shares do not include fractional shares of common stock that we are not required to issue upon conversion of the Series A Preferred Stock or exercise of the private placement warrants. Although the number of conversion shares is currently indeterminable for purposes of estimating the number of shares of common stock included in this Registration Statement, we calculated the conversion shares to be registered based on the number of shares of common stock that would have been issuable upon conversion of or otherwise with respect to the Series A Preferred Stock at a conversion price of $0.50 per share, plus 116,667 shares issuable upon exercise of the private placement warrants at an exercise price of $1.50 per share, in accordance with Rule 416 of the Securities Act. This calculation represents our good faith estimate of the additional number of shares of common stock that may be issued upon conversion of the shares of Series A Preferred Stock if the number of shares is adjusted upward pursuant to the floating rate mechanism as a result of a decline in the market price of the common stock.

        3. In addition to the conversion shares, represents 1,329,853 shares held by various other shareholders.

        4. Computed in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. Based on the average of the high and low prices (rounded to the nearest cent) of the common stock as reported on the over-the-counter Bulletin Board on November 8, 2000.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2000

                               WAREFORCE.COM, INC.
                                10,537,420 SHARES

        Certain stockholders are registering up to 10,537,420 shares of our common stock. The selling stockholders may offer and sell their shares publicly or through private transactions at prevailing market prices or at negotiated prices.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares that the selling stockholders are offering.

        Our common stock is quoted on the NASD Electronic Bulletin Board under the Symbol "WFRC". The current bid price quotation is $0.843750.


        YOU SHOULD NOT PURCHASE THESE SECURITIES IF YOU CANNOT AFFORD TO RISK THE LOSS OF YOUR ENTIRE INVESTMENT. INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, SUCH AS THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is ____________ , 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
        PROSPECTUS SUMMARY..........................................           3
        RISK FACTORS................................................           5
        DILUTION....................................................
        SELECTED FINANCIAL DATA.....................................           7
        USE OF PROCEEDS.............................................           8
        MARKET INFORMATION & DIVIDEND POLICY........................           8
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS.................................           9
        THE COMPANY.................................................          16
        AVAILABLE INFORMATION.......................................          39
        MANAGEMENT..................................................          21
        CERTAIN TRANSACTIONS........................................          31
        PRINCIPAL SHAREHOLDERS......................................          33
        DESCRIPTION OF SECURITIES...................................          33
        PLAN OF DISTRIBUTION........................................          36
        LEGAL MATTERS...............................................          39
        EXPERTS.....................................................          39
        INDEX TO FINANCIAL STATEMENTS...............................         F-1

PROSPECTUS SUMMARY

        This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire prospectus carefully. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus.


OUR COMPANY

        Wareforce.com, Inc. provides computer-related technical services, support, hardware and software that clients need to design, develop, manage and maintain their data processing and information systems. Our approach to the market for information technology is to be a diversified information technology organization and develop a complete single-source solution for all information technology requirements. Since 1990, our revenues have grown from $2 million in 1990 to $148.3 million in 1999. Our client base exceeded 800 customers in 1999, and is currently composed of blue chip Fortune 1,000 corporations, state, county and local governments and educational institutions such as:

                -       Pacific Bell,

                -       Universal Studios,

                -       Warner Brothers,

                -       Scripps Institute,

                -       Los Angeles County, and

                -       University of California University School System.

        During 1998, we began implementing an electronic commerce and technical services acquisition strategy. In September 1998, we completed the acquisition of C.Y. Investment Inc. d/b/a Impres Technology and d/b/a Advanced Optical Distribution, a technical services/ computer products company with net revenues of $68 million in 1998. This doubled the size of our core business. In March 1999, we completed the purchase of the assets and assumed the liabilities of a second company, Kennsco, Inc. that generated $18 million in net revenues in fiscal year 1998 from its operations in the Midwest and Florida. Most recently, in June 2000 we completed the purchase of certain assets and assumed certain liabilities of Pacific Online Computers, Inc. d/b/a Online Connecting Point. Online generated $61 million in net revenues in fiscal 1999.

        We intend to pursue additional acquisitions of information technology services businesses and electronic commerce companies. We expect this to broaden our service offerings; add technical and sales personnel; increase our presence in existing markets; expand our reach into new geographic markets in the U.S. and Europe; improve our operating efficiencies through economies of scale; and cement strategic vendor and customer relationships. We cannot however, guarantee that we can find suitable acquisition candidates or that, if we do, we can acquire them on favorable terms.

        Our principal executive office is at 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245. Our telephone number is (310) 725-5555.

THE OFFERING

Common stock offered by
selling stockholders            10,537,420 shares of our common stock, including
                                9,090,900 shares issuable upon the conversion of our Series A Preferred Stock and 116,667 shares issuable upon the exercise of warrants held by certain investors. We will not receive any proceeds from the sale of these shares.
                                However, if the selling stockholders who hold warrants determine to exercise the warrants in order to sell shares registered by the prospectus, we will receive the net proceeds of the exercise of the warrants.


Common stock currently outstanding 12,167,615 shares as of October 20, 2000 excluding the aggregate of 9,207,567 shares issuable upon (i) conversion of the Series A Preferred Stock and (ii) exercise of the warrants.


Risk Factors                    An investment in Wareforce.com is highly
                                speculative. Investors will suffer substantial dilution in the book value per share of the common stock compared to the purchase price. If we do not receive substantial funds from exercise of the warrants, which is not assured, we may require additional funding for which we have no commitments. You should not invest if you cannot afford to risk loss of your entire investment. See "Risk Factors."

RISK FACTORS

        These securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this prospectus before investing in our company.


RISKS RELATED TO OUR FINANCIAL POSITION

        We have incurred net operating losses, have accumulated a deficit and do not know if or when we will be able to generate positive operating results. During 1999 and the first half of 2000, we continued the expansion of our sales and technical services infrastructure through both internal growth and acquisition. As a result, we had a working capital deficit of $6.5 million and incurred a $2.5 million loss at December 31, 1999. For the six months ended June 30, 2000 we incurred a net loss of $1.9 million before a one-time gain of $2.1 million, relating to the sales of a portion of our investment in uMember. Working capital was a deficit of $0.4 million versus $6.5 million at December 31, 1999. We had an accumulated deficit of $9.4 million as of December 31, 1999 and $9.9 million as of June 30, 2000. See footnote 1 to the 1999 audited financial statements. We do not know if or when we will be able to generate positive operating results.

        We depend on credit that may not always be available to us. If it is not, we may not be able to continue in business. We depend on availability of accounts receivable financing to obtain capital necessary to finance purchase of products and to fill sales orders. This financing must be available to us on reasonable terms and in amounts sufficient to maintain or increase sales volume. Prior to August 27, 2000 we had a $30 million line of credit with Congress Financial Corp. (Western) with an underlying financing facility with Nations Bank. Congress extended the facility for six months to February 27, 2001. As NationsBank chose not to remain in this line of financing, we obtained the underlying facility with Deutsche Financial Services. Prior to February 27, 2001, we will seek a new lender to replace the current financing facility with Congress. There can be no assurance that a new lender can be found or a new facility obtained. Failure to obtain a new credit line will have severe consequences for us.

RISKS RELATED TO THE NATURE OF OUR BUSINESS

        We run the risk that the inventory we hold will lose its value before we sell it which would then seriously affect our financial results. Our inventory may be adversely affected by price reductions or technological changes. We have no assurance that our suppliers and distributors will protect us in all cases from declines in inventory value.

        We finance our inventory through companies that provide inventory financing, commonly called flooring companies. Several large flooring companies have recently stopped financing inventory in our industry. This may restrict our ability to purchase inventory in the future.

        We are in a low margin business and cannot assure you that our margins will be sufficient enough for us to make a profit. Pricing in our industry is extremely competitive. This factor makes it unlikely that we can increase profit margins. Also, in order to attract larger customers, we sell certain products at or below cost. We cannot always recoup these losses through rebates, incentives and the sale of higher margin technical services.

        The loss of any of our key customers could seriously impact our financial results. Our customer base is highly concentrated. In 1999, our top four customers accounted for approximately 52 percent of our sales. Our contracts and purchase orders do not generally guarantee any minimum purchases nor require that purchases be made exclusively from us.

        Our business plan for a return to profitability depends in large part on our ability to change from a traditional computer reseller to a service-oriented company. There is no guarantee that we can successfully make this change.

        Our customers may return products to us that we cannot return to our suppliers. We bear the cost of the return if the supplier does not accept the return from us.

        Sales in our industry are increasingly being done on the Internet and we may not be able to successfully compete on the Internet.

        We may not be able to introduce new e-commerce solutions on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated customer requirements. If we do introduce new e-commerce solutions, they may have computer glitches and bugs. If we do find bugs, it might result in the loss of or delay in market acceptance of our solutions. We also cannot assure you that our security measures will prevent security breaches into our e-commerce solutions. Because the e-commerce field is so new, we cannot currently quantify the magnitude of this risk factor on our business. However we believe if we are unable to compete through e-commerce within the next two to three years, our business will suffer.

        We depend on the services and efforts of our existing senior management and key personnel and we cannot assure you we will attract and keep key management. We have long-term employment agreements with most of our key personnel. We carry $2,000,000 "key person" life insurance on Mr. Rechtman, which is pledged to our banks.

        In order to meet expected growth, we must hire, train, motivate and retain other highly-skilled managerial, marketing, sales, computer, and information technology professionals, as well as customer service personnel. Competition for such personnel is intense.

        Failure of our computer systems could cause us to lose significant revenues and gross profits during the computer downtime and this could put your investment at risk. We depend upon our redundant computer and communications hardware located at a single leased facility in California. Our systems are vulnerable to telecommunication failure, computer viruses and similar disruptive problems as well as damage from natural causes. Losses of this magnitude for more than a week could significantly impact our business.

        Because a majority of our voting stock is owned by a single shareholder you as a shareholder will have no voting control. Mr. Rechtman currently owns approximately 46.0% of our outstanding shares of common stock. Accordingly, he may continue to be able to elect a portion of our directors and possibly determine the outcome of corporate actions requiring stockholder approval, regardless of how you may vote. This may delay, defer or prevent a change in our control. It may also adversely affect your voting and other rights.


RISKS RELATED TO THE OFFERING

        You may not be able to hold our officers and directors liable and to collect monetary damages for breaches of fiduciary duty to the full extent permitted by law. Our articles of incorporation and bylaws limit the liability of officers and directors, and require indemnification. Our officers and directors have no personal liability if they breach their fiduciary duties. However, they may have personal liability for breaches of their duty of loyalty. They may also have personal liability for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; unlawful payment of dividends or unlawful stock purchases or redemptions; or any transaction from which they derive an improper personal benefit. If we issue additional common stock, it will reduce the proportionate ownership and voting power.

        The preferred stock we have issued and any additional preferred stock we may issue will have dividend and liquidation preferences over your common stock. We are authorized to issue a total of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock without shareholder approval. Our board may designate the rights and preferences of the preferred stock we issue. As of October 20, 2000, 12,167,615 shares of common stock are issued and outstanding and 454,545 shares of Series A Convertible Preferred Stock are issued and outstanding.

        If the preferred stock and warrants we have issued converts into common stock at the lowest calculated conversion price, you will suffer substantial dilution to your proportionate ownership and voting power.

        Anti-takeover measures may result in you receiving less for your stock than you otherwise might. Our directors may, without stockholder approval, issue additional shares of common stock and/or preferred stock to use as an anti-takeover measure. This could prevent, discourage or delay a takeover attempt.

        Sales of substantial amounts of our common stock in the public market could depress our market price. Approximately 2,480,233 of the 12,167,615 shares of our common stock presently outstanding is freely tradable. About 9,687,382 of the remaining shares are eligible for public resale under Rule 144 of the Securities Act of 1933.

        The SEC considers our common stock a low priced security, which may result in decreased liquidity and increased transaction costs for you to buy or sell our stock. Under SEC rules, broker-dealers participating in transactions in low-priced securities must give customers a risk disclosure document that describes risks associated with low priced stocks. The disclosure document describe the broker-dealers' duties, customers' rights and remedies, market and other information; the broker-dealer must make suitability determinations approving customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain the specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

                             SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                                                               Six Months Ended
                                                For the fiscal years ended December 31,                              June 30
                                             ----------------------------------------------                  ----------------------
                                                1995        1996       1997         1998(1)    1999(1)(2)     1999(3)      2000(4)
                                             ---------   ---------   ---------    ---------    ---------     ---------    ---------
                                                                                                                   (unaudited)
Statement of Operations Data:
Net revenues                                  $52,254     $88,510     $79,622      $88,894      $148,261      $70,797      $82,869
Gross profit                                    5,654       7,475       7,157        8,757        17,376        8,213        9,770
Income (loss)  from operations                    980        (139)        580       (2,568)       (2,168)         (85)        (449)
Net income (loss)                             $   391       ($444)    $    62      ($3,190)      ($2,526)        (463)         207
Net income (loss) per common share            $  0.06      ($0.07)    $  0.01       ($0.38)       ($0.23)      ($0.04)     $  0.02
Shares used to compute basic and diluted
  net income (loss) per share                   6,772       6,772       6,772        8,491        10,750       10,669       11,552

Shares used to compute diluted net
  income (loss) per share                       6,772       6,772       6,772        8,491        10,750       10,674       11,668


(1) The results of operations for the year ended December 31, 1998 include the results of CY investments from the date of acquisition, September 1, 1998.

(2) The results of operations for the year ended December 31, 1999 includes the results of operations of Kennsco and uMember from the dates of acquisition, April 1, 1999.

(3) The results of operations for the six months ended June 30, 1999, include the results of operations for Kennsco and uMember from April 1, 1999, the date of acquisition.

(4) The results of operations for the six months ended June 30, 2000, include the results of operations from the date of acquisition for Westech from May 1, 2000, and Online from June 1, 2000.

        See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and footnote 1 to the 1999 audited financial statements for discussions of the impact that business combinations have had on the comparability of the selected financial data presented above.

USE OF PROCEEDS

We will not receive the proceeds from sales of shares by the selling stockholders.


                      MARKET INFORMATION & DIVIDEND POLICY


MARKET INFORMATION

        Our common stock has traded in the over-the-counter market on a limited and sporadic basis, and is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol WFRC. The following table sets forth the high and low bid price quotations for each calendar quarter since we began trading in July 1998. We forward split our common stock on a 1.85 for 1 basis in July 1998. Quotations for periods prior to such split have been restated to reflect post split amounts throughout.

QUARTER ENDED                   HIGH BID            LOW BID
-------------                   --------            -------
September 30, 1998               $5 5/16             $3
December 31, 1998                $5                  $2 5/8
March 31, 1999                   $9 1/2              $6 1/4
June 30, 1999                    $7 7/8              $3
September 30, 1999               $3 1/8              $1 7/8
December 31, 1999                $2 9/16             $1
March 31, 2000                   $8 1/16             $2 1/32
June 30, 2000                    $4 5/8              $1 11/16
September 30, 2000               $2 1/8              $1 1/16


        These prices represent interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. As of October 20, 2000, there were approximately 60 holders of our common stock listed on our records. Some of these holders are brokerage firms that hold our stock in street names for their investors. We believe that approximately 1,365 investors are represented by these street names.


DIVIDEND POLICY

        We have not previously paid any cash dividends on common stock and do not anticipate or contemplate paying dividends on common stock in the foreseeable future. It is our present intention to utilize all available funds for the development of our business. Under Nevada corporate law, we may not pay any dividends or other distributions that would render us insolvent or reduce our assets to less than the sum of our liabilities plus the amount needed to satisfy outstanding liquidation preferences. Also, our loan agreement with Congress Financial Corporation prohibits us from paying dividends without their approval. Additionally, our agreements with the Shaar Fund and the Triton Group preclude us from paying dividends on our common stock prior to paying any dividends owed on our preferred stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes included in this prospectus. The financial statements referred to reflect the financial condition and operating results of Wareforce.com, Inc. (formerly known as Jolley Vending) since its acquisition of Wareforce Incorporated in July, 1998, through the year ended December 31, 1998, and of Wareforce Incorporated for periods prior to the acquisition. This discussion should not be construed to imply that the results discussed will necessarily continue into the future or that any conclusion reached will indicate our actual operating results in the future. This discussion represents only the best present assessment of our management.


GENERAL

        We have traditionally been a computer reseller. As a reseller we source hardware and software from distributors and/or manufacturers for its clients. For the past several years, the margins of the traditional reseller have eroded. In an effort to reverse this decline, our management believes we need to become larger to obtain economies of scale and negotiate better pricing from our suppliers. They also believe we need to introduce e-commerce to better service the customer, reduce the costs of capturing and processing an order and offer technical services as a means of increasing gross profit margin.

        Our management believes a primary way to achieve our objectives is through acquisitions. Since 1998, we have completed the acquisition of CY and the purchase of certain assets and assumption of certain liabilities of Kennsco, Westech and Online.

        Revenues from e-commerce sales are virtually non-existent to date and revenues for the first six months of 2000 from professional services are 6.3% for the period; from maintenance services are 4.3% of total revenues for the period; and from e-commerce development are less than 1% of total revenues for the period. As a reseller we do not develop software nor do we sell aging releases of software. The software we distribute are the newer releases from the manufacturers we represent.

        The new revenue streams from e-commerce and technical services will enhance our present revenues but they will not replace the reseller revenues. We also support efforts by Commerce One Round Trip business-to-business e-commerce solution that will provide a global "e-market" for information technology products. When fully implemented, we will be a leading provider of information technology systems, technical services and e-commerce solutions for business.

        During 1998 we launched our electronic commerce website. This site enables customers' fast, efficient and cost-effective electronic procurement of technology products and services while streamlining our internal operations and cost structure by reducing the need for customer service representatives as we will need less people to take orders by phone and fax. To date, we have found that our customers use our website for checking the status of their orders and for obtaining information about us rather than ordering products from us. To date, no revenues are generated directly from our website. However, as customers such as the County of Los Angeles and California State University at Fullerton come on-line with us, we expect to begin generating revenues from our website. We have not historically kept statistics on such things as number of average page views, unique visitors to our websites and the length of time spent on our sites. However, in December 1999 we averaged 5,846 requests per day, or 128,610 for the month, to our www.wareforce.com website. We do not keep statistics on how many of these requests were to our online customer service center, the secure portion of our website whose customers can do such things as check the status of their orders. We have approximately 88 users registered to use this secure portion of our site. We are unable to determine whether these registered users are individuals, represent entire organizations, or both. In early 1999, we increased our web presence and electronic offerings by acquiring 70% of uMember.com. uMember's website became operational in the first quarter of 2000. Also, during the first quarter of 2000, as a result of a reverse merger, which resulted in the recapitalization of uMember and the sale of 1,085,000 shares that we held in uMember stock, our ownership was diluted from 70% to 39%.

        As part of our technical services acquisition strategy, in September 1998, we completed the acquisition of CY. The acquisition of this technical services/computer products firm doubled the size of our core business. In March 1999, we completed the purchase of Kennsco, which is primarily a technical services firm. Kennsco generated $18.2 million in revenues in its 1998 fiscal year from operations in the Midwest and Florida. At the beginning of 2000 we collapsed the CY entity into the Wareforce entity to take advantage of a single brand name and simplify our organizational structure. Associated costs were immaterial and expensed as incurred. In June 2000, we completed the acquisition of certain assets and assumed certain liabilities of Pacific Online, a Southern California-based product and service company.

        Acquiring new companies and moving into technical services and selling through electronic commerce represented new expanded undertakings for us. This expansion used a significant amount of resources in the past year and required a great deal of our management time. We expect future expansion to also utilize a significant amount of our financial and management resources. These undertakings cannot be supported with internally generated financing and will require additional outside funding. If we do not, and cannot find other outside sources of funds, we cannot assure you that we will be able to continue future funding of these ventures.

        In fiscal 1999, sales to the County of Los Angeles accounted for approximately 26.4% of our total sales and sales to the State of Florida accounted for approximately 14%. Our contract with the State of Florida expired on March 31, 2000. To date, we have not seen a material adverse impact on our profitability from the expiration of this contract. This contract was for sale of Microsoft products to this customer through our status as a Microsoft Large Account Reseller (LAR). In June 2000 our LAR authorization terminated. We do not expect this termination to have a material negative impact on our financial status or operations. Based on history, we expect to continue to make a significant portion of our sales to one or more large customers. Our management believes that our horizontal and vertical strategy of expanding service offerings may yield higher margins from our large customers than product sales alone yield. However, our sales to high volume customers have historically been primarily product sales. Therefore, any significant increase in product sales to high volume customers may increase our overall net sales and/or our profitability but may also reduce our overall gross profit margins.

        Typically, we do not place an order with a supplier until we have received an order from a customer. Inventory is then drop-shipped by the supplier to either the customer or one of our distribution centers. The supplier typically ships products within one to two days. Consequently, almost all of our revenues in a quarter result from orders received in that quarter. Although we do not maintain significant inventory, we record as inventory merchandise being configured as well as merchandise purchased from suppliers but not yet shipped to customers.

        We finance the purchase of computer products to fill sales orders through a line of credit that is collateralized by accounts receivable and inventory. Because the amount of credit available to us is dependent upon our accounts receivable and inventory balances, any delay in collection or deterioration of the quality of accounts receivable could adversely affect our ability to obtain necessary credit, as could economic trends in the computer industry, interest rate fluctuations and the lending policies of our lenders, resulting in a material adverse effect on our financial position and results of operations.

                              RESULTS OF OPERATIONS

The following table sets forth the operating results of the Company as a percentage of net sales for the periods indicated.

                                                                                                             Six Months Ended
                                                                   Year Ended December 31,                       June 30
                                                    ---------------------------------------------------      ----------------
                                                     1995       1996       1997        1998       1999        1999      2000
                                                    ------     ------     ------      ------     ------      ------    ------
Statement of Operations Data:
      Consolidated Net Revenues                      100.0%     100.0%     100.0%      100.0%     100.0%      100.0%    100.0%
      Cost of Goods Sold                              89.2       91.6       91.0        90.2       88.3        89.5      88.2
      Gross Profit                                    10.8        8.4        9.0         9.8       11.7        10.5      11.8
      Selling, General & Administrative Expenses       8.9        8.6        8.3        12.7       13.2        11.7      12.3
      Income (Loss)  from Operations                   1.9       (0.2)       0.7        (2.9)      (1.5)       (0.1)     (0.5)
      Interest Expense                                (0.7)      (0.7)      (0.6)       (0.8)      (0.5)       (0.5)     (0.7)
      Interest Income                                  0.0        0.1        0.0         0.1        0.1         0.0       0.2
      Other Income (Expense)                           0.0        0.1       (0.0)       (0.9)       0.2        (0.1)     (0.1)
      Loss of uMember on equity basis                   --         --         --          --         --          --      (1.1)
      Gain on shares sold in uMember                    --         --         --          --         --          --       2.6
      Income (Loss) Before Taxes                       1.2       (0.7)       0.1        (4.5)      (1.7)       (0.7)      0.2
      Benefit (Provision) for Income Taxes            (0.5)       0.2       (0.0)        0.9        0.0         0.0       0.0
      Net Income (Loss)                                0.7%      -0.5%       0.1%       -3.6%      -1.7%       -0.7%      0.2%


INTERIM PERIOD

COMPARISON OF THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999.

        NET SALES. During the second quarter of 2000 net sales were $45.5 million compared to $42.6 million for the comparable period in 1999. This is an increase of $2.9 million or 6.8%. This was primarily attributable to the acquisition of Pacific Online, purchased on June 5, 2000 which accounted for $5.0 million of the growth offset by a decrease of $<2.3> million in current business of Wareforce. This decrease was primarily due to the loss of software licensing revenue caused by the expiration of the State of Florida Microsoft Contract and the termination of our LAR (Large Account Reseller) agreement with Microsoft as of June 30, 2000. The loss of this revenue is not expected to materially affect the Company due to the low margins of this business. The increase in revenues of $2.9 million was achieved primarily by a $7.4 million increase in hardware, and a $<5.9> million decrease in software licensing. Revenue in software, service and web development accounted for the remaining $1.4 million increase.

        Net sales for the six months ended June 30, 2000, were $82.9 million compared to $70.8 million for the comparable period in 1999. This is an increase of $12.1 million or 17.1%. This increase is attributable as follows: $5.0 million due to the acquisition of Pacific Online, $3.4 million due to the increase sales to an existing Wareforce customer, $3.5 million due to including Kennsco for six months in 2000 and only three months in 1999, and $0.2 million due to the asset purchase and liability assumption of Westech, a web development company acquired on May 15, 2000.

        GROSS PROFIT. As a percentage of net sales our gross profit margin (GPM) during the second quarter of 2000 was 13.0% compared to 12.4% for the same period in 1999. There were a number of compensating changes contributing to the margin. At the end of 1999 Apple changed their business model and no longer used outside contractors to augment their sales force. This resulted in a change of $<0.9> million in gross margin or <2.2> percentage points of GPM. An increase in gross margin of $1.3 million for hardware or 2.5 percentage points more than offset this decrease. The better hardware GPM was due to higher manufacturer rebates in 2000 compared to 1999. A true up of rebate accruals during June 2000 of $0.7 million contributed 1.3 percentage points to the GPM. Technical service margins contributed <0.7> percentage points less in 2000 than they did in 1999. This was due to increased competition in the technical services marketplace. Increased competition in the software licensing business accounted for a $<0.3> million reduction or a <0.7> percentage point decrease. Overall these changes increased the overall margin by 0.5 percentage points.

        For the six months ended June 30, 2000 our gross margin was 11.8% compared to 11.6% for the same period last year. The .2% improvement for the six months was primarily due to improved hardware gross margins and an accrual reversal in the second quarter.

        SELLING, GENERAL, & ADMINISTRATIVE EXPENSES (SG&A). SG&A increased to 12.3% from 11.7%, as a percentage of sales, compared to the comparable periods in 1999. This increase of $0.7 million is primarily due to following: Expenses incurred in preparing for entry into the European marketplace accounted for $0.3 million, the hiring of senior management in the quarter into previously vacant positions including a new President, Chief Information Officer, and Corporate Controller accounted for $0.2 million, increased information systems costs to enhance our information technology infrastructure added $0.1 million and the acquisition of Westech, a web development company added $0.1 million.

        INTEREST EXPENSE. Interest expense increased to $259,000 from $176,000 in the three months ended June 30, 2000 over the comparable period in 1999. Approximately $48,000 was due to increased borrowing and $35,000 was due to increased interest rate from 7.75% per annum in 1999 rising to 9.5% per annum in 2000. The increased borrowing is due to hardware being a higher percentage of the business in 2000 and an increase in deferred compensation arising from higher rebates for the hardware business. The manufacturers pay their rebates slower than the terms we receive from the distributors.

        For the six months ended June 30, 2000 interest expense increased to $566,000 from $321,000 over the comparable period in 1999. Approximately $145,000 was due to increased borrowing and $100,000 was due to increased interest rates from 7.75% per annum in 1999 rising to 9.5% per annum in 2000.

        EQUITY IN NET LOSS OF UMEMBER. Loss of uMember accounted for on the equity method was $<949,000> for the six months ended June 30, 2000. In the comparable periods in 1999 uMember was a consolidated subsidiary and therefore was not accounted for on an equity method.

        For the six months ended June 30, 2000 gain on shares sold in uMember was the result of a one-time sale of 1,085,000 shares of uMember common stock held by Wareforce. The proceeds of the sale approximated $2.3 million, net of selling costs.

FISCAL YEARS

TWELVE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1998.

        Between September 1998 and March 1999, Wareforce consummated three acquisitions which more than doubled the size of the company. Two of the acquisitions were recorded as purchases and the other an exchange of stock for a 70% interest and a commitment to fund start-up operations for an e-commerce company.

        NET REVENUE. In 1999, revenues increased to $148 million from $89 million the previous year, an increase of $59 million. This included a full year of revenues for CY compared to four months $20 million in 1998, and nine months of revenues for the acquisition of Kennsco in March of 1999. CY and Kennsco accounted for $66.0 and $12.6 million of revenues in the twelve months ended December 31, 1999, respectively. Wareforce revenues grew slightly. The start-up company, uMember, had no revenues in 1999.

        GROSS PROFIT. The gross profit increased, as a percentage of revenue, to 11.7%, or $17.4 million, in 1999 from 9.9%, or $8.8 million in 1998. This is attributable not only to the acquisitions but also to the mix of business. The mix continues to evolve where the company is offering and focusing its attention on value added services such as technical support, configuration design, and installation and maintenance of networks. These types of services have generally demanded higher margins. This is evident especially with the acquisition of Kennsco, where their contribution to the increase added 1.5% in 1999 to the overall consolidated margin.

        In dollar terms, the $8.6 million increase in gross profit between 1999 and 1998, CY generated $4.3 million, Kennsco added $3.5 million and Wareforce made up the balance.

        OPERATING EXPENSES. Sales, general and administrative expenses were 13.2% of net sales or $19.5 million for the twelve months ended December 31, 1999, compared to 12.7% or $11.3 million for the same period in 1998. As a percentage of revenue, sales, general and administrative expense increased slightly by 0.5%, while in dollar terms the increase was $8.2 million.

        The increases are primarily a result of the aforementioned acquisitions. CY added $2.4 million, Kennsco added $3.6 million, uMember, our e-commerce startup, added $840,000, and Wareforce added the balance of $1.3 million, which includes a significant increase in bad debt charges of $250,000 due to credit card fraud experienced in 1999.

        Without uMember, operating expenses would have been 12.6% in 1999, compared to 12.7% in 1998.

        The expenses at CY and Kennsco will be ongoing in the future. They are necessary to support the sales offices and additional revenues that the acquisitions contribute. uMember expenses will grow significantly as it continues the development of its website and implements its business strategy.

        INTEREST EXPENSE. Interest expense increased to $753,000 in 1999 compared to $692,000 in 1998, a $61,000 or 8.8% increase. This increase was well in keeping with our 67% increase in revenue. This was due to an increase in our borrowing against our line of credit to purchase inventory with the acquisitions of CY and Kennsco rather than interest rate increases.

        OTHER INCOME/EXPENSES. From 1998 to 1999, other income/expense went from a net expense position to a net income position, or a positive change of $1.1 million. This is due to incurring one-time expenses in connection with raising $6 million in financing in 1998, there being no such charge in 1999, and the recognition of the 30% minority interest against uMember's operating expenses, or about $252,000 in 1999.

FISCAL YEARS

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997

        NET REVENUE. Our revenues increased 11.7% from $79.6 million for the twelve months ended December 31, 1997 to $88.9 million in the twelve months ended December 31, 1998. This increase was largely attributable to the acquisition of CY. Without CY, Wareforce revenues would have decreased by $10.8 million from $79.6 million to $68.8 million due to the expiration of a contract with Southern California Edison, which represented 24.5 percent of total revenues in 1997 and 4.4 percent in 1998.

        GROSS PROFIT. Total gross profit was 9.9% of revenues, or $8.8 million, for 1998, compared to $7.2 million, or 9.0%, of revenues in 1997. The gross profit increase of $1.6 million is due to the following: The acquisition of CY contributed $2.2 million to the increase; the decline in sales, primarily due to a loss of a major customer for Wareforce, contributed $(1.2) million decrease offset by a $600,000 increase contribution of a full year of the Apple contract. We act as a sales agent for Apple Computer and are paid a commission based on Apple's sales in the five-state territory. This sales agent program began in May 1997. The contract with Apple runs through December 31 of each year and is renewable at Apple's discretion. (The contract was not renewed at December 31, 1999.) The gross profit as a percent of net revenues increased to 9.9% from 9.0%. This is due in part to the increasing percentage of our net sales from higher margin technical services. These services often command gross profit margins of 25% to 40%, depending on the type of services performed.

        OPERATING EXPENSES. Sales, general and administrative expenditures increased to $11.3 million or 12.7% of sales in 1998 from $6.6 million or 8.3% of net sales in 1997, an increase of $4.7 million. The majority of this increase, $2.7 million or 57%, is due to the acquisition and integration of CY as of September 1998. CY operates three sales offices. Subsequent to the acquisition, the ongoing cost of these offices plus the administrative expenses to support these offices is expected to be approximately $580,000 per month or $2.3 million for a four-month period. This is a savings of $100,000 per month compared to the four-month cost of $2.7 million in 1998. The remaining $2.0 million increase is due to the following: $800,000 in expenses were associated with the development of our structure to support acquisitions and operate as a public company; $500,000 for the opening of two sales offices on the East Coast of which $400,000 was compensation; $300,000 for the hiring of six salesmen for selling to state and local governments; another $300,000 for increasing our technical services capabilities, which included $263,000 in compensation, $12,000 for training and the remaining costs for travel, auto expense and other miscellaneous expenses. The e-commerce costs were roughly $100,000. These included employee compensation of $70,000 and the remaining costs were depreciation of hardware purchased for the site.

        OTHER EXPENSES increased to $842,000 in 1998 from $7,000 in 1997 primarily due to one-time expenses associated with the raising of $6.0 million in financing for 1998.

        NET INTEREST EXPENSE increased to $551,000 in 1998 from $491,000 in 1997, a $60,000 or 12% increase. This increase was in keeping with a 12% increase in sales. The majority of interest expense was due to borrowing against our credit line used to purchase inventory.

LIQUIDITY AND CAPITAL RESOURCES

        From inception through 1997, operations have been financed primarily through credit from vendors and manufacturers as well as from traditional revolving credit lines that are maintained with various financing companies. Prior to August 27, 2000 we had a $30 million line of credit with Congress Financial Corp. (Western) with an underlying financing facility with Nations Bank. Congress extended the facility for six months to February 27, 2001, but as Nations pulled out of this line of financing we obtained the underlying facility with Deutsche Financial Services. Prior to February 27, 2001 we will seek a new lender to replace the current financing facility with Congress. There can be no assurance that a new lender can be found or a new facility obtained. Failure to obtain a new credit line will have severe consequences for us.

        The actual level of borrowing capacity under our line of credit is based on the quantity and quality of our inventory and accounts receivable. Advances under the terms of the credit line agreement are limited to the sum of 85% of eligible accounts receivable plus 75% of eligible inventory. Interest is payable at the finance company's prime rate (9.50% at June 30, 2000) and may be raised to the prime rate plus two percent under certain conditions. Advances under the flooring line are based upon qualified inventory purchases and bear no interest for 30 days. Interest is charged at a rate of 1.5% per month for payments we make beyond the initial 30-day period. Typically, we settle our inventory flooring plan payments within the 30-day period.

        Our borrowings are also subject to certain covenants. Pursuant to the line of credit, we are required to maintain financial covenants related to our loans to our officers and a minimum net worth of $3.5 million. These covenants were amended in March 1999, effective December 31, 1998, and again in December 1999, effective August 31,1999. An additional amendment in March 1999 provided for a $2 million revolving sub-facility for Kennsco under the same terms as the original loan agreement. As of June 30, 2000, we were in compliance with the amended covenants.

        The credit facility with Congress Financial is secured by substantially all of our assets and is personally guaranteed by our CEO, who is also the major stockholder of the Company, in the amount of $1.5 million. Our CEO has also guaranteed the underlying inventory flooring facility with Deutsche. Total outstanding borrowings under the line of credit were $24.2 million as of June 30, 2000.

        In March 1998, Wareforce Incorporated issued in aggregate $6.0 million of 12% subordinated, convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year (the 1998 Convertible Subordinated Debenture). Wareforce paid approximately $900,000 to a third party in connection with raising these funds. During June 1998, the $6.0 million was converted into equity in exchange for 2.0 million shares of Wareforce Incorporated common stock. The proceeds of the debentures were used for the acquisition of CY, a loan to Mr. Rechtman to acquire the shares of Wareforce then held by Ms. Gabriel, his ex-wife, and general working capital purposes.

        In January and February 1999, we issued 600,000 restricted shares of our common stock in a private placement for $2.4 million (the 1999 Private Equity Placement). We paid approximately $250,000 to a third party in connection with raising these funds. The proceeds from this placement were used primarily to complete our asset purchase of Kennsco, funding start-up costs for uMember.com and general working capital purposes.

        On October 24, 2000, the Company entered into a Securities Purchase Agreement whereby it agreed to sell 704,225 restricted shares of its common stock at $0.85 per share, calculated at the average of the closing bid price of the Company's common stock during the ten trading days immediately preceding the signing of the agreement, to a European investment fund. As part of the agreement, the Company agreed to issue to the fund 400,000 warrants, exercisable over one year, to purchase shares of the Company's common stock at $0.85 each. The payment for the shares and their subsequent issuance, along with the issuance of the warrants, is to take place in three equal installments, on October 24, 2000, December 7, 2000, and October 20, 2001. As part of the agreement, the Company has agreed to use $600,000 of the proceeds of the sale of stock for a loan to uMember.com, Inc., a related entity, of which the Company currently owns approximately 40%. In addition to lending uMember the proceeds from the sale of these shares, the Company, as part of the loan agreement, has agreed to lend to uMember an additional $600,000. The Company may not be required to distribute any of this additional $600,000 in the first ninety (90) days after the effective date of Agreement; and (ii) the Company may not be required to distribute more than $75,000 in any single month in which such funds are distributed. One half of the loan matures in one year, with the other one half becoming a term loan at the end of the first one-year period. The loan is priced at prime plus one percent.

        Working capital improved during the six months from ($6.5) million at December 31, 1999 to ($0.4) million at June 30, 2000. The Company used $<9.1> million in cash from operations for the six months ended June 30, 2000 compared to $<9.4> million used in operations during the six months ended June 30, 1999. The month of June typically is a larger sales month than other months because it is fiscal year end for a couple of our larger customers. Because of this, a significant amount of capital is tied up in accounts receivable at month end.

        The Company's investing activities during the six months ended June 30, 2000 generated cash of $0.5 million. The sale of 1,085,000 shares of uMember held by Wareforce generated $2.3 million net of selling costs. This was offset by the purchase of Pacific Online, which was paid, in part, by $1.3 million in cash. Another $0.5 million was used for the purchase of property and equipment. In the comparable six months of 1999, $0.8 million cash was used in the acquisition of Kennsco, and $0.6 million was used to acquire property and equipment.

        Net cash provided by financing activities in the six months ended June 30, 2000 was $11.0 million. It raised $1.9 million by the exercise of warrants. Increased borrowing on the line of credit was $5.6 million and long term debt increased by $0.2 million. Net cash provided by financing activities for the six months ended June 30, 1999 was $10.3 million. The primary source of this financing activity was the borrowing of $8.3 million against the line of credit coupled with the $2.2 million equity placement. The large increase in the line of credit was needed to fund the increase in accounts receivable for the month of June. Additionally, on May 2, 2000 we finalized the sale of $3.2 million, net of cash selling costs, 454,545 redeemable convertible preferred shares with a 6% coupon payable semi-annually in a private placement. In addition, we issued 64,167 shares of common stock and 182,354 warrants to purchase shares of common stock at $4.19 per share as finder's fees in connection with the private placement. The preferred shares are convertible to common shares based on a series of formulas at the lesser of 150% of the common stock average bid price on the closing date or 95% to 107% of the bid price at the time of conversion depending on the time held. The preferred shares are to be registered within 120 days of the closing date. The preferred shares are not convertible for a period of nine months if the closing bid price is below $4.25. The preferred shares must be converted to common shares at the end of three years. Also included are 116,667 five-year warrants convertible at $4.19 per share, which was 125% of the bid price on the closing date, as defined. The cash raised through the issuance of these preferred shares is being used for acquisitions and working capital.

        We anticipate that we will need additional equity investments in the future to continue our acquisition strategy as well as to fund general working capital. There can be no assurance that such investments will be obtained. If they are not, we will be materially, negatively affected.

        Our credit facility will expire on February 27, 2001. The bank has notified us that it will not be renewing the facility. We are in the process of seeking a new lender to replace the current financing facility. There can be no assurance that a new lender can be found or a new facility obtained. Failure to obtain a new credit line will have severe consequences to us.

        Many factors relating to obtaining financing are beyond our control. Decreases or material limitations on the amount of borrowings available to us under our line of credit or other financing arrangements, inability to secure financing facilities such as floor plan financing provided by manufacturers and vendors, will adversely affect the Company's ability to fill sales orders and/or increase our sales. It will also adversely affect our financial position and operating results. We cannot guarantee that our creditors will continue to extend credit to us in the amounts they currently do.

        We have been advised by our independent public accountants that, if we are unable to obtain a new financing facility prior to the completion of their audit (which will occur around February 27, 2001) of our financial statements for the year ending December 31, 2000, their auditors' report on those financial statements will be qualified as being subject to the ultimate outcome of that contingency.

YEAR 2000 COMPLIANCE

        We suffered no material interruptions to our business due to Year 2000 compliance issues, nor have any of our vendors or customers informed us that they were materially affected.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk from changes in interest rates primarily as a result of its borrowings under its line of credit. Our line of credit bears interest at the prime rate publicly announced by First Union National Bank and can be raised to prime plus two percent. Assuming an increase of one-half a percentage point on July 1, 2000 and no change in the outstanding borrowings under the lines of credit at June 30, 2000, interest expense would increase by approximately $61,000 for fiscal year 2000.


NEW AUTHORATIVE PRONOUNCEMENTS

        In December 1999, SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) was issued. SAB 101 summarizes generally accepted accounting principles relating to revenue recognition in financial statements. Its adoption has been delayed to the fourth quarter of 2000. We believe it will not have a material impact on our financial position or results of operations.

                                   THE COMPANY

OUR HISTORY AND DEVELOPMENT

        Wareforce.com, Inc., a Nevada corporation, is currently engaged in the business of providing information technology services. We were originally incorporated under the laws of the State of Nevada on June 27, 1995, under the name of Jolley Vending, Inc., to engage in the vending machine business. Jolley completed a public offering on January 21, 1997 under Rule 504 of Regulation D. In July 1998, we discontinued operations with respect to the vending machine business and then entered into an agreement and plan of reorganization with Wareforce Incorporated pursuant to which we forward-split our common stock on a
1.85 for 1 basis, and then issued 9,025,000 post-split shares of our authorized but previously unissued common stock to acquire all the issued and outstanding stock of Wareforce in a stock for stock exchange. As part of the acquisition, we changed our name to Wareforce One, Inc. (which was subsequently changed to Wareforce.com, Inc. in January 1999) and declared a distribution of Series A and B warrants, to our common stockholders of record as of July 13, 1998, immediately prior to the acquisition. (After repricing, the exercising of the warrants raised approximately $1.8 million for the Company.)

OUR BACKGROUND AND BUSINESS

        Wareforce Incorporated was originally incorporated in 1985 as a company to sell technology products, based in El Segundo, California, a suburb of Los Angeles. Mr. Rechtman and his then-wife Anita Gabriel assumed control of Wareforce Incorporated in 1990, with Mr. Rechtman serving as President and Ms. Gabriel as CEO. At that time, Wareforce Incorporated management set a goal of becoming a complete information technology solution provider by adding valuable certifications from leading hardware and peripherals manufacturers. Management also sought to develop a comprehensive information technology services and support division. Revenues have grown at a compound annualized rate of 60%. Net revenues increased from $2 million in 1990 to $148.3 million in 1999 through both internal growth and, more recently, through acquisitions. From its founding in 1985 until its acquisition by Jolley in August 1998, Wareforce Incorporated was a privately held corporation and operated under the name of Wareforce, Incorporated. Ms. Gabriel resigned all her positions with Wareforce Incorporated in February 1998 upon her sale of her shares in Wareforce Incorporated to Mr. Rechtman. See "Management" and "Related Transactions." On January 12, 1999, our board of directors approved the changing of our name from Wareforce One, Inc., to Wareforce.com, Inc. The move reflected our strategy to enhance our electronic commerce offerings by selling information technology products via our website as well as through traditional channels such as direct sales and over the telephone. We believe that our integrated electronic commerce offerings are fast and efficient and may reduce our customers' procurement costs. Our current Internet-based virtual computer products' warehouse represents 140,000 different products from over 900 industry-leading vendors. We expect to attract new customers to our electronic commerce procurement site as well as lower the costs of servicing existing clients by automating much of the purchase, status and invoicing processes.

        As a result of our September 1998 acquisition of CY, our March 1999 purchase of the assets of Kennsco, our asset acquisition and assumption of liabilities of Westech in May 2000, and our June 2000 purchase of certain assets and the assumption of certain liabilities of Online, we currently have a sales presence in approximately 30 U.S. cities and have approximately 400 employees and 60 independent contractor computer technicians working for us.

GROWTH STRATEGY

        We intend to pursue additional acquisitions of information technology services businesses and electronic commerce companies. We expect this to broaden our service offerings; add technical and sales personnel; increase our presence in existing markets; expand our reach into new geographic markets in the U.S. and Europe; improve our operating efficiencies through economies of scale; and cement strategic vendor and customer relationships. We cannot however, guarantee that we can find suitable acquisition candidates or that, if we do, we can acquire them on favorable terms.

CY ACQUISITION

        As part of management's strategy to aggressively grow technical services and increase its local market share in Southern California, we completed the strategic acquisition of CY in September of 1998. CY is a technical service and computer sales firm based in Los Angeles that generated revenues of approximately $64.5 million for the twelve months ended December 31, 1998. This marks a 14.5% growth rate from 1997 when their sales volume reached $56.3 million. CY brought us a large, complimentary customer base, an enhanced presence in the government and corporate market segments, expanded technical service offerings, and experienced sales, technical and professional staff. CY customers include: Los Angeles County, Universal Studios and Arco. CY was operationally integrated into Wareforce.com in January 1999. The integration in 1998 resulted in the elimination of approximately 40 redundant staffing positions. During the first quarter of 2000, CY was legally dissolved and its operations consolidated into Wareforce.


uMEMBER.COM ACQUISITION AND SPINOFF

        In early 1999, we acquired 70% of the common stock of uMember.com, a membership-based electronic shopping and auction Internet destination website. The terms of our acquisition required us to issue 30,000 shares of our common stock to the four founders of uMember.com as well require us to fund up to $1.0 million of uMember.com's initial operations and development costs.

        uMember.com expects its members to benefit from volume discounts negotiated with manufacturers and service providers. It expects to offer consumer products and services for sale and auction ranging from computers, consumer electronics and jewelry to travel and personal financial services. uMember.com expects prices to be competitive with those of uBid.com, Onsale.com and other online suppliers. uMember expects its revenues from the uMember.com venture to be generated through advertising, marketing development funds provided by product vendors, transaction fees and online sales.

        In February and March 2000, uMember sold 2,000,000 shares of common stock, in a private placement, at an issue price of $2.50 per share for net proceeds of approximately $3.8 million. This transaction was part of an agreement entered into in January 2000 with Art Cards, Inc. (AC), a Colorado corporation in which AC acquired all of the outstanding common stock of uMember in exchange for 15,000,000 restricted shares of AC. The transaction will be accounted for as a reverse merger acquisition, which results in a recapitalization of uMember in as much as it is deemed to be the acquiring entity for accounting purposes. Additionally, in March 2000 we agreed to cover over subscriptions in the private placement by privately selling 1,085,000 of our shares in uMember for $2.50 per share, for net proceeds to us of approximately $2.3 million. Our ownership in uMember was diluted by the post reverse merger and private placement from 70% as of December 31, 1999 to 39%. The recording of these transactions resulted in an increase $2,069,000 in our investment in uMember, which has been recorded in equity under Staff Accounting Bulletin 51 (SAB 51), "Accounting for Sales of Stock by a Subsidiary." SAB 51 requires that the difference between the carrying amount of the parent's investment in the subsidiary and the underlying net book value of the subsidiary, after the stock issuance transaction by the subsidiary, be reflected as a gain or loss in the consolidated financial statements, or as a capital transaction. As a result of the reduction in ownership percentage, uMember was unconsolidated as of March 16, 2000 and is now being accounted for under the equity method of accounting.

KENNSCO ACQUISITION

        In March 1999, we completed the asset purchase and assumption of liabilities of Kennsco, a technical services company with revenues of approximately $18 million in fiscal 1998. The purchase consisted of a combination of $750,000 in cash, a $250,000 note payable in common stock and the assumption of approximately $4,421,000 in liabilities. The assets purchased included current assets, fixed assets and other assets. Liabilities assumed included a line of credit and other liabilities. Kennsco, based in Minneapolis, Minnesota, held technical service contracts in Florida, Minnesota, Illinois and seven other Midwestern states and employed approximately 90 professionals company-wide. The technical services we acquired from Kennsco include on-site maintenance for desktop and midrange computer equipment; depot repair; and network design, installation and maintenance. Virtually all Kennsco contracts have been assigned to, or assumed by, us. We also hired virtually all of Kennsco's employees. The acquisition greatly expands our sales and service offerings in Florida, where we hold an exclusive Microsoft Select product contract for government and higher education users. It also strengthens our midwestern presence as a technical service provider and enhances our ability to provide nationwide technical services and support to our customers' field offices throughout the U.S. The transaction also gives us ownership of Kennsco's Leasing Division, which expands our ability to lease computer equipment directly to end-users. Kennsco currently operates as a division of Wareforce under the name Kennsco Technical Services. Kennsco also sells some of its services though the distribution channel under the NexServices brand.


WESTECH ACQUISITION

        On May 16, 2000, we finalized our purchase of certain assets and assumption of certain liabilities of Western Technologies Group, LLC (Westec) of Corona, California. Westech is a rapidly growing Internet developer and provider of online procurement applications, full desktop development and website hosting. It specializes in developing websites for e-commerce companies. The purchase price consists entirely of the assumption of certain liabilities, which total approximately $500,000 in exchange for assets. The purchase will be treated as an asset purchase with an assumption of all liabilities.


ONLINE ACQUISITION

        On June 9, 2000, we completed the purchase of certain assets and assumption of certain liabilities of Pacific Online Computers, Inc. d/b/a Online Connecting Point, a regional enterprise technology management firm with revenues of approximately $61 million in fiscal 1999. The purchase consisted of a combination of $1.3 million in cash, a $1.2 million note payable and the assumption of approximately $160,000 in liabilities. The note payable is contingent upon meeting certain performance requirements (as defined in the agreement). The calculation is done monthly with a maximum earn out of $25,000 per month through October 2002. As of June 30, 2000 the note payable has not been recorded as part of the purchase price. The assets purchased included fixed and intangibles assets. Liabilities assumed were the accrued vacation of Online employees that we hired. Online is Southern California-based and provides businesses with hardware configuration, customer software image management, product delivery and maintenance. We assumed Online's customer contracts and employed virtually all of their approximately 120 employees. The majority of these employees are technical service employees, working onsite at customer locations. We believe that the Online acquisition strengthens both our Southern California presence as well as our ability to offer technical services.


CUSTOMERS

        In fiscal 1999, we had a customer base of about 800 active customers. Our largest 24 customers represented 81% of our total 1999 consolidated revenues. Of these, 14 of them, or 58%, were repeat customers. Many clients have been active customers for three or more years. Over 50% of our revenues are derived from exclusive or limited sales contracts, including our top two customers. A sample list of customers includes: SBC Communications Inc. (Pacific
Bell), Universal Studios, Inc., LA Cellular, Arco, The Boeing Company, the State of California, the State of Florida, Los Angeles County and the University of California University school system. One customer, the State of Florida represented greater than 10% of our net revenues during both fiscal 1999 and 1998. During fiscal year 1999 and 1998, sales to the State of Florida totaled approximately $23.1 million and $19.6 million, or approximately 17% and 22%, respectively, of net revenues for the period. During fiscal year 1999, sales to Los Angeles County totaled approximately $35.9 million or approximately 26%.

        No other customers comprised greater than 10% of net revenues during fiscal 1999. Many of these customers have numerous departments, divisions and end users. They are usually authorized to make independent purchase decisions and to establish discrete, billable accounts. For example, Wareforce.com serves over 50 different operating departments within Los Angeles County alone. In certain instances, Wareforce.com has exclusive or limited competition sales contracts with customers that generally cover the procurement of products and services over a one-to-three year period and may contain one or more one-year renewals. These contracts are subject to the customers' rights to terminate the contract upon notice. Payment terms with substantially all of our customers are net 30 days. Although customer arrangements vary, we generally give customers return (for credit or, in limited cases, refunds) and exchange privileges. These are usually limited to 20 calendar days for stock hardware and software products and defective or damaged products.

        In March 2000 the State of Florida notified us that it would not be renewing its licensing contract. The contract represented approximately 17% of our revenues for the year ended December 31, 1999. To date the loss of this contract has not had a material impact on our financial position or results of operations nor do we believe it will materially impact us in the future.

SALES AND MARKETING

        We generally sell and market to three types of customers: Corporate (mid-size, large and Fortune 1,000); Government (State & County); and Education (K-12 and Higher Education). To these customers, we will sell both products and technical services. In fiscal 1999, the percentage of our revenues from each of these types of customers was approximately 48.7% to corporate customers, 44.5% to Government customers and 6.8% to Education customers. Our sales team consists of inside and outside sales representatives and customer support personnel, all of whom generate business via direct sales calls, telephone, fax, e-mail and via our electronic commerce website. Sales personnel have access to real-time pricing and availability from the two industry-leading distributors of computer products, Ingram Micro and Tech Data via electronic links. Management believes that it will generate additional sales while lowering operating costs through sales via electronic commerce on its website. Although we are highly reliant on various automated systems, we attempt to maintain a high level of personal interaction with customers to ensure the highest level of customer service possible.

SUPPLIERS

        We rely on manufacturers and third-party vendors, including distributors and aggregators of computer hardware, software and peripherals to develop, manufacture and supply all of the computer components we sell and service. We procure computer equipment through relationships and alliances with the nation's largest distributors of computer products, Ingram Micro Inc. Merisel Inc., and Tech Data Corporation and with the nation's largest aggregators of computer products, Ingram Alliance, a division of Ingram Micro, and Cutting Edge (formerly Inacom Corporation). These alliances enable us to provide customers with a wide selection of products without subjecting us to many of the risks and costs of maintaining high levels of inventory. As part of our integrated electronic commerce solution, we download daily product pricing, availability and shipping data directly from Ingram-provided virtually real time. Management believes that this tight integration with vendors allows us to provide the quickest, most accurate procurement services possible. Purchases from aggregators and distributors Ingram Micro, and Tech Data accounted for 31% and 10% respectively of our aggregate purchases for the 12 months ended December 31, 1999. Certain suppliers provide us with trade credit as well as substantial incentives in the form of discounts, rebates and cooperative advertising. Substantially all of our contracts with our suppliers are terminable upon 30 days notice or less and several contain minimum volume requirements as a condition to providing discounts to us.

        In addition to our relationships and alliances with aggregators and distributors, we maintain standard authorization dealership agreements directly with many leading manufacturers of computer hardware and software. Under the terms of these agreements, we are authorized to resell to end-users and provide, in certain cases, warranty service on the products of such manufacturers. Our status as an authorized dealer is essential to the operation of our business. In general, the agreements do not require minimum purchases and include termination provisions ranging from immediate termination to termination upon 90 days prior written notice. We generally do not purchase products directly from these manufacturers because we believe that our distributors and aggregators provide us with several advantages, including competitive pricing, limited inventory risk, ready product availability, product quality assurance and access to the various vendors that may be required on a particular project. There was no single hardware manufacturer from whom we purchased directly more than 10% of our total purchases in the year ended December 31, 1999. However, we had two hardware manufacturers, Dell Computer Corporation and Yamaha Corporation, which accounted for approximately 8% and 2% of our purchases for the year ended December 31, 1999, and for which their products may only be purchased directly from them. Additionally Wareforce purchases Microsoft product licenses directly from Microsoft. Direct purchases accounted for 17% of total purchases for the year ended December 31, 1999 and 9.4% for the six month period ended June 30, 2000. Until June 2000 we were a Microsoft Large Account Reseller (LAR). Our LAR status entitled us to purchase directly from Microsoft. We now purchase Microsoft products through various distributors. We do not believe that the loss of our LAR status will have any material financial impact on us in the future.

DISTRIBUTION

        Our main distribution site is located in Manhattan Beach, California. We also have a satellite distribution site in Irvine, California that was acquired through our Online acquisition. We also have a small amount of inventory on hand in its regional offices to serve the unique needs of the local customer base. However, greater than 95% of our inventory is maintained at our Manhattan Beach distribution center. We have invested considerable sums to automate and streamline our ordering and distribution process. When an order is entered into the system, a credit check or credit card verification is performed, and if approved, is electronically transmitted to the purchasing department to process. If the requested item is on hand in inventory, the order is electronically transmitted to the warehouse area and a packing slip is printed for order fulfillment. If the product is not in stock, a purchase order is submitted with a vendor/manufacturer and is either drop shipped (supplier ships directly to the customer) or is received by our distribution facility for subsequent delivery to the customer via UPS, FedEx or one of the our own delivery vehicles. In general, we do not order any product unless it has received a confirmed sales order from a customer. We currently conduct the majority of business via direct shipment from distributor to customer. This is commonly referred to as drop shipping. Upon request, orders may be delivered directly by our own delivery vehicles for distances typically less than 50 miles. However, certain customers and types of transactions require, from time to time, us to purchase a limited amount of inventory with intention of reselling such merchandise within 30 - 60 days.

COMPETITION

        We operate in a segment of the information technology industry that is highly competitive. We compete primarily in the United States, specifically in California, the mid-western states and Florida. We compete with a large number and variety of resellers of computer hardware and software and technical service provides. Our competition includes computer retailers, computer superstores, consumer electronics and office supply superstores, mass merchandisers corporate resellers, value-added resellers, specialty retailers, distributors, franchisers, mail order and web-based retailers and online auction companies. Many of our competitors have significantly greater financial resources than us. Specifically, in the technical services segment, we compete against two basic types of companies: those that specialize in providing consulting and technical services such as GE Information Services, a part of the General Electric Company, Electronic Data Systems Corporation, Computer Science Corporation and BancTec, Inc., and those that provide hardware and/or software procurement in addition to technical services and support. Companies in the latter category include CompuCom Systems, Inc., Entex Information Services, Inc., and En Pointe Technologies Inc. In the computer hardware segment, we compete not only with the large computer resellers and technical services firms mentioned above but also with companies that primarily specialize in the resale of computer hardware products or have significant computer sales. Competitors in this segment include: CDW Computer Centers, Inc., Micro Warehouse Inc., CompUSA Inc. and Office Depot, Inc. In addition, we compete with manufacturers such as Compaq Computer, who sell directly to end-users as well as to wholesale distributors and resellers. We also compete with direct marketing and build-to-order computer suppliers such Dell and Gateway 2000, Inc., both of whom sell directly to end-users, and increasingly, directly to businesses. Most recently, we have faced competition in the hardware segment from online web merchants such as Buycomp.com as well as from combination distributor-resellers of computer equipment such as TechBuyer.com and pcOrder.com. We also face competition from online auction sites such as Onsale.com, eBay.com and Yahoo! Auctions that sell new, refurbished and closeout computer products, often at or below wholesale cost, in efforts to build market share.

        Through our acquisition of Online, we acquired intellectual property rights in Online's electronic order entry and workflow tracking system called OpsTrack. We believe OpsTrack will give us competitive advantages in giving our customers electronic tools to order from us, check their order status electronically and track workflow. Online has successfully implemented OpsTrack at one major customer site and we anticipate rolling it out to other select customers in September 2000. We do not own any other intellectual property rights. We are authorized to service and sell a wide range of third party software products including those from most leading software manufacturers, including Microsoft and Novell. These products are licensed by the customers we serve and not by us (except where we license the products for our own internal use). We do license our primary sales and accounting software from Cove Systems, Incorporated. The loss of our right to use Cove's products could seriously impair our business. Our license arrangement with Cove is informal and not in writing. We have maintained relations with Cove for the past five years and believe our relations are good.

        In the software and software licensing segment, we compete with many of the hardware resellers mentioned above as well as organizations that specialize in only software sales such as Softmart Management Services, Inc., Software Spectrum, Inc., Softwarehouse, ASAP Software Express, Inc., and Egghead.com, Inc.. Many of these vendors operate mail order, telemarketing and online websites as part of their sales and marketing strategy. Due to the increasing commoditization of computer products, many of our competitors compete principally on the basis of price, and may, from time to time, sell products at or below wholesale cost in an effort to increase volume and market share. The proliferation of manufacturers, suppliers and resellers and highly competitive pricing has caused the prices of component parts such as microprocessors, hard drives, and RAM to fall, thus driving retail prices lower as well. The trend of declining prices is expected to continue in the future. Falling prices and increasing competition have driven, and are expected to continue to drive, average gross profit margins lower, making it more difficult to generate the same revenue and gross profit dollars for a given level of unit sales volume.

        In addition, our industry is characterized by abrupt changes in technology, associated inventory and product obsolescence, rapid changes in consumer preferences, short product life cycles and evolving industry standards. We believe that our competitive advantages include the ability to provide competitive prices, superior product selection and quick delivery response time. If we fail to compete favorably with respect to any of these factors, our business, financial position, results of operations and cash flows would be materially and adversely affected.

        In response to the severe margin pressure in the computer hardware and software segments, we and some of our competitors have aggressively focused one expanding technical services offerings which offers value-added products and services, higher gross margins, greater differentiation from competitors and increased customer loyalty.


EMPLOYEES

        As of October 20, 2000, we had approximately 455 employees and 40 independent contractors. We believe that our ability to recruit and retain highly skilled sales, technical and management personnel will be critical to our ability to execute our business model and growth strategy. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are good.


FACILITIES

        Our executive offices and principal administrative, marketing and sale operations are located in a leased facility in El Segundo, California, approximately 15 miles from downtown Los Angeles. In addition, we lease space in Manhattan Beach, California (directly across the street from our headquarters) to house our warehousing, distribution, data processing and finance operations. We also lease space in Blue Bell, Pennsylvania; Commerce, California; Irvine, California; and Encino, California, all for use as sales offices.

        In our asset acquisition of Kennsco, we acquired leases for various small office locations in the Midwest and Florida. We also acquired a three-year lease on Kennsco's principal office and warehouse building located in Plymouth, Minnesota, a suburb of Minneapolis, Minnesota. This location is owned by Kenneth Searl, our current Vice President and Kennsco's former President. Our annual lease obligation for this approximately 15,665 square foot facility is $113,580. We believe that this lease is at competitive market rates. See "Certain Transactions".

        In our acquisition of Westech, we acquired leased space in Corona, California. Online housed its employees in leased spaces in Bakersfield, Irvine and San Diego, California. We have assumed the Bakersfield and Irvine leases and have obtained new lease space in San Diego.

        We believe these facilities are adequate for current needs, are at competitive market rates and that suitable additional or substitute space is available if needed.

LEGAL PROCEEDINGS

        We are not currently a party to any material litigation. We are from time to time involved in routine litigation incidental to our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth the names and ages of all directors and officers during 2000 and the position held by them:

         NAME              AGE              POSITION
         ----              ---              --------
Orie Rechtman (1)           47      Chairman and CEO
Jim Illson (2)              47      President and Director
Don Hughes (3)              57      COO and CFO
Dan Ricketts (4)            37      Senior Vice President
                                    and Secretary
Raymond Wicki               55      Director
Earl Greenberg (5)          50      Director
Steve Keller (6)            38      Director
John McWilliams (7)         37      Director
Richard Fu (8)              37      Senior Vice President
Kenneth Searl (9)           53      Senior Vice President
Marcia Mazria (10)          55      Senior Vice President

(1) Mr. Rechtman also served until its merger into Wareforce as a director and Chairman, President and Chief Executive Officer of CY and continues to serve as a director and Chairman, President and Chief Executive Officer Wareforce and as a director and Chairman and CEO of uMember.com.

(2) Mr. Illson joined us as our President on March 13, 2000 and was elected to our board of directors in July 2000.

(3) Mr. Hughes also served until its merger into Wareforce as a director and Chief Financial Officer, Chief Operating Officer, Vice President and Treasurer of CY, and continues to serve as a director and Chief Financial Officer, Chief Operating Officer and Vice President of Wareforce and served as a director and Vice President of uMember.com until May 1, 2000. He also served as a director of Wareforce.com, Inc. and of Wareforce Incorporated until October 4, 2000. His resignation from these two director positions was a result of a realignment of both boards and was not due to any dispute.

(4) Mr. Ricketts also served until its merger into Wareforce as a director and Secretary, Vice President and General Counsel of CY, and continues to serve as a director and Secretary-Treasurer, Vice President and General Counsel of Wareforce and served as a director and Vice President, General Counsel and Secretary of uMember.com until May 1, 2000. He also served as a director of Wareforce.com, Inc. and of Wareforce Incorporated until October 4, 2000. His resignation from these two director positions was a result of a realignment of both boards and was not due to any dispute.

(5) Mr. Greenberg resigned from our board on January 4, 2000. He had no dispute with us at the time of his resignation.

(6) Mr. Keller was appointed in February 2000 to fill the position vacated by Mr. Greenberg.

(7)     Mr. McWilliams was elected to serve on our board in March 2000.

(8) Mr. Fu is employed as Senior Vice President, Sales and served as Vice President and General Manager for CY until its merger into Wareforce. He also does various work for our other subsidiaries as well.

(9) Kenneth Searl is one of our Senior Vice Presidents and is also Vice President of Wareforce's Kennsco Technical Services Division.

(10) Ms. Mazria is Senior Vice President, Marketing and Communications for us. She also does various work for our other subsidiaries as well.

        All of our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our board of directors elects our officers. This takes place at the board's first meeting after each annual meeting of our shareholders. The officers hold office until their death, resignation or removal from office. We have recently formed both a Compensation Committee and an Audit Committee. Messrs. Wicki, McWilliams and Keller are the members of these committees. Prior to their elections to our board, our full board served the functions of these committees. No other committees of the board have been established to date.

        These individuals serve as our executive management and/or members of our board. A brief description of their background and business experience is as follows:


        ORIE RECHTMAN has served as a director and the Chairman and CEO of Wareforce.com since July 1998. He has served as a director, Chairman and CEO of uMember.com since February 1999. He served as a director, Chairman, President and CEO of CY from September 1998 until its merger into Wareforce on December 31, 1999. He has been President and a director of Wareforce since joining Wareforce in September 1989. In February 1998, Mr. Rechtman was appointed to the additional offices of Chairman and CEO of Wareforce. Mr. Rechtman's experience in the computer field goes back to the inception of this industry in 1981. At that time, he was involved in establishing the first distribution channel for computer software to educational institutions in the U.S. and Israel. As the president of School Computing Distributors, he merged that business with us in 1990 after completing the buyout. Prior to arriving in the United States, Mr. Rechtman received a degree equivalent to a B.S. in Electrical Engineering from the Israeli Air Force in 1972.

        JAMES ILLSON joined our company as President in March 2000 and was elected as one of our directors in July 2000. Prior to that he was with Merisel, Inc. a leading computer distributor. He joined Merisel in August 1996 as Senior Vice President and Chief Financial Officer, became Executive Vice President - Operations and Finance in March 1998 and became President and Chief Operating Officer in August 1998. Prior to joining Merisel, Mr. Illson served as Senior Vice President and Chief Financial Officer for Bristol Farms, a Southern California-based grocery chain, where he was responsible for managing all financial operations, including implementing business plans, reporting and control systems, and developing short-term and long-term capital strategies. He joined Bristol Farms in 1995. From 1992 to 1995, Mr. Illson was a partner with Kidd, Kamm & Co., a private equity investment firm where he was responsible for activities relating to the acquisition and expansion of portfolio companies. Prior to that, Mr. Illson spent more than 13 years with Deloitte & Touche's reorganization advisory services group.

        DON HUGHES has served as CFO and COO of Wareforce.com since July 1998. He also served as a director of Wareforce.com from July 1998 through October 4, 2000. He served as a director and Vice President of Finance of uMember.com from February 1999 to May 2000. He was a director, CFO, COO, Vice President and Treasurer of CY from September 1998 until its merger into Wareforce on December 31, 1999. Also, he has been Wareforce's Vice President -- Finance and CFO since joining Wareforce in July 1996. On March 6, 1998, he was elected to the additional position of COO of Wareforce. He also served on Wareforce's board of directors from February 1998 through October 4, 2000. Prior to joining Wareforce, Mr. Hughes served as Vice President and CFO of Transoft Technology Incorporated from October 1995 to July 1996. From 1993 to October 1995, Mr. Hughes was the CFO of Clean-Up Technology, Inc., a contractor specializing in the environmental remediation business, which recently ceased operations. From 1992 to 1993, Mr. Hughes was an independent business consultant, and from 1989 to 1992, Mr. Hughes was the Vice President of Finance and CFO of Los Angeles Cellular Telephone Company, a cellular telephone service provider in Los Angeles. Mr. Hughes earned his B.S.E.E. from Virginia Polytechnic Institute in 1966 and his MBA from the University of Southern California in 1972.

        DAN J. RICKETTS has served as Secretary-Treasurer, Vice President of Administration and General Counsel of Wareforce.com since July 1998 and was a director of Wareforce.com from July 1998 through October 4, 2000. He was promoted to Senior Vice President of Administration in October 1999; as served as a director of uMember.com and its Vice President and General Counsel and Assistant Secretary from February 1999 to May 2000; CY's Secretary, Vice President and General Counsel from September 1998 to its merger into Wareforce on December 31, 1999; and has served as Secretary, Vice President and General Counsel of Wareforce since March 6, 1998. From June 1996 through February 1998 Mr. Ricketts served as Wareforce's Senior Legal Counsel. From May 1995 when he joined Wareforce to June 1996, Mr. Ricketts served as Wareforce's Director of Legal and Business Affairs. From May 1997 to July 1998, Mr. Ricketts also served as the Director of the Wareforce's Education Advantage Division and from October 1996 to May 1997 served as Wareforce's acting Director of Human Resources. Mr. Ricketts served on Wareforce's board of directors from March 6, 1998 to October 4, 2000. He also served on CY's board of directors from September 1998 through its merger into Wareforce on December 31, 1999. Prior to joining us, Mr. Ricketts was a Senior Contracts Specialist with Southern California Edison from February 1994 to April 1995. From August 1992 to February 1994, Mr. Ricketts was Legal Counsel to Ingram Micro Inc. Mr. Ricketts graduated with a Bachelor of Science in Finance (with honors) from the University of Tennessee in 1985 and with a law degree from the University of Tennessee College of Law in 1992. Mr. Ricketts is currently licensed to practice law in the State of California.

        RAYMOND WICKI has served as a director since June 1999. From 1990 to July 1999, Dr. Wicki was the CEO of Bank von Graffenried, a family-owned bank in Bern, Switzerland. He currently serves as a consultant to the bank. From 1983 to 1990, Dr. Wicki focused on private and industrial portfolio management, including building and managing the institutional asset management business of a large Swiss bank. In the late 1970's, Dr. Wicki, with two partners, established one of the first venture capital funds that invested in the U.S. and in Germany and Switzerland. For the eight years prior, Dr. Wicki was with the industrial organization of the Aga Khan, serving as its Head of Finance. Dr. Wicki started his professional career in the investment department of Hoffmann-La Roche, a Swiss pharmaceutical group. Dr. Wicki received a business administration degree and a Ph.D. in finance and taxation from the University of Bern, Switzerland. He also holds an MBA from Kent State University in Ohio.

        EARL GREENBERG served as a director from June 1999 to January 2000. Mr. Greenberg is currently the President of Earl Greenberg Productions, Inc. and Co-Chairman of Transactional Marketing Consultants. Mr. Greenberg served as President and CEO of Transactional Media, Inc. until 1995. Mr. Greenberg has also served as President of HSN Entertainment, an arm of the Home Shopping Network and Quantum Marketing, a pioneer in the Infomercial format. Mr. Greenberg has also been an independent producer, serving as Executive Producer for such shows as The Regis Philbin Show.

From 1981-1984, Mr. Greenberg served as Vice President, Compliance and Practices for NBC-TV and Vice President-In-Charge of Daytime Programming. He graduated from the University of Pennsylvania School of Law and practiced corporate and antitrust law from the late 1960's to 1978. Mr. Greenberg is a member of the board of the Electronic Retailing Association.

        STEPHEN KELLER has served as a director since February 2000. He is currently the President of Creekstone Builders, Inc. and Creekstone Custom Homes, Inc., both of Houston, Texas. Prior to his involvement with Creekstone, he served as project manager for N&J Constructor, Inc. in their Houston office. Mr. Keller currently serves as a member of the Houston Association of General Contractors and the Houston Associated Builders and Contractors and serves on the Advisory Board of Directors of Southwest Bank of Texas. He earned a Bachelor's Degree in Building Construction from Northeast Louisiana University.

        JOHN MCWILLIAMS has served as a director since March 2000. Mr. McWilliams is currently Senior Vice President of Finance for TVN Entertainment in Burbank, California. Prior to joining TVN in 1994, Mr. McWilliams was employed as Controller of Action Pay-Per-View, a Santa Monica, California satellite pay-per-view concern now a part of the Black Entertainment Television Networks. From 1988-1992, Reeves Entertainment employed Mr. Williams in various accounting capacities. Prior to Reeves, Mr. McWilliams was a CPA with the accounting firm of Peat, Marwick International (now KPMG International). He has a B.S. degree in Accounting from the University of Tennessee.

        RICHARD FU has over 15 years of industry experience in corporate Information Services management, computer reseller and system integrator environment and has served as our Senior Vice President of Sales since October 1999, as the Vice President of Sales of Wareforce Incorporated since September 1998 and as Vice President/General manager for Impres since 1995. Mr. Fu also served as the Director of the Advanced Technical Services division of Microage of Commerce, CA (a former d/b/a of CY) from 1995 to 1998. Prior to joining CY, Mr. Fu served as Financial Systems Manager for GlenFed Services Corporation from 1992 to 1995. Mr. Fu also has served in various Information Services management roles and consulted for construction and real estate development companies. Mr. Fu has a B.S. degree in Computer Science from UCLA.

        MARCIA MAZRIA has served as Senior Vice President of Marketing and Communications of Wareforce.com since October 1999 and as Wareforce Incorporated Vice President of Marketing and Communications since joining it in July 1998. From 1991 to July 1998, she was President of Mazria Leeds, Inc., Marketing Consultants, providing independent marketing consulting services to a variety of companies. From 1975 to 1990, Ms. Mazria was President/CEO of Mediaworks, Inc., a full service regional marketing and advertising firm serving clients primarily in the high tech, government, energy, hospitality and construction industries. Ms. Mazria holds a BA/Design (with Honors) from Pratt Institute, New York, and a MA/Communications from the University of New Mexico.

        KENNETH SEARL has served as a Senior Vice President of Wareforce.com since October 1999. Prior to that, he had been a Vice President of Wareforce.com since May 1999 and has been a Wareforce Vice President of Technical Services responsible for its Kennsco Technical Services Division since May 1999. For the approximately 25 years prior to our acquisition of the assets of Kennsco, Mr. Searl served as Kennsco's Chairman, CEO and President and was involved in a wide variety of management, sales and leasing activities for Kennsco. Mr. Searl has participated in the American Management Association's President's Leadership Program and received a Bachelor of Science degree in Economics from the University of Wisconsin.

        We currently have no arrangements or understandings about the length of time each director may serve.

        We may adopt provisions in our by-laws and/or articles of incorporation to divide our board of directors into more than one class and to elect each class for a certain term. These provisions may have the effect of discouraging takeover attempts or delaying or preventing a change of control of us.

COMPANY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The board of directors has recently formed an audit committee and a compensation committee, each composed of our three outside directors. The audit committee reviews our internal accounting and auditing procedures; reviews our audit and examination results and procedures; consults with our management and independent public accountants prior to the presentation of our financial statements to stockholders; and recommends to our board of directors about the selection of independent accountants. Our President makes recommendations concerning salaries and incentive compensation for our executive officers, directors and managers to the compensation committee. The compensation committee then makes recommendations for the full board's approval. For information concerning transactions with the our directors and entities affiliated with certain directors, see "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

        Our Summary Compensation Table for the years ended December 31, 1999, 1998 and 1997 is provided herein. This table provides compensation information on behalf of our existing officers and directors who earned in excess of $100,000. There are no Option/SAR Grants, Aggregated Option/SAR Exercises or Fiscal Year-End Option/SAR Value Table for the years ended December 31, 1999, 1998 and/or 1997. There are no long-term incentive plan ("LTIP") awards, or stock option or stock appreciation rights except as discussed below.

                           SUMMARY COMPENSATION TABLE

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                       ANNUAL COMPENSATION AWARDS PAYOUTS

                                                        OTHER
NAME                                                    ANNUAL       RESTRICTED   SECURITIES               ALL OTHER
AND                                                    COMPEN-         STOCK      UNDERLYING    LTIP        COMPEN-
PRINCIPAL                                               SATION        AWARD(s)     OPTIONS/    PAYOUTS      SATION
POSITION       YEAR     SALARY ($)      BONUS ($)         ($)            ($)        SARS(#)      ($)          ($)
--------       ----     ----------      --------       --------       --------    ----------   -------     ---------
Orie           1999      316,500         170,000           --              --          --         --          4,000
Rechtman       1998      239,220(3)       90,780           --              --          --         --             --
CEO            1997      148,440              --           --              --          --         --             --

Jim            1999           --              --           --              --          --         --             --
Illson(1)      1998           --              --           --              --          --         --             --
President      1997           --              --           --              --          --         --             --

Don            1999      150,000          50,000           --              --          --         --             --
Hughes         1998      141,250(4)       10,000           --          49,750          --         --             --
CFO            1997      135,346              --           --              --          --         --             --

Dan            1999      147,832          15,000           --              --          --         --          1,500
Ricketts       1998       79,999(5)           --       38,967(8)       49,750          --         --             --
SVP            1997       88,788              --           --              --          --         --             --

Richard        1999      166,990          12,000           --              --          --         --          1,500
FU             1998      169,953(6)       10,000        1,750(9)       33,359          --         --            146
SVP(2)         1998           --              --           --              --          --         --             --

Marcia         1999       85,000              --           --              --          --         --             --
Mazria         1998       40,000(7)           --           --              --          --         --             --
SVP            1997           --              --           --              --          --         --             --

Kenneth        1999      206,524          43,060           --              --          --         --            775
Searl          1998           --              --           --              --          --         --             --
SVP            1997           --              --           --              --          --         --             --


------------

(1) Mr. Illson joined our company in March 2000 and became one of our directors in July 2000.

(2) Amounts for Mr. Fu include compensation from CY during January - August 1998 as well as compensation from us from September - December 1998.

(3) On June 1,1998, Wareforce Incorporated entered into an employment contract with Mr. Rechtman which, among other things, increased his base salary from approximately $150,000 per year to $330,000 per year and granted him a bonus of up to $170,000 per year based on it meeting at least 90% of its annual projections. Mr. Rechtman receives no salary for his work with uMember.com but has been awarded by the uMember.com board 250,000 fully-vested options to purchase the shares of uMember.com for his service to uMember.com to date. Mr. Rechtman converted these options to uMember shares at the time of the uMember reverse merger.

(4) On June 1, 1998, Wareforce Incorporated entered into a new employment contract with Mr. Hughes that, among other things, increased his base salary from $120,000 per year to $150,000 per year. Mr. Hughes receives no salary for his work with uMember.com but was awarded by the uMember.com board 50,000 fully vested options to purchase the shares of uMember.com for his service to date. Mr. Hughes converted these options to uMember shares at the time of the uMember reverse merger.

(5) On June 1, 1998, Wareforce Incorporated entered into an employment contract with Mr. Ricketts. Among other things, this contract increased his base salary from $50,000 per year to $100,000 per year (amended on July 14, 1998 to $110,000 per year and on July 18, 2000 to $150,000 per year). It also granted him a one-time bonus of $10,000 for the successful completion of our Reverse Merger and a bonus of $50,000 per year based on his meeting at least 90% of the annual goals set for him by the board. Mr. Ricketts receives no salary for his work with uMember.com but has been awarded by the uMember.com board 50,000 fully vested options to purchase the shares of uMember.com for his service to date. Mr. Ricketts converted these options to uMember shares at the time of the uMember reverse merger.

(6) On August 28, 1998, as part of our purchase of CY, we entered into an employment contract with Mr. Fu. Among other things, this contract granted him a base salary of $110,000 per year, a one-time signing bonus of $10,000, a bonus of $50,000 per year based on his meeting at least 90% of certain goals related to the gross revenues of CY and, if CY revenues exceed 125% of their annual goal, an additional bonus equal to 0.01% of the revenues of CY that exceed CY annual revenue goal, and 33,359 non-cash incentive stock options granted at a fair market value of $5.00 per share.

(7) Ms. Mazria served as an independent consultant to Wareforce in 1996 and again from February 1998 to June 1998. We paid $17,590 for her independent consulting services in 1998. On July 1, 1998, Wareforce Incorporated entered into an employment contract with Ms. Mazria. Among other things, this contract provides for a base salary of $80,000 per year, a $5,000 quarterly bonus and a bonus plan to be established based on Co-op and Market Development Funds obtained under her supervision.

(8)     Includes $2,000 auto allowance.

(9)     Includes $1,750 auto allowance.

YEAR-END OPTION TABLE. The following table sets forth certain information regarding the stock options held as of December 31, 1999, by the individuals named in the above Summary Compensation Table.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                    Securities Underlying              Value of Unexercised
                                                    Unexercised Options at             In-the-Money-Options
                                                      Fiscal Year End (#)             at Fiscal Year End(11)
                Shares Acquired     Value       -------------------------------    -----------------------------
Name            on exercise (#)    Realized     ($)Exercisable    Unexercisable    Exercisable     Unexercisable
----            ---------------    --------     --------------    -------------    -----------     -------------
Orie Rechtman
 Wareforce(1)          0              0               25,000           75,000            0                0
 uMember(2)            0              0              250,000                0            0                0
Jim Illson(3)
  Wareforce            0              0                    0                0            0                0
  uMember              0              0                    0                0            0                0
Don Hughes
 Wareforce(4)          0              0                5,000           20,000            0                0
 uMember(5)            0              0               50,000                0            0                0
Dan Ricketts
 Wareforce(6)          0              0                5,000           20,000            0                0
 uMember(7)            0              0               50,000                0            0                0
Richard Fu
 Wareforce(8)          0              0               38,359           15,000            0                0
Marcia Mazria
 Wareforce(9)          0              0                    0           20,000            0                0
Ken Searl
 Wareforce(10)         0              0                    0           20,000            0                0

(1) Represents options to acquire: 100,000 shares at $3.00 per share exercisable through July 2008

(2) Represents options to acquire: 250,000 shares at $0.025 per share exercisable through February 2009.

(3) Mr. Illson was not employed by us until March 2000 and did not become one of our directors until July 2000.

(4) Represents options to acquire: 20,000 shares at $3.00 per share exercisable through July 2008.

(5) Represents options to acquire: 50,000 shares at $0.025 per share exercisable through February 2009.

(6) Represents options to acquire: 20,000 shares at $3.00 per share exercisable through July 2008.

(7) Represents options to acquire: 50,000 shares at $0.025 per share exercisable through February 2009.

(8) Represents options to acquire: 53,359 shares at $5.00 per share exercisable through August 2008.

(9) Represents options to acquire: 2,500 shares at $3.00 per share exercisable through July 2008 and (ii) 20,000 shares at $2.19 per share exercisable through September 2009.

(10) Represents options to acquire: (i) 20,000 shares at $4.70 per share exercisable through May 2009.

(11) Computation based on (i) $2.375, which was the December 31, 1999 closing price for the Wareforce common stock and (ii) $0.025 which was the fair market value of the uMember common stock on December 31, 1999.

Option Grant Table. The following table sets forth certain information regarding the stock options granted during the fiscal year ended December 31, 1999, by us to the individuals named in the above Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                % OF TOTAL OPTIONS
                   GRANTED     GRANTED TO EMPLOYEES       EXERCISE
NAME                 (#)         IN FISCAL YEAR         PRICE $/SHARE    EXPIRATION DATE
----               -------     --------------------     -------------    ---------------
Orie Rechtman
 Wareforce               0                                     --
uMember            250,000           --                    $0.025             2009
Jim Illson
  Wareforce             --           --                        --               --
  uMember               --           --                        --               --
Don Hughes
 Wareforce               0           --
 uMember            50,000           --                    $0.025             2009
Dan Ricketts
 Wareforce               0                                     --
 uMember            50,000                                 $0.025             2009
Richard Fu
 Wareforce               0                                     --               --
Marcia Mazria
 Wareforce          20,000          3.6                    $ 2.19             2009
Ken Searl
 Wareforce          20,000          3.6                    $ 4.70             2009

OPTION/SAR GRANTS

        We have not granted any stock appreciation rights to any officer, director or employee.

        Previously, the Wareforce board of directors granted options to purchase 121,000 shares under Wareforce's 1996 Stock Option/Stock Issuance Plan to various officers and employees of Wareforce. This was done as part of Wareforce's efforts to undergo an Initial Public Offering. Each option was immediately exercisable for all of the option shares. However, any shares purchased under the option were subject to repurchase by Wareforce at the option exercise price paid per share. Wareforce could do this if the optionee left Wareforce before vesting in the shares. The weighted average exercise price per share for the options outstanding under the 1996 Plan was $2.78. Each 25% of each option would have vested upon the optionee's completion of one year of service with Wareforce. This was measured from the grant date. The remaining option shares would have vested in 36 equal, successive monthly installments over the optionee's continued period of service thereafter. In addition, the options would have vested in full upon the acquisition of Wareforce by merger or asset sale. This vesting would not have occurred if the options had been assumed by, and the repurchase rights are assigned to, the acquiring company. Any assumed options would have subsequently vested in full in the event the optionee's service was terminated by the acquiring company. This would have happened whether the termination was involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The options had a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the company. However, on September 18, 1997, the Wareforce board of directors rescinded all grants under the IPO Grant prior to notification to the optionees of their option grants. The IPO Grant was rescinded, as a material condition of the grants -- the completion of an IPO -- never transpired. Wareforce is unable to assess, what, if any, liability may incur from this grant rescission. See "1998 Stock Option/Stock Issuance Plan.

        On April 1, 1998, we granted to Messrs. Hughes and Ricketts fully vested options for 41,116 shares at a fair market exercise price of $1.21 per share. (Post-split these amounts were 101,248 options at an exercise price of $0.49 per share.) Mr. Tate, a former officer, was granted 20,558 fully vested options at a fair market exercise price of $1.21 per share. (Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) Mr. Tate was granted an additional 20,558 options at a fair market exercise price of $1.21 per share, which would automatically vest if he returned from a planned sabbatical by May 18, 1999. (Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) As part of the reverse merger with Jolley Vending, Messrs. Hughes, Ricketts and Tate were required to exercise all their then-vested options. See "Certain Transactions". Mr. Tate subsequently returned from his sabbatical in November 1998 and became entitled to his additional 50,624 (post-split) options. We did not issue these to him until June 2, 1999. As of the date of this prospectus he has not exercised these options. See "Management" and "Principal Shareholders".


1998 STOCK OPTION/STOCK ISSUANCE PLAN

        The Wareforce 1996 Plan was subsumed by the 1998 Wareforce One, Inc. Stock Option/Stock Issuance Plan which was adopted by the board of directors and approved by the stockholders on July 2, 1998. One million shares of common stock have been authorized for issuance under the 1998 Plan. On the first trading day of each calendar year, beginning with 1997, this share reserve automatically increases by the number of shares equal to 1% of the number of shares of common stock outstanding on the last day of the preceding calendar year. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 100,000 shares in the aggregate in any calendar year. The 1998 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the 1996 Plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 85% of their fair market value on the grant date; (ii) the Stock Issuance Program under which such persons may, in the 1996 Plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance, or as a bonus for past services rendered to we or as an incentive tied to the performance of future services; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date. The Compensation Committee of the board will administer the Discretionary Option Grant Program and the Stock Issuance Program. The Vice President -- Administration as 1998 Plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

        Upon an acquisition of us by merger, asset sale or hostile takeover of our company, each outstanding option and unbelted stock issuance will be subject to accelerated vesting under certain circumstances.

        Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock.

        The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program. The plan administrator can do this in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date. The plan administrator may also provide financial assistance to participants in the Discretionary Option Grant and Stock Issuance Programs by allowing them to acquire shares of common stock in exchange for promissory notes or installment payments.

        Under the Automatic Option Grant Program, at any time an individual first becomes a non-employee board member, may, at any time thereafter, receive a 10,000 share option grant on the date such individual joins the board, provided such individual has not been in the prior employ of us. In addition, at each annual meeting of our stockholders, each individual who has served as a non-employee board member for at least six months and who will continue to serve as a non-employee board member will receive an additional option grant to purchase 10,000 shares of common stock. This non-employee board member will receive this option whether or not such individual has been in our prior employ.

        Each option granted under the Automatic Option Grant Program will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the board of directors. Each such option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting of the shares. The initial 10,000-
share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 10,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon:

        (i)     certain changes in the ownership or control of us; or

        (ii) the death or disability of the optionee while serving as a Board member.

        The board may amend or modify the 1998 Plan at any time. The 1998 Plan will terminate on July 13, 2008, unless sooner terminated by the board.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        As set forth in the following paragraphs, the majority of our executive officers have employment contracts with us. In connection with an acquisition of us by merger or asset sale, each outstanding option held by the CEO and the other executive officers under the 1998 Plan will automatically vest in full. The only exception to this is if such options are to be assumed by, and the repurchase rights are assigned to, our successor corporation. Any assumed options will subsequently vest in full in the event an executive officer's service is terminated by the acquiring company, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The plan administrator has authority to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the CEO and our other executive officers granted under the 1998 Plan. The plan administrator may do this if their employment is to be terminated (whether involuntarily or through a resignation for good reason) following a hostile take-over of us and the takeover is effected through a successful tender offer for more than 50% of our outstanding common stock; or a change in the majority of the board as a result of one or more contested elections for board membership.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Don Hughes that provides for an initial employment term of three years. It also provides for an initial annual base salary of $135,000 (increased by amendment on August 1, 1998 to $150,000). It provides for a one-time bonus of $10,000 for the successful completion of our reverse merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Hughes is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Hughes however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Hughes all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary. This June 1998 employment agreement superceded one Mr. Hughes had entered into with Wareforce Incorporated in July 1996.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Orie Rechtman that provides for an initial employment term of three years, an initial annual base salary of $330,000 and an annual bonus of $170,000 if it meet at least 90% of its annual projections. Under the terms of the agreement, Mr. Rechtman is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $2,000 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Rechtman however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Rechtman all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to five years base salary plus bonuses calculated at their maximum rate.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts that provides for an initial employment term of three years. It also provides for an initial annual base salary of $100,000 (increased by amendment on July 14, 1998 to $110,000 and again by amendment effective on April 1, 2000 to $150,000). It provides for a one-time bonus of $10,000 for the successful completion of our reverse merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. It also calls for payment as a bonus of 2% of any equity he raises on behalf of ECC. Under the terms of the agreement, Mr. Ricketts is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Ricketts however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, we would owe Mr. Ricketts all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary.

        In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria that provides for an initial employment term of three years. It also provides for an initial annual base salary of $80,000. It provides for an quarterly bonus of $5,000, plus it provides for the establishment within 90 days of the date of signing the agreement of a bonus plan based on the amount of Co-op and Market Development Funds collected under her supervision. She also received options for 5,000 shares of our stock. These options were fully vested and may exercised on a non-cash basis. Under the terms of the agreement, Ms. Mazria is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Ms. Mazria however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Ms. Mazria all salary, benefits and bonuses owed to her through the date of termination. It would also owe her a cash severance payment equal to nine months base salary.

        In August 1998, Wareforce Incorporated entered into an employment agreement with Richard Fu that provides for an initial employment term of three years. It also provides for an initial annual base salary of $110,000. It provides for a one-time signing bonus of $10,000 and an annual bonus of $50,000 if CY meets certain revenue targets set by its Board. Additionally, if CY meets at least 125% of its revenue goals, he will receive an additional bonus of .01% of any revenue amounts that exceed the revenue goal. Mr. Fu was also granted 33,359 non-cash incentive stock options, exercisable at $5.00 per share, upon his signing the employment agreement. Under the terms of the agreement, Mr. Fu is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Fu however has ninety days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Fu all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 18 months base salary.

        In May 1999, Wareforce Incorporated and we entered into an employment agreement with Kenneth Searl that provides for an initial employment term of three years. It also provides for an initial annual base salary of $225,000. It provides for an annual bonus if he meets at least 90% of the annual goals set for him by our board.. For the next three years we are also obligated to pay him each quarter 50% of the gross margin (less costs) for lease transactions recorded by the Division. Under the terms of the agreement, Mr. Searl is entitled to participate in any employee benefit programs established for our executive employees. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Searl, however, has 90 days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Searl all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 12 months base salary.

        In July 2000, we entered into an employment agreement that was effective as of March 16, 2000, with Jim Illson that provides for an initial employment term of three years, an initial annual base salary of $275,000 and an annual bonus of 10% of our annual net earnings. This bonus provision is subject to renegotiation if our net earnings exceed $5 million. However, in the event of such renegotiation occur, the amount of such bonus shall not be less than $500,000. Under the terms of the agreement, Mr. Illson is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month and a paid term life insurance policy of $2 million. Mr. Illson also received options to purchase 592,592 of our shares at $1.6875, the fair market value as determined by the our share's closing bid price on the date the grant was approved. These options vest over four years, are exercisable over 10 years, and were issued under the terms and conditions of our stock option plan. Mr. Illson further received options to purchase 50,000 shares of uMember.com at $2.50 per share. These options vest over four years, are exercisable over 10 years, and were issued under the terms and conditions of uMember's stock option plan. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Illson however has 90 days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Illson all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary plus bonuses calculated at their maximum rate.

        We have employment agreements with certain other non-executive officers and employees whose terms and conditions are similar to others in the industry.

DIRECTOR REMUNERATION

        The directors do not receive compensation for services on the board of directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the board of directors. Non-employee board members will be eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under the 1998 Plan. See "1998 Stock Option/Stock Issuance Plan."

CONFLICTS OF INTEREST

        Other than as described in this prospectus, we are not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors has any transactions, which they contemplate entering into with us, aside from the matters described in this prospectus.

        Management will attempt to resolve any conflicts of interest that may arise in favor of us. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

        The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders, which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Our by-laws indemnify our officers and directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a director to our shareholders for monetary damages for the breach of a director's fiduciary duty and therefore a director cannot be held liable for damages to the company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director. Our articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

        Wareforce Incorporated has various notes due from Mr. Rechtman, our CEO and largest shareholder. These notes include $2.5 million advanced to Mr. Rechtman to purchase 3.4 million shares of our common stock from Ms. Gabriel in February 1998. The notes are due in varying amounts from December 2000 through December 2008 and bear interest at rates from 5.83% to 6.48% and are pledged as collateral for our line of credit. Included in notes receivable and advances to Mr. Rechtman is $152,000 of accrued interest as of December 31, 1999. In addition, we made advances to this shareholder without a promissory note, which total approximately $0.8 million as of December 31, 1999. Mr. Rechtman plans to repay these advances beginning in fiscal year 2000 through 2008. See footnote 13 to the 1999 financial statements.

        Pursuant to a commercial lease dated June 1, 1995, Mr. Rechtman and Ms. Gabriel, each of whom was then a director and officer of Wareforce, leased to Wareforce Incorporated certain premises owned by them located in El Segundo, California to house our distribution operations. Under the lease, which had a term of five years, Wareforce had annual rental obligations to Mr. Rechtman and Ms. Gabriel totaling approximately $122,400. As part of Mr. Rechtman and Ms. Gabriel's June 1997 property settlement resulting from their divorce, Mr. Rechtman was awarded sole possession of this property and all rents derived therefrom. Prior to Mr. Rechtman and Ms. Gabriel purchasing the distribution facility and leasing it to us, a third party was the owner of the facility and leased it to us at a monthly rent of approximately $10,500. In August 1998 Mr. Rechtman sold this facility and our lease and rental obligations were terminated at that time and we acquired alternate space from an independent third party.

        On May 16, 1997, an order was entered in the Superior Court for the State of California, County of Los Angeles (the "Court"), dissolving the marriage of Mr. Rechtman and Ms. Gabriel. On July 30, 1997, a Stipulation for Partial Division of Community Property and Order Thereon was filed with the Court. On February 26, 1998, the Court entered a Further Judgment on Reserved Issues (the Further Judgment") that determined additional property rights between Mr. Rechtman and Ms. Gabriel. Pursuant to the Further Judgment, Mr. Rechtman acquired all of Ms. Gabriel's stock in Wareforce Incorporated for $2,000,000. As a result of this acquisition, Mr. Rechtman held 2,750,000 shares (pre-2.4625:1 exchange), constituting 100% of Wareforce Incorporated's outstanding common stock. At the time of the acquisition, Ms. Gabriel resigned as an officer and director of Wareforce. Wareforce loaned the funds used by Mr. Rechtman to purchase Ms. Gabriel's shares to him. This loan was pursuant to a promissory note dated February 26, 1998, due February 25, 2008. It bears interest at the rate of 6.48% per annum, with interest only be payable quarterly beginning April 1, 1998 until maturity. Wareforce obtained the funds loaned to Mr. Rechtman by borrowing from our line of credit.

        In addition, pursuant to the Further Judgment, Mr. Rechtman agreed to:

        (1) indemnify Ms. Gabriel against any obligations, debts, liabilities, claims, charges, taxes, penalties and fines arising out of or in any way connected with Wareforce Incorporated;

        (2) assume all obligations and liabilities (known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent) owing by Ms. Gabriel to Wareforce Incorporated and to cause Wareforce Incorporated to fully release Ms. Gabriel from all such obligations, including Ms. Gabriel's officer loan account of approximately $536,000, which includes charges for bonuses and perquisites paid to Ms. Gabriel in 1996, 1997 and 1998;

        (3) cause Wareforce Incorporated to pay any business-related outstanding debts incurred by Ms. Gabriel on her corporate credit card up to $10,000 which are not already reflected in Ms. Gabriel's officer loan account; and cause Wareforce Incorporated to pay all of Ms. Gabriel's unpaid attorneys' fees incurred in connection with the divorce through February, 1998, estimated to be $25,000.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Orie Rechtman, the Chairman, CEO and President of Wareforce.com, Wareforce, CY and the Chairman and CEO of uMember.com.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Don Hughes, Wareforce's CFO, COO and Vice President-Finance; CY's CFO, COO, Vice President and Treasurer and our CFO and COO. This employment agreement supercedes one entered into with Wareforce by Mr. Hughes in July 1996.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts, Wareforce and CY's Vice-President of
Administration, General Counsel and Secretary, our Secretary-Treasurer and the Acting General Counsel and Assistant Secretary of uMember.com.

        In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria, our Vice President-Marketing and Communications.

        In August 1998, Mr. Rechtman personally guaranteed $1.5 million of our credit facility with Congress Financial. In August 2000, Mr. Rechtman personally guaranteed our credit facility with Deutsche.

        In August 1998, we entered into an employment agreement with Richard Fu, our Vice President-Sales.

        In December 1998, we lent Mr. Hughes and Mr. Ricketts $18,450 each, and Mr. Tate, a former officer, $9,245, to pay taxes resulting from the forced conversion of their stock options due to our reverse merger with Jolley Vending. These amounts are still outstanding.

        In March 1999, we entered into a lease for a new sales office for CY in Commerce, California. Mr. Fu's wife, Nora Shen, acted as our Real Estate Broker in this transaction. The company she works for, Takenaka & Company will receive total commissions of $9,246 for negotiating this lease. Ms. Shen does not own any share or interest in Takenaka & Company.

        In May 1999, Wareforce.com and Wareforce Incorporated jointly entered into an employment agreement with Kenneth Searl, our Vice President and Wareforce Incorporated's Vice President of Technical Services.

        In May 1999, under the terms of its Asset Purchase Agreement with Kennsco as part of the purchase price of the transaction, we issued 51,948 shares of our common stock in the name of Kennsco, Inc. These shares were issued at fair market value on the date of issuance. Kenneth Searl beneficially owns these shares. Wareforce Incorporated also agreed to lease Kennsco's principal office and warehouse building in Plymouth, Minnesota from Mr. Searl for a three-year period at $189,571 per year. In August 2000 this lease was amended to reduce the amount of space leased and reduce the annual lease payment to $113,580. We agreed to pay Mr. Searl a total of $46,140 in several monthly payments as consideration for this amendment. We believe that this lease is at market rates. We have agreed to guarantee these lease payments.

        In July 2000 we entered into an employment agreement with Jim Illson, our President. This agreement was retroactively effective March 2000.

        In November 2000 the Shaar Fund Ltd. and the Triton Private Equities L.P. agreed to waive any penalties owed to them due to the late filing of this registration statement by us. To affect this agreement, Mr. Rechtman, our CEO and major shareholder, has agreed to place into escrow 400,000 shares he holds personally in our common stock. If this registration statement is not made effective within 90 days from the date of its initial filing, these shares will be released from escrow and placed in the name of Shaar and Triton.

PRINCIPAL SHAREHOLDERS

        The following table contains information about our officers or directors, and other shareholders who we known to be beneficial owners of more than five percent (5%) of our stock. A person who is the beneficial owner of stock has or shares the power to decide how to vote or whether to dispose of the stock.

                                                  AMOUNT AND NATURE OF
NAME AND ADDRESS                 TITLE OF CLASS   BENEFICIAL OWNERSHIP    PERCENT OF CLASS
----------------                 --------------   --------------------    ----------------
Orie Rechtman                         Common          5,596,883 (1)             46.3%
Von Graffenried AG Privat Bank        Common            544,336 (2)              4.5%
Bank Julius Baer & Co. Ltd.           Common            798,997                  6.6%
Don Hughes                            Common            106,248 (3)              0.8%
Dan Ricketts                          Common             71,248 (4)              0.5%
Jim Illson                            Common                0                      0
Steve Keller                          Common             55,000 (5)              0.5%
Raymond Wicki                         Common             10,000 (6)                *
Earl Greenberg                        Common                0                      0
John McWilliams                       Common             10,000 (7)                *
Richard Fu                            Common                0                      0
Kenneth Searl                         Common                0                      0
Marcia Mazria                         Common                0                      0
All officers and directors as a       Common          5,849,379                 48.39%
group (11 persons)

---------------
*       Less than 0.5%

(1) The foregoing amount assumes the exercise by Mr. Rechtman of options to acquire 25,000 shares of our common stock. Includes the 400,000 shares that Mr. Rechtman has agreed to place into escrow. See "Certain Transactions."

(2) We believe these are owned by the family of Charles Von Graffenried, Bern, Switzerland.

(3) The foregoing figure reflects the ownership of 101,248 shares of our common stock by Mr. Hughes. In addition, the foregoing assumes the exercise by Mr. Hughes of option to acquire 5,000 shares of our common stock.

(4) The foregoing figure reflects the ownership of 66,248 shares of our common stock by Mr. Ricketts. In addition, the foregoing assumes the exercise by Mr. Ricketts of options to acquire 5,000 shares of our common stock.

(5) The foregoing figure reflects the ownership of 45,000 shares of our common stock by Mr. Keller. In addition, the foregoing assumes the exercise by Mr. Keller of options to acquire 10,000 shares of our common stock.

(6) The foregoing assumes the exercise by Mr. Wicki of options to acquire 10,000 shares of our common stock.

(7) The foregoing assumes the exercise by Mr. McWilliams of options to acquire 10,000 shares of our common stock

These amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership.

DESCRIPTION OF SECURITIES

        You should read our amended articles of incorporation and bylaws for more information about our securities. We will provide copies of our articles and bylaws if you ask us in writing to do so.

COMMON STOCK

        We are presently authorized to issue 50,000,000 shares of common stock. As of October 20, 2000, there were 12,167,615 shares of common stock outstanding. We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares we are offering in this prospectus. The shares of common stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

        The holders of common stock, including the shares now offered, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the board of directors from funds legally available for dividends. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into our other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

PREFERRED STOCK

        We are also presently authorized to issue 5,000,000 shares of preferred stock. Under our articles of incorporation, as amended, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The board of directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies may be obtained from us.

        Wareforce and The Shaar Fund Ltd. ("Shaar") and the Triton Group ("Triton"), private investment funds, completed a private placement in May 2000, which yielded gross proceeds to Wareforce of $3,500,000. Pursuant to a Securities Purchase Agreement between the parties, Shaar purchased 389,610 shares of our newly designated Series A 6.0% Convertible Preferred Stock, having a stated value of $10 per share (the "Series A Preferred") and five-year warrants (the "warrants") to purchase 100,000 shares of our common stock and Triton purchased 64,935 shares of Series A Preferred and Warrants to purchase 16,667 shares of our common stock. We are obligated to file a Registration Statement with the SEC permitting the public resale of the shares of common stock issuable upon conversion or exercise of the Series A Preferred and Warrants. Below is a more detailed description of the material components of this financing transaction.

SERIES A PREFERRED

        The Series A Preferred accrues cumulative dividends at the rate of 6.0% per annum, payable semi-annually in arrears commencing June 30, 2000. At our option, the dividends are payable in cash or in shares of common stock registered for public resale.

        Shaar and Triton may convert all or any part of the shares of Series A Preferred into shares of common stock at any time beginning on the earlier to occur of (i) the date of this Prospectus or (ii) September 29, 2000. On May 2, 2003, all outstanding shares of Series A Preferred automatically convert into shares of common stock. The conversion price per share of common stock is equal to the lesser of: (i) $5.03 (subject to adjustment under certain circumstances) or (ii) 107% of the average closing bid price of the common stock on any three trading days on which the three lowest bid prices are reported during the ten trading days immediately preceding the date of conversion subject to further reduction if the conversion has not occurred prior to certain specified dates. The percentages referred to in this paragraph are conversion ratios.

        In addition, if our common stock becomes ineligible for trading on the over-the-counter bulletin board for any reason, then any remaining unconverted shares of Series A Preferred Stock may be converted at the sole option of Shaar and Triton, as applicable, at a conversion price equal to 75% of the average closing bid price of the common stock on any three trading days on which the three lowest bid prices are reported during the ten trading days immediately preceding the date of conversion.

        Further, until February 1, 2001, neither Shaar nor Triton may not convert the Series A Preferred Stock into shares of common stock if the conversion price is below $4.25 per share (subject to adjustment under certain circumstances).

        Under certain circumstances, the conversion price will be the closing bid price of the common stock on any of the ten trading days immediately preceding the date of conversion. These include (i) a stock split or combination; (ii) a distribution to holders of our capital stock; (iii) an issuance of capital stock or any security convertible into or exercisable for shares of capital stock at a price less than the closing bid price of the common stock immediately prior to such issuance; (iv) a fundamental corporate change (as defined); and (v) any action affecting the number of outstanding shares of capital stock which, in Shaar's good faith opinion, would have a material adverse effect on its rights upon conversion of the Series A Preferred or is reasonably likely to result in a decrease of the price of the common stock.

        The conversion ratio is subject to adjustment in the event that we issue, pursuant to an exemption from registration under the Securities Act of 1933, (i) common stock at a purchase price that is lower than the conversion price on the date of issuance of such common stock, other than common stock underlying securities referred to in (ii) and (iii) of this paragraph or issued upon exercise of outstanding options and warrants, (ii) warrants or options with an exercise price on the date of issuance thereof that is lower than the conversion price on such date (except for warrants or options issued pursuant to employee stock option agreements or stock incentive agreements maintained by us, or (iii) other securities convertible, exchangeable or exercisable into shares of common stock at a price of the common stock on the date of issuance or conversion. If any of the foregoing events occurs, the conversion ratio will be reduced to the lowest of any such lower rates.

        Our failure to timely issue shares of common stock upon conversion of Series A Preferred, payment of dividends in shares or exercise of the warrants will obligate us to pay cash penalties to Shaar and Triton as provided in the Securities Purchase Agreement. However, Shaar and Triton have both agreed to waive any such penalties.

        We may redeem the Series A Preferred, at any time prior to May 2, 2003, at 100% of the stated value of the Preferred together with all accrued and unpaid dividends, provided that we may only redeem the Series A Preferred if the then current market price is less than $5.75 per share.

        We do not have an obligation to issue any shares of common stock upon conversion of the Series A Preferred, or the right to issue any shares of common stock to pay dividends on the Series A Preferred, if, and to the extent that, any such issuance would result in (i) Shaar or Triton, as applicable, being deemed the beneficial owner of more than 5% of the then outstanding common stock under Section 13(d) of the Securities Exchange Act of 1934, (ii) Shaar being deemed a beneficial holder of more than 10% of the then outstanding common stock under Section 16(b) of the Exchange Act, or (iii) a violation of any applicable corporate governance rules because stockholder approval of the issuance has not been obtained. If a court holds that our not having the obligation to issue more shares is, nevertheless, ineffective to prevent Shaar from either being deemed a 5% beneficial owner under Section 13(d), or a 10% beneficial owner under Section 16(b), or if the event specified in clause (iii) occurs, we will be obligated to redeem, at a premium, any shares of Series A Preferred which would bring Shaar's holdings over such limitations, and to pay all accrued and unpaid dividends on such shares in cash.

WARRANTS

        The warrants are initially exercisable from $2.00 to $4.19 per share from and after May 2, 2000 until May 2, 2005. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment in the event of a distribution or dividend paid in shares of common stock to holders of common stock, a stock split, or combination or certain other corporate transactions.

REGISTRATION RIGHTS AGREEMENT

        Under a Registration Rights Agreement with each of Shaar and Triton, we are required to register for public resale the common stock issuable (i) in lieu of cash dividend payments on the Series A Preferred, (ii) upon conversion or redemption of the Series A Preferred and (iii) upon exercise of the warrants. The applicable Registration Statement is to be filed not later than November 13, 2000. We are obligated to use our best efforts to cause the SEC to declare the Registration Statement effective as promptly as practicable but in no event later than February 11, 2001.

        In the event that, for any reason, we either fail to file the Registration Statement on or before November 13, 2000 or if the Registration Statement is not declared effective by the Commission on or before March 15, 2000, we are required to pay liquidated damages to Shaar based on percentages of $3,000,000 (initially 2%) for each 30-day period of delay.

SERIES A AND SERIES B WARRANTS

        We have declared a distribution of 1,110,000 Series A and 1,110,000 Series B common stock purchase warrants to shareholders of record as of July 13, 1998. The warrants are exercisable at $1.50 per share, prior to November 13, 2002, p subject to effectiveness of registration of the warrants and underlying shares.

(a) We may redeem all or a portion of the Series A warrants, in each case at $.01 per warrant upon 30 days prior written notice to the warrant holders. The warrants may be redeemed at any time after the date of this prospectus, whether or not a current registration statement is in effect with respect thereto. Any warrant holder who does not exercise his warrants prior to the redemption date, as set forth on our Notice of Redemption, will forfeit the right to purchase the shares of common stock underlying such warrants, and after such redemption date any outstanding warrants referred to in the notice will become void and be canceled. If we do not redeem the warrants, they will expire at the conclusion of the exercise period unless we extend them. The Series B warrants are noncallable.

(b) We may at any time, extend the exercise period of the warrants provided that written notice of such extension is given to the warrant holders prior to the expiration date thereof. Also, we may, at any time, reduce the exercise price by written notification to the holders. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the warrants.

(c) The warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of our liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder of us, and no dividends may be declared on the warrants.

(d) The warrants may be exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised along with the exercise form completed and executed, and paying to us the exercise price per share in cash or by check. Stock certificates will be issued as soon after that is practicable.

(e) The warrants will not be exercisable unless the warrants and the shares of common stock underlying the warrants are registered. We have filed with the Commission a registration statement concerning the issuance of shares underlying the warrants as soon as practicable following the acquisition. The effective date of the registration will be the "Commencement Date" for determining the exercise period of the warrants. We will also seek to register or qualify the common stock issuable upon the exercise of the warrants under the Blue Sky laws of states in which holders of the warrants reside.

(f) The warrants will be nontransferable by their terms and cannot be transferred without our consent and will be "restricted securities" according to the definition of that term used in Rule 144. The warrants will be stamped with a restrictive legend.

TRANSFER AGENT

        Our transfer agent is Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

DIVIDEND POLICY

        We have not paid any dividends on common stock to date. We do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.


                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

The selling stockholders whose shares of common stock are being registered in this prospectus are The Shaar Fund Ltd ("Shaar"), The Triton Group ("Triton"), The Hebrew Academy, Cork Partners SA ("Cork"), EPP Finanz ("EPP"), Ganesh

Asset Management ("Ganesh"), Bridgewater Capital Corporation ("Bridgewater"), Progressive Group, Inc. ("Progressive"), Samarton Developments ("Samarton'), Bernard Siou, Hermitage Capital Corporation ("Hermitage'), LGT Bank, Centrum Bank and Steve Keller. No selling stockholder has any affiliation with us or our officers, directors, promoters or principal shareholders, except for Mr. Keller, who is currently a director. Shaar and Triton are investment funds that primarily invest in public companies. Neither Shaar nor Triton is affiliated with any broker-dealer.

        We have agreed to file a Registration Statement under the Securities Act of 1933 to cover the sale of shares of our common stock that may be issued to the selling stockholders and to keep such Registration Statement effective for a period of five years from the date of this prospectus. We have also agreed to pay all expenses in connection therewith other than the brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel.

        The following table sets forth the name of the selling stockholders, the number of shares of common stock owned beneficially by each of the selling stockholders as of June 30, 2000, the number of shares which may be offered for resale pursuant to this prospectus and the amount and percentage of shares of common stock owned beneficially by each of the selling stockholders after the offering.

        The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                              SHARES OF COMMON                        NUMBER OF SHARES          PERCENTAGE OF
                             STOCK BENEFICIALLY      SHARES OF        OF COMMON STOCK       SHARES OF COMMON STOCK
                               OWNED PRIOR TO      COMMON STOCK      BENEFICIALLY OWNED       BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER     OFFERING (1)       BEING OFFERED     AFTER OFFERING (2)        AFTER OFFERING (3)
---------------------------  ------------------    -------------     ------------------     ----------------------
Shaar                            7,892,200          7,892,200 (4)              0                       0
Triton                           1,315,367          1,315,367 (5)              0                       0
Brown Brothers Harriman            706,665            706,665 (6)              0                       0
Brown Brothers Harriman            126,667            126,667 (7)              0                       0
Cork                               125,000            125,000 (8)              0                       0
EPP                                117,500            117,500 (9)              0                       0
Ganesh                              58,059             58,059 (10)             0                       0
Steve Keller                        55,000             10,000 (11)           45,000               Less than 1%
Hermitage Capital Corporation       50,000             50,000 (12)             0                       0
Samarton                            38,706             38,706 (13)             0                       0
Progressive                         19,353             19,353 (14)             0                       0
Bridgewater                         12,903             12,903 (15)             0                       0
The Hebrew Academy                  10,000             10,000 (16)             0                       0
Bernard Siou                        10,000             10,000 (17)             0                       0

(1) Each of the parties listed has sole voting and investment power with respect to all shares of common stock indicated.

(2) Assumes the sale of all the shares of common stock issued and outstanding as of October 20, 2000.

(3) Based upon 12,167,615 shares of common stock issued and outstanding as of October 20, 2000.

(4) Consists of shares of common stock being registered on behalf of Shaar which may be issued upon (a) the conversion of the Series A convertible preferred stock currently held by Shaar assuming an exercise price of $0.50 and (b) the exercise of warrants at an exercise price of $4.19 per share. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on May 2, 2003.

(5) Consists of shares of common stock being registered on behalf of Triton which may be issued upon (a) the conversion of the Series A convertible preferred stock currently held by Triton assuming an exercise price of $0.50 and (b) the exercise of warrants at an exercise price of $4.19 per share. Subject to certain volume limitations, the preferred stock is required to be converted into our common stock on May 2, 2003.

(6) Consists of 706,665 held by Brown Brothers Harriman for Bank Julius Bar, Zurich, Switzerland in favor of Centrum Bank, Vaduz, Liechtenstein. We issued 666,665 of these shares on August 21, 1998 as a result of the holder's conversion of its participation in the 1998 Convertible Subordinated Debenture and 40,000 of these shares were purchased from us on January 21, 1999 in the 1999 Private Equity Placement.

(7) Consists of 126,667 held by Brown Brothers Harriman for LGT Bank, Vaduz, Liechtenstein. We issued 66,667 of these shares on August 21, 1998 as a result of the holder's conversion of its participation in the 1998 Convertible Subordinated Debenture and 60,000 of these shares were purchased from us on January 21, 1999 in the 1999 Private Equity Placement.

(8) Consists of shares of our common stock underlying outstanding warrants exercisable at a price of $4.00 per share.

(9) Consists of 17,500 shares of common stock that were issued to EPP as a finder's fee and 100,000 shares of our common stock underlying outstanding warrants exercisable at $2.00 per share. These warrants expire on May 30, 2001.

(10) Consists of 21,000 shares of common stock that were issued to Ganesh as a finder's fee and 37,059 shares of common stock underlying outstanding warrants exercisable at $4.19 per share. These warrants expire on November 30, 2001.

(11) Consists of shares acquired by Mr. Keller for agreeing to serve as a director.

(12) Consists of 50,000 shares of common stock that were issued to Hermitage in connection with its agreement to provide investor relations services for us for a five-year period.

(13) Consists of 14,000 shares of common stock that were issued to Samarton as a finder's fee and 24,706 shares of our common stock underlying outstanding warrants exercisable at $4.19 per share. These warrants expire on November 30, 2001.

(14) Consists of 7,000 shares of common stock that were issued to Progressive as a finder's fee and 12,353 shares of our common stock underlying outstanding warrants exercisable at $4.19 per share. These warrants expire on November 30, 2001.

(15) Consists of 4,667 shares of common stock that were issued to Bridgewater as a finder's fee and 8,236 shares of our common stock underlying outstanding warrants exercisable at $4.19 per share. These warrants expire on November 30, 2001.

(16) Consists of 10,000 shares of common stock that were gifted to The Hebrew Academy by Mr. Orie Rechtman, our Chairman and CEO.

(17) Consists of 10,000 shares of common stock that were issued to Mr. Siou in connection with his agreement to provide investor relations services for us in Europe.

        The distribution of the shares of common stock by a selling stockholder may be affected from time to time in one or more transactions on the over-the-counter bulletin board (or any exchange on which the common stock may then be listed) in negotiated transactions, through private placements, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A selling stockholder may affect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from a selling stockholder and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). A selling stockholder may also pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

        In order to comply with certain state securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

        We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders, although we will receive proceeds to the extent any of the selling stockholders exercise warrants to purchase our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        Of the 12,167,615 shares of our common stock outstanding prior to the exercise of any warrants, shares are currently freely tradable, are freely tradable if sold pursuant to a Registration Statement previously declared effective by the SEC and approximately became eligible as of July 13, 1999 for public resale under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. In addition, the shares of common stock underlying the Series A and Series B warrants which have not yet been exercised will also be freely tradable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities, which are not presently, but may in the future be sold, according to Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock.

        In general, currently, under Rule 144 a person (or group of persons whose shares are aggregated), including affiliates, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year have elapsed since the restricted securities being sold were acquired from us or any of our affiliates and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from our affiliates, or us, a person who has not been our affiliate for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

LEGAL MATTERS

        To our knowledge, there is no material litigation pending or threatened against us. The validity of the issuance of the shares we are offering will be passed upon for us by Donahue, Mesereau & Leids, LLP.

EXPERTS

        The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, Boyum and Barenscheer, LLP, and Stonefield Josephson, Inc., independent public accountants and are included in this prospectus in reliance upon the authority of these firms as experts in giving these reports.

AVAILABLE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the securities and us we are offering, refer to the Registration Statement, including all exhibits and schedules. These may be inspected without charge at the public reference facilities of the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

        Since November 13, 1999, , we have been subject to the informational requirements of the Exchange Act. We file reports and other information with the SEC. Reports and other information filed by us with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials may be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet Website that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the SEC. This site is accessible by the public through any Internet access service provider and is located at http://www.sec.gov. Copies of our annual, quarterly and other reports which are filed by us with the SEC are also be available upon request, without charge, by writing to Wareforce.com, Inc., 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245.

                       WAREFORCE.COM INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


Consolidated Financial Statements of Wareforce.com, Inc.:
    Report of Independent Public Accountants................................................    F-2
    Consolidated Balance Sheets at December 31, 1998 and 1999 (audited) and
        at June 30, 2000 (unaudited)........................................................    F-3
    Consolidated Statements of Operations for the years ended December 31,
        1997, 1998 and 1999 (audited) and for the six months ended June 30,
        1999 and 2000 (unaudited)...........................................................    F-4
    Consolidated Statements of Stockholders' Equity for the years ended
        December 31, 1997, 1998 and 1999 (audited) and for the six months
        ended June 30, 2000 (unaudited).....................................................    F-5
    Consolidated Statements of Cash Flows for the years ended December 31,
        1997, 1998 and 1999 (audited) and for the six months ended June 30,
        1999 and 2000 (unaudited)...........................................................    F-6
    Notes to Consolidated Financial Statements..............................................    F-8
Consolidated Financial Statements of Kennsco, Inc.:
    Independent Auditors' Report............................................................   F-30
    Consolidated Balance Sheets at June 30, 1998 (audited) and at
        December 31, 1998 (unaudited).......................................................   F-31
    Consolidated Statements of Operations for the years ended June 30,
        1998 and 1997 (audited) and for the six months ended December 31,
        1998 and 1997 (unaudited)...........................................................   F-32
    Consolidated Statements of Cash Flows for the years ended June 30, 1998 and
        1997 (audited) and for the six months ended December 31, 1998 and 1997
        (unaudited).........................................................................   F-33
    Notes to Consolidated Financial Statements..............................................   F-34
Financial Statements of C.Y. Investment Inc. (dba Microage/Impres Technology):
    Report of Independent Public Accountants................................................   F-41
    Balance Sheets at December 31, 1997 (audited) and at June 30, 1998
        (unaudited).........................................................................   F-43
    Statement of Operations for the year ended December 31, 1997 (audited)
        and for the six months ended June 30, 1998 (unaudited)..............................   F-44
    Statement of Stockholders' Equity for the year ended December 31, 1997
        (audited) and for the six months ended June 30, 1998 (unaudited)....................   F-45
    Statement of Cash Flows for the year ended December 31, 1997 (audited)
        and for the six months ended June 30, 1998 (unaudited)..............................   F-46
    Notes to Financial Statements...........................................................   F-47
Financial Statements of Pacific Online Computers, Inc.:
    Independent Auditors' Report............................................................   F-53
    Balance Sheets at December 31, 1999 and 1998 (audited)..................................   F-54
    Statements of Operations for the years ended December 31, 1999 and 1998 (audited).......   F-44
    Statements of Stockholders' Equity (Deficit) for the years ended
        December 31, 1999 and 1998 (audited)................................................   F-56
    Statements of Cash Flows for the years ended December 31, 1999 and
        1998 (audited)......................................................................   F-57
    Notes to Financial Statements............................................................  F-59

                    Report of Independent Public Accountants

To Stockholders of Wareforce.com, Inc.:

We have audited the accompanying consolidated balance sheets of Wareforce.com, Inc. (a Nevada corporation) and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wareforce.com, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the three years in the period then ended in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP


Los Angeles, California
April 5, 2000

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                           AS OF DECEMBER 31,
                                                                   ------------------------------          JUNE 30,
                                                                       1998               1999               2000
                                                                   ------------       ------------       ------------
                                                                                                          (Unaudited)
ASSETS
Current assets:
Cash                                                               $    817,721       $    367,726       $  2,804,284
Marketable securities                                                    41,890                 --                 --
Trade receivables, net of allowance of
 $495,793, $356,930 and $375,145 at
 December 31, 1998, 1999, and
 June 30, 2000, respectively                                         19,753,622         24,518,262         34,807,402
Investment in sales-type leases-current                                      --            865,142          1,076,778
Other receivables                                                       280,827          1,331,944          2,642,527
Inventories                                                           1,813,543          3,786,818          3,575,168
Prepaid expenses                                                        225,952            559,227            515,209
Income taxes receivable                                                 237,000            220,166             89,416
Deferred tax assets                                                     631,000            631,000            631,000
                                                                   ------------       ------------       ------------
          Total current assets                                       23,801,555         32,280,285         46,141,784

Property and equipment, net                                           1,127,495          2,236,125          3,430,368
Investment in uMember                                                        --                 --            548,467
Investment in sales-type leases                                              --          1,556,054          1,581,782
Other assets                                                             97,723             72,058            231,131
Goodwill, net of amortization of $136,039,
 $783,820 and $1,123,475
 at December 31, 1998, 1999, and
 June 30, 2000, respectively                                          2,701,731          4,147,386          3,956,450
                                                                   ------------       ------------       ------------
          Total assets                                             $ 27,728,504       $ 40,291,908       $ 55,889,982
                                                                   ============       ============       ============

LIABILITIES AND STOCKHOLDERS'  EQUITY
Current liabilities:
Line of credit                                                     $ 10,923,414       $ 18,591,340       $ 24,206,396
Current portion of long - term debt                                       6,637          1,117,819          1,072,878
Accounts payable                                                     14,340,586         17,016,287         19,035,918
Accrued expenses                                                        901,887            812,703          1,232,065
Sales taxes payable                                                     670,408            554,903            571,688
Customer deposits                                                       660,559            704,542            406,294
                                                                   ------------       ------------       ------------
          Total current liabilities                                  27,503,491         38,797,594         46,525,239

Long - term debt, less current portion                                    6,173          1,437,111          1,631,319
                                                                   ------------       ------------       ------------
          Total liabilities                                          27,509,664         40,234,705         48,156,558
                                                                   ------------       ------------       ------------

Commitments

Minority interest                                                            --           (251,999)                --
Redeemable convertible Series A preferred stock,                             --                 --          2,864,715
 $.001 par value, 5,000,000 shares authorized,
 454,545 shares issued and outstanding
 as of June 30, 2000
 None at December 31, 1998 and 1999

Stockholders' equity:                                                        --                 --                 --
Common stock, $.001 par value, 50,000,000
 authorized, 10,135,000, 10,831,948 and
 12,088,948  shares issued and outstanding
 as of December 31, 1998, 1999, and
 June 30, 2000,  respectively                                            10,135             10,832             12,089
Additional paid-in capital                                            9,544,241         13,105,544         18,258,782
Stock subscription                                                       20,000                 --            175,000
Accumulated comprehensive loss                                          (20,783)                --                 --
Deferred compensation                                                        --                 --           (279,933)
Notes receivable and advances to stockholder                         (3,375,600)        (3,399,999)        (3,399,499)
Accumulated Deficit                                                  (5,959,153)        (9,407,175)        (9,897,730)
                                                                   ------------       ------------       ------------
          Total stockholders' equity                                    218,840            309,202          4,868,709
                                                                   ------------       ------------       ------------
          Total liabilities and stockholders' equity               $ 27,728,504       $ 40,291,908       $ 55,889,982
                                                                   ============       ============       ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                           Six Months Ended
                                                            Year Ended December 31,                            June 30,
                                                 ----------------------------------------------     ------------------------------
                                                     1997            1998             1999              1999             2000
                                                 -------------   -------------    -------------     -------------    -------------
                                                                                                             (Unaudited)
Net Sales                                        $  79,621,712   $  88,894,828    $ 148,261,691     $  70,797,132    $  82,869,140
Cost of Goods Sold                                  72,464,751      80,137,798      130,885,136        62,584,400       73,098,688
                                                 -------------   -------------    -------------     -------------    -------------
Gross Profit                                         7,156,961       8,757,030       17,376,555         8,212,732        9,770,452

Selling, General & Administrative Expenses           6,576,535      11,324,823       19,544,572         8,298,064       10,219,715
                                                 -------------   -------------    -------------     -------------    -------------
Income (Loss)  from Operations                         580,426      (2,567,793)      (2,168,017)          (85,332)        (449,263)

Interest Expense                                      (508,951)       (692,066)        (753,088)         (320,545)        (566,154)
Interest Income                                         18,245         140,930          152,159             4,561           88,628
Other Income (Expense)                                  (6,600)       (841,932)         246,124           (61,800)         (67,470)
Equity in net loss of uMember                               --              --               --                --         (948,870)
Gain on sale of uMember shares                              --              --               --                --        2,149,975
                                                 -------------   -------------    -------------     -------------    -------------
(Loss) Income  Before Taxes                             83,120      (3,960,861)      (2,522,822)         (463,116)         206,846

Provision (Benefit) for Income Taxes                    21,440        (771,269)           3,200                --               --
                                                 -------------   -------------    -------------     -------------    -------------
Net (Loss) Income                                $      61,680   $  (3,189,592)   $  (2,526,022)    $    (463,116)   $     206,846
                                                 =============   =============    =============     =============    =============
Basic and Diluted (Loss)
  Earnings Per Common Share                      $        0.01   $       (0.38)   $       (0.23)    $       (0.04)   $        0.02
                                                 =============   =============    =============     =============    =============
Shares used to compute  basic
  (loss) earnings  per share                         6,771,883       8,490,621       10,750,303        10,669,000       11,552,000
                                                 =============   =============    =============     =============    =============
Shares used to compute  diluted
  (loss) earnings  per share                         6,771,883       8,490,621       10,750,303        10,674,000       11,668,000
                                                 =============   =============    =============     =============    =============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       WAREFORCE.COM, INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                         Accumulated
                                                                           Additional       Other           Stock      Deferred
                                                   Common Stock             Paid-in     Comprehensive        Sub-        Comp-
                                              Shares          Amount        Capital       Gain(Loss)      scriptions   ensation
                                           --------------------------------------------------------------------------------------
BALANCE 12/31/96                            6,771,883        $ 1,000             --       $(16,796)           --            --
Net income
Notes receivable from stockholder
Unrealized loss on marketable
  securities (net of deferred tax
  benefit of $2,706)                                                                        (4,035)
Accumulated comprehensive income
                                           --------------------------------------------------------------------------------------
BALANCE 12/31/97                            6,771,883          1,000             --        (20,831)           --            --
To reflect reverse merger into par
  value stock                                                  6,882         (6,882)
Jolley Vending, Inc. shares out-
  standing prior to reverse merger          1,110,000
Stock issued for compensation
  at $.49 per share                           253,120            253        124,123
Stock issued for conversion of
  debt at $3.00 per share                   1,999,997          2,000      5,998,000
Proceeds from sale of 5,000
  shares of common stock
  subscriptions form exercise of
  stock options                                                                                           20,000
Notes receivable from stockholder
  Net loss
  Unrealized gain on marketable
    securities (net of deferred tax
    benefit of $32)                                                                             48
Accumulated comprehensive loss
Repricing of Series A and B Warrants                                      3,429,000
                                           --------------------------------------------------------------------------------------
BALANCE 12/31/98                           10,135,000         10,135      9,544,241        (20,783)       20,000            --
Stock sold in private placement at
   $4.00 per share.                           600,000            600      2,149,400
Conversion of stock subscription to
   common stock                                 5,000              5         19,995                      (20,000)
Stock issued for exercise of stock
   options                                     10,000             10         47,490
Restricted stock issued in April for
   70% interest in uMember                     30,000             30        172,470
Stock issued as part of purchase
   price of Kennsco                            51,948             52        249,948
Interest on notes receivable
   from stockholder (net of payment)
Change in unrealized losses                                                                 20,783
Repricing of Series A and B Warrants                                        922,000
Net Loss
Accumulated comprehensive loss
                                           --------------------------------------------------------------------------------------
BALANCE 12/31//99                          10,831,948         10,832     13,105,544             --            --            --
Notes receivable from stockholder
Series A warrants exercised                 1,082,650          1,083      1,622,892
Series B warrants exercised                    83,000             83        207,417
uMember recapitalization                                                  2,069,605
Warrants issued for non-employee
  compensation                                                              253,337
Deferred compensation                                                                                                 (230,433)
Series A warrants exercised                    10,350             10         15,515
Series B warrants exercised                     3,500              4          8,746
Repricing of Series B warrants                                              344,998
Amortization of Deferred Comp                                                                                           63,000
Common stock finder's fee  subscription        46,667                        (7,000)                     175,000
Warrants issued as part of
 private placement as finders fees                                          444,905
Dividends on redeemable
 preferred stock
Finder's fee for private placement             17,500             17         50,383
Stock issued for investment services           60,000             60        142,440                                  $(112,500)
Accumulated comprehensive income
                                           --------------------------------------------------------------------------------------
BALANCE 06/30/00                           12,135,615        $12,089    $18,258,782        $     0      $175,000     $(279,933)
                                           ======================================================================================



                                                Notes        Dividends         Retained
                                             Receivable      Redeemable        Earnings        Total Common        Compre-
                                                from         Preferred      (Accumulated       Stockholders'       hensive
                                             Stockholder       Stock           Deficit)           Equity         Income (loss)
                                           -----------------------------------------------------------------------------------
BALANCE 12/31/96                                                               $597,759        $  581,963               --
Net income                                                                       61,680            61,680           61,680
Notes receivable from stockholder              (991,872)                                         (991,872)
Unrealized loss on marketable
  securities (net of deferred tax
  benefit of $2,706)                                                                               (4,035)          (4,035)
Accumulated comprehensive income                                                                                    57,645
                                                                                                                ==========
                                           -----------------------------------------------------------------------------------
BALANCE 12/31/97                               (991,872)                        659,439          (352,264)
To reflect reverse merger into par
  value stock                                                                                          --
Jolley Vending, Inc. shares out-
  standing prior to reverse merger
Stock issued for compensation
  at $.49 per share                                                                               124,376
Stock issued for conversion of
  debt at $3.00 per share                                                                       6,000,000
Proceeds from sale of 5,000
  shares of common stock
  subscriptions form exercise of
  stock options                                                                                    20,000
Notes receivable from stockholder            (2,383,728)                                       (2,383,728)
  Net loss                                                                   (3,189,592)       (3,189,592)      (3,189,592)
  Unrealized gain on marketable
    securities (net of deferred tax
    benefit of $32)                                                                                    48               48
                                                                                                                ----------
Accumulated comprehensive loss                                                                                  (3,189,544)
                                                                                                                ==========
Repricing of Series A and B Warrants                                         (3,429,000)
                                           -----------------------------------------------------------------------------------
BALANCE 12/31/98                             (3,375,600)                     (5,959,153)          218,840
Stock sold in private placement at
   $4.00 per share.                                                                             2,150,000
Conversion of stock subscription to
   common stock
Stock issued for exercise of stock
   options                                                                                         47,500
Restricted stock issued in April for
   70% interest in uMember                                                                        172,500
Stock issued as part of purchase
   price of Kennsco                                                                               250,000
Interest on notes receivable
   from stockholder (net of payment)            (24,399)                                          (24,399)
Change in unrealized losses                                                                        20,783           20,783
Repricing of Series A and B Warrants                                           (922,000)
Net Loss                                                                     (2,526,022)       (2,526,022)      (2,526,022)
                                                                                                                ----------
Accumulated comprehensive loss                                                                                 $(2,505,239)
                                                                                                                ==========
                                           -----------------------------------------------------------------------------------
BALANCE 12/31//99                            (3,399,999)             --      (9,407,175)          309,202
Notes receivable from stockholder                   500                                               500
Series A warrants exercised                                                                     1,623,975
Series B warrants exercised                                                                       207,500
uMember recapitalization                                                                        2,069,605
Warrants issued for non-employee
  compensation                                                                                    253,337
Deferred compensation                                                                            (230,433)
Series A warrants exercised                                                                        15,525
Series B warrants exercised                                                                         8,750
Repricing of Series B warrants                                                 (344,998)
Amortization of Deferred Comp                                                                      63,000
Common stock finder's fee  subscription                                                           168,000
Warrants issued as part of
 private placement as finders fees                                                                444,905
Dividends on redeemable
 preferred stock                                               (352,403)                         (352,403)
Finder's fee for private placement                                                                 50,400
Stock issued for invest-
  ment services                                                                                    30,000
Accumulated comprehensive income                                                206,846           206,846
                                                                                                                   206,846
                                           -----------------------------------------------------------------------------------
BALANCE 06/30/00                            $(3,399,499)      $(352,403)    $(9,545,327)       $4,868,709         $206,846
                                           ===================================================================================

                               WAREFORCE.COM, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                Year ended December 31,
                                                                    -----------------------------------------------
                                                                        1997             1998              1999
                                                                    -----------------------------------------------
OPERATING ACTIVITIES
Net income  (loss)                                                  $     61,680     $ (3,189,592)    $ (2,526,022)
Adjustments to reconcile net income (loss)
   to net cash used in operating activities:
          Depreciation and amortization                                  242,494          500,772        1,252,022
          Amortization of deferred compensation                               --               --               --
          Realized loss (gain) on investments                             46,466           30,629         (142,907)
          Provision for bad debts                                         79,726          110,601          403,999
          Deferred tax benefit                                           153,042         (355,100)              --
          Stock issued for compensation                                       --          124,376               --
          Minority interest                                                   --               --         (251,999)
          Equity in net loss of uMember                                       --               --               --

Changes in operating assets and liabilities:
          Accounts receivable                                          8,862,004         (239,389)      (3,898,984)
          Investment in sales-type leases                                     --               --       (1,151,399)
          Other receivables                                             (558,787)       1,018,800         (845,537)
          Inventory                                                     (636,343)       2,067,651       (1,482,064)
          Prepaid expenses                                               (46,107)        (104,573)        (263,079)
          Income tax receivable                                         (174,791)        (163,348)          11,755
          Other assets                                                    17,385          (55,370)          25,665
          Accounts payable                                             3,986,084       (2,349,972)       1,830,813
          Accrued expenses                                            (1,065,479)         875,160         (737,905)
                                                                    -----------------------------------------------
            Net cash (used in) provided by operating activities       10,967,374       (1,729,355)      (7,775,642)

CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchase of property and equipment                            (381,708)        (643,497)      (1,268,775)
          Proceeds from sale of marketable securities                    623,590           17,315               --
          Cash used in acquisition                                            --       (3,000,000)        (750,000)
                                                                    -----------------------------------------------
            Net cash provided by (used in) investing activities          241,882       (3,626,182)      (2,018,775)

CASH FLOWS FROM FINANCING ACTIVITIES
          Net borrowings (repayments) on line of credit              (10,618,461)       2,047,489        6,790,346
          Long term debt repayments                                     (760,428)          (8,777)      (1,462,270)
          Long term debt borrowings                                           --               --        1,762,841
          Notes receivable and advances to shareholders                 (719,817)      (2,383,728)         (24,399)
          Proceeds from issuance of common stock                              --           20,000        2,197,500
          Proceeds from convertible debt                                      --        6,000,000               --
          Proceeds from issuance of Series A preferred stock                  --               --               --
          Proceeds from exercise of warrants                                  --               --               --
                                                                    -----------------------------------------------
            Net cash provided by (used in)  financing activities     (12,098,706)       5,674,984        9,264,018
                                                                    -----------------------------------------------
NET INCREASE (DECREASE) IN CASH                                         (889,450)         319,447         (530,399)

CASH ACQUIRED IN ACQUISITION                                                  --          115,086           80,404

CASH, beginning of period                                              1,272,638          383,188          817,721

                                                                    -----------------------------------------------
CASH, end of period                                                 $    383,188     $    817,721     $    367,726
                                                                    ===============================================

                                                                           Six Months Ended
                                                                                June 30
                                                                    -----------------------------
                                                                         1999            2000
                                                                    -----------------------------
                                                                              (Unaudited)
OPERATING ACTIVITIES
Net income  (loss)                                                  $   (463,116)    $    206,846
Adjustments to reconcile net income (loss)
   to net cash used in operating activities:
          Depreciation and amortization                                  541,670          648,464
          Amortization of deferred compensation                               --           63,000
          Realized loss (gain) on investments                                 --       (2,149,975)
          Provision for bad debts                                         63,999           90,000
          Deferred tax benefit                                             1,519               --
          Stock issued for compensation                                       --               --
          Minority interest                                              (37,447)              --
          Equity in net loss of uMember                                       --          948,870

Changes in operating assets and liabilities:
          Accounts receivable                                         (5,743,166)     (10,237,562)
          Investment in sales-type leases                                (78,364)        (237,364)
          Other receivables                                             (695,055)        (125,480)
          Inventory                                                   (1,361,837)         211,650
          Prepaid expenses                                               (16,315)          24,535
          Income tax receivable                                            2,680          130,750
          Other assets                                                    45,357         (159,073)
          Accounts payable                                              (761,895)       2,028,778
          Accrued expenses                                              (938,378)        (498,655)
                                                                    -----------------------------
            Net cash (used in) provided by operating activities       (9,440,348)      (9,055,216)

CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchase of property and equipment                            (598,516)        (518,613)
          Proceeds from sale of marketable securities                         --        2,306,743
          Cash used in acquisition                                      (750,000)      (1,310,000)
                                                                    -----------------------------
            Net cash provided by (used in) investing activities       (1,348,516)         478,130

CASH FLOWS FROM FINANCING ACTIVITIES
          Net borrowings (repayments) on line of credit                8,304,301        5,615,056
          Long term debt repayments                                     (289,592)         (44,941)
          Long term debt borrowings                                      117,286          194,208
          Notes receivable and advances to shareholders                  (17,710)             500
          Proceeds from issuance of common stock                       2,197,500               --
          Proceeds from convertible debt                                      --               --
          Proceeds from issuance of Series A preferred stock                  --        3,359,623
          Proceeds from exercise of warrants                                  --        1,855,827
                                                                    -----------------------------
            Net cash provided by (used in)  financing activities      10,311,785       10,980,273
                                                                    -----------------------------
NET INCREASE (DECREASE) IN CASH                                         (477,079)       2,403,187

CASH ACQUIRED IN ACQUISITION                                              80,404           33,371

CASH, beginning of period                                                817,721          367,726

                                                                    -----------------------------
CASH, end of period                                                 $    421,046     $  2,804,284
                                                                    =============================


        The accompanying notes are an integral part of these consolidated financial statements.

                               WAREFORCE.COM, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the year for:
        Income taxes                                             $  230,000            --            --            --            --
                                                                 =======================================  =========================
        Interest                                                 $  451,000    $  692,066    $  753,088    $  320,154    $  566,154
                                                                 =======================================  =========================
NON-CASH FINANCING ACTIVITIES
     Conversion of debt into common stock                                --    $6,000,000    $  250,000            --            --
                                                                 =======================================  =========================
     Stock issued to acquire majority owned subsidiary                   --            --    $  172,500    $  172,500            --
                                                                 =======================================  =========================
     Equity increase in unconsolidated subsidiary                        --            --            --            --    $2,069,605
                                                                 =======================================  =========================
     Value of warrants issued to non-employee to be
        amortized over service period                                    --            --            --            --    $  253,337
                                                                 =======================================  =========================
     Note payable issued in connection with acquisition                  --            --            --    $  250,000            --
                                                                 =======================================  =========================
     Value of stock issued to non-employee to be
       amortized over service period                                     --            --            --            --    $  142,500
                                                                 =======================================  =========================
     Beneficial conversion feature of redeemable
       preferred stock amortized over nine months                        --            --            --            --    $  310,520
                                                                 =======================================  =========================
     Acquisition of Westech
       Fair value of assets acquired not including goodwill              --            --            --            --    $  219,629
       Less: liabilities assumed                                         --            --            --            --       542,983
                                                                 ---------------------------------------  -------------------------
       Goodwill                                                          --            --            --            --    $  323,354
                                                                 =======================================  =========================


       The accompanying notes are an integral part of these consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

1.     Organization and Summary of Significant Accounting Policies:

ORGANIZATION

Wareforce Incorporated ("Wareforce") was incorporated in California in April 1985. In July 1998, Wareforce entered into a transaction that was accounted for as a reverse merger with Jolley Vending, Inc., a Nevada corporation incorporated in June 1995. At the time of the transaction Jolley Vending, Inc. was inactive. The transaction was accounted for as a reverse merger acquisition, which resulted in a recapitalization of Wareforce in as much as it was deemed to be the acquiring entity for accounting purposes. In June 1998, Jolley Vending, Inc. changed its name to Wareforce One, Inc. and in January 1999, changed its name to Wareforce.com, Inc. (the Company). The Company provides computer-related technical services, support, hardware and software that clients need to design, develop, manage and maintain their data processing and information systems.

SIGNIFICANT RISK

During 1999, the Company continued the expansion of its sales and technical services infrastructure through both internal growth and acquisition. As a result, the Company had working capital deficits of $6.5 million and $3.7 million as of December 31, 1999 and 1998, respectively, and net losses of $2.5 million and $3.2 million for the year ended December 31, 1999 and 1998, respectively. For the six months ended June 30, 2000(unaudited) the Company also incurred a net loss of $1.9 million before a one time gain of $2.1 million, related to the sales of a portion of its investment in uMember. Working capital remained at a deficit of $0.4 million. The Company's business plan forecasts a return to profitability during the second half of 2000, which is not guaranteed, and additional acquisitions to further its penetration into the technical services and e-commerce marketplace. Management is implementing actions in conjunction with its business plan that focus on actions to increase margins, reduce costs, and improve liquidity. These actions include negotiations with suppliers to achieve more favorable costs and terms, evaluation of account profitability, and increasing focus on working capital management.

In November 1999, the Company received a commitment of up to $20 million in debt financing to fund its acquisition strategy (see Note 18). The acquisitions must meet certain criteria to be approved for the funding. The Company also plans to raise additional working capital through private offerings of equity. Management believes that funds on hand, available through its line of credit and its ability to raise private equity subsequent to year-end, will be sufficient to fund its needs through December 31, 2000. Subsequent to year-end, approximately 1,100,000 Series A warrants and 83,000 Series B warrants have been exercised, raising approximately $1.8 million. In addition, the sale of 1,085,000 shares of Wareforce holdings in uMember common stock have resulted in proceeds of $2.3 million, net of selling costs, to Wareforce. The Company also finalized a $3.5 million convertible preferred share private placement May 2000, (see Note 18). However, there can be no assurance that the Company will obtain sufficient additional funds to execute its business plan or generate positive operating results. The Company's current line of credit, which expired on August 27, 2000, was extended for another six months through February 27, 2001. Prior to February 27, 2001 the Company will seek to make this facility permanent or pursue other facilities. Failure to make the extension permanent or obtain a new line will have severe adverse consequences for the Company.

ACQUISITIONS

On August 31, 1998, the Company acquired 100 percent of the outstanding common stock of C.Y. Investment, Inc. (CYI) for $3,000,000 cash. CYI is a reseller of computers, accessories and services to businesses, the general public and municipalities. The acquisition has been accounted for as a purchase and the results of CYI have been included in the accompanying consolidated financial statements since the date of the acquisition. The excess of the purchase price over fair value of net assets acquired (goodwill) was $2,837,770 and is being amortized on a straight-line basis over seven years.

In March 1999 certain assets and liabilities of Kennsco were acquired for $750,000 in cash and a note for $250,000, payable in the Company's common stock. The note was converted into

51,948 shares of the Company's common stock based on its closing price on May 19, 1999 of $4.8125 per share as quoted on the National Association of Security Dealers Electronic Bulletin Board. Kennsco, based in Minneapolis, Minnesota, is a technical services company that provides on-site maintenance for desktop and midrange computer equipment; depot repair; and network design, installation and maintenance. The excess of the purchase price over fair value of net assets acquired (goodwill) was $1,820,936 and is being amortized on straight-line basis over seven years. The transaction was accounted for under the purchase method of accounting and the results of Kennsco have been included in the accompanying consolidated financial statements since the date of the acquisition.

The purchase price of CYI and Kennsco was allocated as follows:

                                         CYI             KENNSCO
                                     -----------       -----------
Cash                                 $   115,086       $    80,404
Accounts receivable                    8,810,702         1,269,655
Inventories                            1,380,816           491,210
Investment in Sales Type Leases                0         1,269,797
Other receivables                        148,679                 0
Property and equipment                    56,024           444,097
Goodwill                               2,837,770         1,820,936
Other assets                              28,643            70,195
Accounts payable                      (6,547,299)       (1,184,888)
Line of credit                        (2,968,080)         (877,580)
Accrued expenses                        (862,341)         (410,570)
Long Term Debt                                 0        (1,801,550)
Customer Deposits                              0          (171,706)
                                     -----------       -----------
                                     $ 3,000,000       $ 1,000,000
                                     ===========       ===========

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of CYI and Kennsco had occurred as of the beginning of fiscal 1999 and 1998:

                            1999                 1998
                        -------------       -------------
Net sales               $ 152,442,625       $ 152,616,087
Net loss                $  (2,458,898)      $  (4,324,890)
Net loss per basic
  common share          $       (0.23)      $       (0.50)

In April 1999 the Company exchanged 30,000 shares of its common stock for a 70% interest in uMember, a start up entity. The transaction was valued at $5.75 per share, the fair market value on the date the shares were issued as determined by the closing price of the Company's common stock as quoted on the NASD Electronic Bulletin Board. As there were no assets or liabilities on the date of the Company's investment, the entire purchase price was allocated to goodwill, which is being amortized on a straight-line basis over seven years.

In October 1999, uMember split its stock 5-to-1, increasing outstanding common stock from one million shares to five million shares and authorized common stock from ten million to 50 million shares.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include cash and money market accounts which funds may be deposited or withdrawn at any time without prior notice or penalty. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Marketable Securities

The Company accounts for its marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, the Company's marketable securities, which consist principally of publicly traded equity securities, are classified as available-for-sale. They are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, as well as interest and dividends, are included in other income in the accompanying consolidated statements of operations.

Concentration of Credit Risk

Accounts receivable represent unsecured balances due from its customers with the Company at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations.

Revenues from the four largest customers in each of the years ended December 31, 1999, 1998 and 1997 were approximately 52%, 40% and 63% of net sales, respectively. As of December 31, 1999 and 1998, two customers and one customer respectively, comprised 35% and 11% of accounts receivable, respectively.

In March 2000 a significant customer notified the Company that it would not be renewing its licensing contract. The contract represented approximately 14% of the Company's revenues for the year ended December 31, 1999. Management believes that the loss of the contract will not have a material impact on its financial position or results of operations.

Inventories

Inventories consist primarily of purchased computer software, hardware, peripherals and accessories and are stated at the lower of cost or market; cost is determined using the first-in, first-out method of accounting.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over five years. Leasehold improvements are amortized over the period of the lease or the estimated useful life, whichever is shorter. Expenditures for repairs and maintenance are charged to expense as incurred, while improvements, which prolong the useful life of the asset, are capitalized and depreciated over their estimated useful lives or lease term, whichever is shorter.

Website

The Company accounts for website costs in accordance with the Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, costs associated with the "preliminary project stage" and "post-implemented /operation stage" are expensed as incurred. Costs associated with the "application development stage" are capitalized and amortized using the straight-line method over five years.

Goodwill

Goodwill represents the purchase price in excess of the value of the net assets of companies acquired. In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company periodically assesses the recoverability of the cost of its goodwill based on a review of the projected undiscounted cash flows of the related entities.

INCOME TAXES

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

Reverse Merger and Recapitalization

In connection with the reverse merger, the 2,750,000 shares of common stock outstanding of Wareforce were exchanged at a rate of one share of Wareforce for
2.4625 shares of Jolley Vending, Inc. The financial statements and earnings per share data have been retroactively restated to reflect the post merger share amounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Major Suppliers

The Company purchased approximately 67%, 80% and 92% of software, hardware, accessories and peripherals from four suppliers in 1999, 1998 and 1997, respectively. However, there was no single hardware manufacturer from whom the Company purchased directly more than 10% of its total purchases during fiscal 1999. Although purchases are concentrated with a few key distributors, management believes that other distributors could provide similar services at comparable prices. Additionally, Wareforce purchases Microsoft product licenses directly from Microsoft. These purchases accounted for 17%, 33% and 25% of total purchases for the fiscal years ended December 31, 1999, 1998 and 1997, respectively. A change in certain manufacturers supplying their products through distributors, however, could cause a possible loss of sales, which could adversely affect operating results.

Revenue Recognition

The Company records revenues upon shipment of merchandise or, if drop shipped, upon notification from the supplier that shipment has occurred. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer makes additional copies of the licensed software depending on the type of site license purchased. The Company records the corresponding payable to the software manufacturer for site licenses when such revenues are recorded. The Company also sells software maintenance programs on behalf of various vendors and recognizes the revenues upon the sale of the programs, as they have no future commitment to perform under these maintenance agreements. Revenue for hardware maintenance is recognized on a straight-line basis over the contract period. Technical services revenue is recognized as the service is performed.

Earnings/Loss per Share

Basic earnings/loss per share in the accompanying financial statements is calculated in accordance with SFAS No. 128. SFAS No. 128 requires basic earnings/loss per share be calculated based on weighted average shares outstanding for the period without giving effect to outstanding common stock equivalents, while diluted earnings per share considers the effect of common stock equivalents on weighted average shares outstanding.

Common share equivalents were not considered as they would be anti-dilutive and had no impact on the earnings/loss per share for the fiscal years presented. However, the impact under the treasury stock method of dilutive stock options and warrants would have been 918 and 40,849 common shares for the years ended December 31, 1999 and 1998 respectively. There were no dilutive stock options for the year ended December 31, 1997.

Advertising Costs

The Company expenses advertising costs as incurred. For the years ended December 31, 1999, 1998 and 1997, advertising expense was $147,900, $94,500 and $102,100 respectively.

Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

Reimbursed advertising expense was $268,000, $81,900 and $161,500 for the years ended December 31, 1999, 1998, and 1997, respectively.


2.     Marketable Securities

The following is a summary of available-for-sale securities held by the Company:

                                           Gross            Gross
                                         Unrealized       Unrealized        Estimated
                              Cost         Gains            Losses          Fair Value
                            --------     ----------       ----------        ----------
December 31, 1998           $ 76,608        $  -           $(34,718)         $41,890

All available-for-sale securities were sold in 1999 for a net realized gain of $142,907. The net realized loss on sales of available-for-sale securities totaled $30,629 and $46,466 in 1998 and 1997, respectively.


3.     Investment in Sales-Type Leases

The components of the investment in sales-type leases are as follows:

                                                                         December 31, 1999
                                                                         -----------------
Total minimum lease payments to be received ..........................      $ 2,587,350
Estimated unguaranteed residual values of leased equipment ...........          189,195
Less unearned income .................................................         (355,349)
                                                                            -----------
        Investment in sales-type leases ..............................      $ 2,421,196
                                                                            ===========

The following is a schedule by year of minimum lease payments receivable on non-cancelable sales-type leases:


Years Ending December 31,
-------------------------
2001.............................................................       $1,031,296
2002.............................................................          820,853
2003.............................................................          631,904
2004.............................................................          103,297
                                                                        ----------
     Total minimum lease payments receivable.....................       $2,587,350
                                                                        ==========

There are no contingent rentals included in the statement of operations for the year ended December 31, 1999.

4.     Property and Equipment

Property and equipment consist of the following as of December 31,:

                                        1998              1999
                                    -----------       -----------
Computers and other equipment       $ 1,340,720         1,942,405
Capitalized software                     23,303           653,944
Furniture                               291,713           578,359
Leasehold improvements                  406,861           589,720
Automobiles                              83,478            94,518

                                    -----------       -----------
                                      2,146,075         3,858,946

Less: accumulated depreciation
    and amortization                 (1,018,580)       (1,622,821)
                                    -----------       -----------
                                    $ 1,127,495       $ 2,236,125
                                    ===========       ===========

5.     Line of Credit

During 1998, the Company entered into an agreement with Congress Financial Corporation (Congress) to provide for a $30,000,000 credit facility, of which $18,000,000 has been allocated to Wareforce and $12,000,000 has been allocated to CYI. In March 1999 the agreement was amended to provide for a $2,000,000 revolving sub-facility for Kennsco under the same terms as the original agreement as part of the Wareforce facility. $15,000,000 of the $30,000,000 is a revolving credit line and the other $15,000,000 is to be used for inventory flooring plan.

Advances under the terms of the revolving credit line are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at Congress's prime rate (8.5 and 7.75 percent at December 31, 1999 and December 31, 1998 respectively) and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The Company is in compliance with the covenants.

Outstanding borrowings under the revolving line of credit were $12,170,516 and $7,877,928 at December 31, 1999 and December 31, 1998 respectively. At December 31, 1999, $830,000 was outstanding related to the Kennsco sub-facility.


Advances under the inventory flooring plan are based upon qualified inventory purchases and bear no interest for 30 days, interest is charged at a rate of 1.5 percent per month for payments made by the Company beyond the initial 30 day period. Typically, the Company settles its advances under the inventory flooring plan within the 30 day period. The facility is secured by substantially all of the Company's assets and guaranteed by the majority stockholder in the amount of $1,500,000. Outstanding borrowings under the inventory flooring plan were $6,420,824 and $3,045,486 as of December 31, 1999 and December 31, 1998
respectively.

Unused credit, subject to the terms of the related agreement was $1,059,724 and $4,365,329 at December 31, 1999 and December 31, 1998, respectively.

Prior to August 27, 2000 we had a $30 million line of credit with Congress Financial Corp. (Western) with an underlying financing facility with Nations Bank. Congress extended the facility for six months to February 27, 2001, but as Nations pulled out of this line of financing we obtained the underlying facility with Deutsche Financial Services. Prior to February 27, 2001 we will seek a new lender to replace the current financing facility with Congress. There can be no assurance that a new lender will be found or a new facility obtained. Failure to obtain a new credit line will have severe consequences for us.

6.     Long Term Debt


Long term debt consist of the following as of December 31, 1999:

Discounted lease rentals with financial institutions, with varying monthly payments through June, 2002 with varying
interest rates from 8 to 9.75 percent per annum .....................................      $2,215,190
A note payable to an officer in 13 quarterly installments
starting July 1999 of principal and interest, at the
bank's prime rate of interest charged to Wareforce ..................................         217,187
Note payable to Fidelity Bank for inventory that is due
March 31, 2000 payable in 12 monthly installments of
$39,455, which includes principal and interest at the
current rate of 10.25 percent per year, beginning
April 1,1999 ........................................................................         115,916
Other ...............................................................................           6,637
                                                                                           ----------
Total long term debt ................................................................       2,554,930
                                                                                           ==========
Current portion .....................................................................       1,117,819
                                                                                           ----------
Long term portion ...................................................................      $1,437,111
                                                                                           ==========

At December 31, 1998 long term debt totaled $12,810 consisting primarily of a note payable to a bank, secured by a $27,000 certificate of deposit. The note is payable at $530 per month through December 2000 at 7.5% per annum.

Kennsco utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a non-recourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company.

7.     Convertible Debt

In March and April 1998, the Company issued in aggregate $6,000,000 of 12 percent convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. The Company paid a commission plus expenses of $810,310 to a third party in connection with raising these funds. Interest is payable monthly. During June 1998, the $6,000,000 was converted into 1,999,997 shares of the Company's common stock.

8.     Common Stock

During April 1998, the Company issued options to purchase 253,120 shares of common stock to officers at approximately $0.49 per share for past services performed. During April 1998, the officers exercised the options and were not required to pay the exercise price. Therefore, $124,376 was recorded as compensation expense in the accompanying consolidated statements of operations.

In June 1998, prior to the reverse merger, 1,110,000 shares were outstanding of Jolley Vending, Inc. The former stockholders of Jolley Vending, Inc. were issued 1,110,000 Series A warrants and 1,110,000 Series B warrants to purchase common stock at $13.00 per share and

$15.00 per share respectively. The warrants were exercisable upon filing a registration statement with the Securities and Exchange Commission, which was filed on November 12, 1999. In December 1998, the Series A warrants and Series B warrants were re-priced at $6.00 per share and $7.00 per share, respectively. The difference between the fair value of the warrants as of the date of the re-pricing and the initial issuance was $3,429,000 and was recorded in stockholders' equity in the accompanying consolidated financial statements. The warrants were valued using the Black Scholes option pricing model with the following weighted average assumptions: 0 dividend yield, expected volatility of 86%, weighted average risk-free interest rate of 5.0% and expected life of three years. In December 1999, the Series A warrants and Series B warrants were re-priced at $1.50 per share and $2.50 per share, respectively. The increase in fair value of the warrants as of the date of the re-pricing was $922,000, and was recorded in stockholder's equity in the accompanying consolidated financial statements. The warrants were valued using the Black Scholes option pricing model with the following weighted average assumptions: 0 dividend yield, expected volatility of 99.61%, weighted average risk-free interest rate of 5.7% and expected life of one year.

In January 1999, the Company sold in aggregate 600,000 shares of its common stock in a private placement at an issue price of $4.00 per share for net proceeds of $2,150,000.

Approximately 1,183,000 warrants were exercised during the first quarter of 2000. See note 17 to these financial statements, "Subsequent Events".

9.     Basic Net Loss/Income Per Share

Basic loss/income per share in the accompanying consolidated financial statements is calculated in accordance with SFAS No. 128. This pronouncement requires that basic earnings per share be calculated on weighted average number of common shares outstanding for the period without giving effect to outstanding common share equivalents on weighted average number of common shares outstanding.

During a loss period the assumed exercise of "in the money" stock options has an anti dilutive effect. There were approximately 47,000 and 264,500 options whose exercise price was less than the market price at December 31, 1999 and 1998, respectively. Additionally, there were approximately 496,000 and 139,000 options whose exercise price exceeded the market price at December 31, 1999 and 1998, respectively. The potential dilutive effect of these options was 918 and 40,849 at December 31, 1999 and 1998, respectively.

The following table sets forth the computation of basic and diluted net (loss) income per share:

                                                                Years Ended December 31:
                                                    -------------------------------------------------
                                                        1997              1998               1999
                                                    ------------      ------------       ------------
Net (loss) income                                   $     61,680      $ (3,189,592)      $ (2,526,022)

Denominator:
           Weighted-average shares outstanding         6,771,883         8,490,621         10,750,303
           Effect of dilutive securities:
           Dilutive effect of options
              and warrants                                    --                --                 --

           Weighted-average shares and share
                                                    ------------      ------------       ------------
              equivalents outstanding                  6,771,883         8,490,621         10,750,303
                                                    ============      ============       ============


Basic (loss) income per share                       $       0.01      $      (0.38)       $     (0.23)
                                                    ============      ============       ============

Diluted (loss) income per share                     $       0.01      $      (0.38)      $      (0.23)
                                                    ============      ============       ============


10.    Segment Reporting

The Company has adopted the disclosure requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for additional disclosure about operating segments for interim and annual financial statements. This standard requires financial and descriptive information be disclosed for segments whose operating results are reviewed by the chief operating officer for decisions on resource allocation. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

The Company operates predominately in a single industry segment as a reseller of computer-based technology products and services. Based on geographic location, the Company has three principal segments. These segments are 1) West Coast, 2) Midwest, and 3) East Coast. The chief operating decision maker manages and reviews the results of these regions at the revenue, gross margin and income
(loss) from operations level. The total assets at each region are insignificant and therefore, are not allocated. The accounting policies of the segments are the same as those described in Note 1.

Financial information by geographic segments is as follows (in thousands):

For the six months ended June 30, 2000 (unaudited)

                                                        West                       East       Corporate
                                                        Coast      Mid-West        Coast       Expenses     Consolidated
                                                      ------------------------------------------------------------------
 Revenue                                              $  73,599    $   7,737     $   1,533     $       0     $  82,869

 Gross Profit                                         $   7,633    $   1,942     $     195     $       0     $   9,770

 Expenses                                             $   3,661    $   2,047     $     110     $   4,401     $  10,219

 Income (Loss) from Operations                        $   3,972    $    (105)    $      85     $  (4,401)    $    (449)

For the six months ended June 30, 1999 (unaudited)

                                                        West                       East       Corporate
                                                        Coast      Mid-West        Coast       Expenses     Consolidated
                                                      ------------------------------------------------------------------
 Revenue                                              $  65,003    $   4,232     $   1,562     $       0     $  70,797

 Gross Profit                                         $   6,568    $   1,427     $     218     $       0     $   8,213

 Expenses                                             $   3,333    $   1,303     $     150     $   3,512     $   8,298

 Income (Loss) from Operations                        $   3,235    $     124     $      68     $  (3,512)    $     (85)

For the year ended December 31, 1999

                                                        West                       East       Corporate
                                                        Coast      Mid-West        Coast       Expenses     Consolidated
                                                      ------------------------------------------------------------------
 Revenue                                              $ 132,963    $  12,647     $   2,652     $       0     $ 148,262

 Gross Profit                                         $  13,489    $   3,542     $     346     $       0     $  17,377

 Expenses                                             $   7,677    $   3,642     $     366     $   7,860     $  19,545

 Income (Loss) from Operations                        $   5,812    $    (100)    $     (20)    $  (7,860)    $  (2,168)

For the year ended December 31, 1998

                                                        West                       East       Corporate
                                                        Coast      Mid-West        Coast       Expenses     Consolidated
                                                      ------------------------------------------------------------------
 Revenue                                              $  86,558    $       0     $   2,337     $       0     $  88,895

 Gross Profit                                         $   8,410    $       0     $     347     $       0     $   8,757

 Expenses                                             $   5,529    $       0     $     502     $   5,294     $  11,325

 Income (Loss) from Operations                        $   2,881    $       0     $    (155)    $  (5,294)    $  (2,568)

For the year ended December 31, 1997

                                                        West                       East       Corporate
                                                        Coast      Mid-West        Coast       Expenses     Consolidated
                                                      ------------------------------------------------------------------
 Revenue                                              $  79,622    $       0     $       0     $       0     $  79,622

 Gross Profit                                         $   7,157    $       0     $       0     $       0     $   7,157

 Expenses                                             $   1,740    $       0     $       0     $   4,837     $   6,577

 Income(Loss) from Operations                         $   5,417    $       0     $       0     $  (4,837)    $     580

11.    Commitments

       a.     Operating Leases

       The Company leases facilities under non-cancellable operating leases expiring through January 2005. The lease agreements provide for periodic cost of living adjustments based upon changes in the Consumer Price Index. Rent expense recorded by the Company totaled approximately $1,143,000, $551,000 and $366,000 during 1999, 1998 and 1997, respectively.

       Minimum lease payments for the years ending December 31 are as follows:

                      2000               $1,125,289
                      2001                  975,758
                      2002                  646,080
                      2003                  396,034
                      2004                  289,359
                      Thereafter             45,440
                                         ----------
                                         $3,477,960
                                         ==========

       b.     Employment Contracts

       The Company has employment agreements with six of its executive officers, which expire through May 2002. These agreements provide for minimum salary levels, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1999, excluding bonuses, was approximately $1,616,000.

12.    Employee Profit Sharing Plan

The Company has a 401(k) Plan, whereby eligible employees can defer up to 10% of their salary, subject to certain limitations, and the Company, at its discretion, may make a matching contribution equal to a percentage of the deferred salary elected by employees. Contributions made by the Company to both plans totaled $16,700 and $6,135 in 1999 and 1998, respectively. There were no contributions made by the Company to either plan in 1997.

13.    Related Party Transaction

The Company has various notes due from the majority shareholder.
These notes include $2,457,700 advanced to this shareholder to purchase 3,358,938 shares of common stock from the former majority shareholder in February 1998. The notes are due in varying amounts from December 2000 to December 2008 and bear interest at rates from 5.83% to 6.48% and are pledged as collateral for the line of credit. Included in notes receivable and advances to stockholder is $152,399 of accrued interest as of December 31, 1999. In addition, the Company has made advances to this shareholder. Total advances without a promissory note were $789,900 as of December 31, 1999. The shareholder plans to repay these advances beginning in fiscal year 2000 through 2008.

An officer of the Company owns the Plymouth, Minnesota facility that is Kennsco's principal office and warehouse. The annual lease obligation for this approximately 24,000 square feet facility is $189,571. Management believes that this lease is at competitive market rates.

At the time of the acquisition of uMember.com the Company made a commitment to fund $1.0 million of their initial operations and development costs. As of December 31, 1999 the Company has funded $1.2 million. uMember has entered into a loan agreement with the Company to repay amounts advanced upon receipt of equity financing. The loan was repaid from funds received from the reverse merger. (See Note 1, Acquisitions.)

14.    Wareforce Stock Option Plan

During 1998 the Board approved the Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan (the 1998 Plan). The 1998 Plan has three separate equity programs: the discretionary option grant program, the stock issuance program and the automatic option grant program. As part of the 1998 Plan, the number of common stock available for issuance is 1,000,000 shares subject to increases per year of one percent of the common stock outstanding on December 31 of the preceding year. Incentive stock options will be granted at a price that is not less than 100 percent of fair value of the stock at the date of grant, and non-qualified stock options will be granted at a price that is not less than 85 percent of fair value of the stock at the date of grant. Options vest as determined by the plan administrator and are generally exercisable over a period not to exceed ten years.

The number of options and weighted-average exercise prices of options for each of the following groups of options, for the periods indicated, are as follows:


                                                 Number of    Weighted-Average
                                                  Options      Exercise Price
                                                 ---------    ----------------
Options outstanding at December 31, 1997               --             --
  Granted                                         670,979          $2.49
  Exercised                                       258,120          $0.56
  Cancelled                                         8,750          $3.34
                                                  -------
Options Outstanding at December 31, 1998          404,109          $3.73
  Granted                                         234,250          $4.48
  Exercised                                        10,000          $5.00
  Cancelled                                        85,250          $4.12
                                                  -------
Options Outstanding at December 31, 1999          543,109          $3.98
                                                  =======


                                          Weighted         Remaining
                           Options         Average        Contractual
                         Exercisable    Exercise Price       Life
                         -----------    --------------    -----------
December 31, 1997               --             --             --
December 31, 1998          145,859          $3.59            8.6
December 31, 1999          210,935          $3.69            8.6


The following table summarizes information about stock options outstanding at December 31, 1999:

                                                      Weighted-Average
     Weighted-Average         Number of Options          Remaining          Number of Shares
      Exercise Price             Outstanding          Contractual Life        Exercisable
     -----------------        -----------------       ----------------      ----------------
        $2.19-$4.00                266,250                8.8 years            137,164
        $4.01-$5.13                253,859                8.5 years             73,771
        $5.14-$10.00                23,000                9.2 years                 --


The Company accounts for grants under the 1998 Plan under APB No. 25 and, accordingly, no compensation costs have been recognized in the accompanying consolidated statements of operations. If compensation costs for the 1998 Plan had been determined under SFAS No. 123, pro forma net loss would have been as follows:

Net loss as reported                                  $(2,526,022)
Net loss pro forma                                    $(3,121,567)
Basic and diluted loss per share

  as reported                                         $     (0.23)
Basic and diluted loss per share
  pro forma                                           $     (0.29)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                     Weighted-Average Assumptions for
                                                               Option Grants
                                                     --------------------------------
Dividend Yield                                                     None
Expected Volatility                                                99.6%
Weighted Average Risk-Free Interest Rate                           5.56%
Expected Lives                                                     5 years
Weighted-Average Fair Value of Options Granted                     $3.52

15.    uMember Stock Option Plan

In February 1999, uMember's Board of Directors approved the uMember.com, Inc. 1999 Stock Option/Stock Issuance Plan (the uMember Plan). The plan has three separate equity programs: the discretionary option grant program, the stock issuance program and the automatic option grant program. As part of the uMember Plan, the number of common stock available for issuance is 5,000,000 shares subject to increases per year of one percent of the common stock outstanding on December 31 of the preceding year. Incentive stock options will be granted at a price that is not less than 100% of fair value of the stock at the date of grant, and non-qualified stock options will be granted at a price that is not less than 85% of fair value of the stock at the date of the grant. Options vest as determined by the plan administrator and are generally exercisable over a period not to exceed ten years.

At December 31, 1999, 860,200 options had been granted with 755,200 outstanding. The options were issued at fair market value as determined by the board of directors ($0.025 per share). None of these options have been exercised, but 105,000 had been cancelled at December 31, 1999. 546,200 of the options were fully vested upon issuance under the plan to the initial officers and employees of uMember.

uMember accounts for grants to employees, directors and officers under the uMember Plan under APB No. 25 and, accordingly, no compensation costs have been recognized in the accompanying consolidated statements of operation for the year ended December 31, 1999. If compensation costs for the 1999 plan had been determined under SFAS 123, proforma net loss would have been as follows:

Net loss as reported                                    $(634,922)
Net loss pro forma                                      $(640,755)
Basic and diluted loss per share
  as reported                                           $   (0.51)
Basic and diluted loss per share
  pro forma                                             $   (0.51)

The fair value of each option grant was estimated on the date of grant using the Black Scholes option pricing model with the following assumptions:

                                                      Weighted-Average Assumptions for
                                                               Option Grants
                                                      --------------------------------
Dividend Yield                                                     None
Expected Volatility                                                119.89%
Weighted Average Risk-Free Interest Rate                           5.12%
Expected Lives                                                     5 years
Weighted-Average Fair Value of Options Granted                     $0.025

During 1999 uMember granted 10,000 options to non-employees. The Company accounts for stock options granted to non-employees in accordance with SFAS No. 123 that requires non-cash compensation expense be recognized over the expected period of benefit. During fiscal 1999 the amount of non-cash compensation was immaterial.

16.    Income Taxes

The (benefit) provision for income taxes is as follows as of December 31:

                             1997                 1998                1999
                           -------------------------------------------------
Current:
          Federal          $  14,700                  --                  --
          State                6,800               2,400               3,200

Deferred:
          Federal                (60)           (590,669)             32,000
          State                   --            (183,000)            (32,000)
                           -------------------------------------------------
                           $  21,440           ($771,269)          $   3,200
                           =================================================

The deferred income tax assets consist of the tax effect of temporary differences related to the following components as of December 31:

                                                       1998                  1999
                                                   ---------------------------------
Deferred tax assets:
          Inventory reserves                       $   138,000           $   233,000
          Allowance for bad debts                      180,200               121,000
          Other accruals                               115,300                48,000
          Net operating loss carryforward            1,426,000             2,040,000
          Star-up costs                                     --               242,000
                                                   ---------------------------------
                                                   $ 1,859,500           $ 2,684,000
          Valuation allowance                       (1,228,500)           (2,053,000)
                                                   ---------------------------------
                                                   $   631,000           $   631,000
                                                   =================================

As of December 31, 1999, the Company has a Federal net operating loss carryforward of $5,230,000, which will expire from 2009 to 2019, and a State net operating loss carryforward of $2,965,000, which will expire from 2002 to 2007. A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                     1997          1998        1999
                                     ------------------------------
Federal income tax (benefit)
          provision at the
          statutory rate              34%          -31%         -34%
State taxes, net of Federal
          income tax effect            4%          -9%          -6%
Provision for net operating
          loss carryforward           -28%         --           33%
Tax refund claims and other
          items, net                   9%          14%           7%
                                     ------------------------------
                                      19%          -26%          0%
                                     =============================

The Company establishes valuation allowances in accordance with SFAS 109. The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates it is more likely than not that the benefits will be realized.

17.    Subsequent Events

a.     uMember Reverse Merger

In February and March 2000, uMember sold 2,000,000 shares of common stock, in a private placement, at an issue price of $2.50 per share for net proceeds of approximately, $4,000,000.

This transaction was part of an agreement entered into in January 2000 with Art Cards, Inc. (AC), a Colorado corporation in which AC acquired all of the outstanding common stock of uMember in exchange for 15,000,000 restricted shares of AC. The transaction will be accounted for as a reverse merger acquisition, which results in a recapitalization of uMember in as much as it is deemed to be the acquiring entity for accounting purposes.

In March 2000, in conjunction with the reverse merger Wareforce sold 1,085,000 shares of its uMember common stock at $2.50 per share. This raised proceeds of approximately $2,300,000, net of selling costs.

This transaction has diluted the Company's ownership in uMember from 70% as of December 31, 1999 to 40%.

b.     Warrants

During the quarter ended March 31, 2000, approximately 1.1 million Series A warrants and 73,000 Series B Warrants have been exercised, generating net proceeds of approximately $1,800,000.

In March 2000 the Company issued 125,000 warrants exercisable at $4.00 each for investment services. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 0 dividend yield, expected volatility of 81.23%, weighted average risk-free interest rate of 6.3% and expected life of three years. The value of these warrants for non-cash compensation was determined to be approximately $253,000 and was recorded in stockholder' equity in the accompanying consolidated financial statements. The compensation will be charged to the statement of operations over the life of the contract to provide services.


c.     New President

The Company hired a new president, Jim Illson, whose employment started March 13, 2000. As part of his employment agreement Mr. Illson received options to purchase 592,592 of our shares at $1.6875, the fair market value as determined by the our share's closing bid price on the date the grant was approved. These options vest over four years, are exercisable over 10 years, and were issued under the terms and conditions of our stock option plan. Mr. Illson further received options to purchase 50,000 shares of uMember.com at $2.50 per share. These options vest over four years, are exercisable over 10 years, and were issued under the terms and conditions of uMember's stock option plan.

d.     Stock Dividend

The Company's Board of Directors has authorized the distribution of uMember.com Inc. stock dividend to Wareforce.com shareholders. Payment of the dividend is contingent upon certain events, included but not limited to, resolution of certain legal and tax issues, and will occur when and if such dividend shares are eligible for open market sales upon an effective SEC registration statement, providing it is filed in a timely manner. Terms of the scheduled distribution, the setting of a qualifying record date of shareholders, and other matters relating to the distribution are yet to be determined.

e.     Acquisitions

       The Company signed a letter of intent to acquire Western Technologies LLC (Westech), a California corporation that specializes in developing websites for e-commerce companies. The purchase price will consist entirely of the assumption of certain liabilities which total approximately $500,000 in exchange for assets. The letter of intent specifies that the purchase will be treated as an asset acquisition with an assumption of certain liabilities.

18.    Information Related to Interim Financial Statements (Unaudited)

Basis of Presentation

       The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related noted thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

Acquisitions

       On May 16, 2000, the Company acquired Western Technologies Group, LLC (Westech) of Corona, California. Westech is a rapidly growing Internet developer and provider of online procurement applications, full desktop development and website hosting. It specializes in developing websites for e-commerce companies. The purchase price consists entirely of the assumption of certain liabilities, which total approximately $500,000 in exchange for assets. The transaction will be accounted for under the purchase method of accounting and the results of Westech are included in the accompanying consolidated financial statements from the date of acquisition.

       On June 5, 2000, we completed the purchase of certain assets and assumption of certain liabilities of Pacific Online Computers, Inc. d/b/a Online Connecting Point, a regional enterprise technology management firm with revenues of approximately $61 million in fiscal 1999. The purchase consisted of a combination of $1.3 million in cash, a $1.2 million note payable and the assumption of approximately $160,000 in liabilities. The note payable is contingent upon meeting certain performance requirements (as defined in the agreement). The calculation is done monthly with a maximum earn out of $25,000 per month commencing October 1, 2000 through October 2002. As of June 30, 2000 the note payable has not been recorded as part of the purchase price. The assets purchased include fixed and intangible assets. Liabilities assumed were the accrued vacation of Online employees that the company hired. Online is Southern California-based and provides businesses with hardware configuration, customer software image management, product delivery and maintenance. We assumed Online's customer contracts and employed virtually all of their approximately 120 employees. The majority of these employees are technical service employees, working onsite at customer locations. We believe that the Online acquisition strengthens both our Southern California presence as well as our ability to offer technical services.

The purchase price of Online and the acquisition of Westec assets were allocated as follows:

                                   Online               Westech
                                -----------           -----------
Cash                                     --           $    33,371
Accounts receivable                   2,346               141,577
Prepaid expenses                         --                 9,240
Other receivables                        --                13,254
Property and equipment            1,469,133                22,187
Goodwill                                 --               323,354
Accounts payable                         --              (107,445)
Accrued expenses                   (159,133)             (435,538)
                                -----------           -----------
                                $ 1,312,346           $         0
                                ===========           ===========


Goodwill resulting from the acquisition from Westech will be amortized over seven years from the date of acquisition.

In August 2000 the Company terminated the relationship with a lender that had given it a commitment of up to $20 million in debt financing to fund the Company's acquisition strategy. Over the past several months, the Company has determined that the lender is unable to fulfill its obligations.


Significant Risk

The Company's credit facility will expire on February 27, 2001. The bank has notified the Company that it does not intend to renew the facility. The Company is in the process of seeking a new lender to replace the current financing facility. There can be no assurance that a new lender can be found or a new facility obtained. Failure to obtain a new credit line will have severe consequences to the Company.

The Company has been advised by its independent public accountants that, if this contingency has not been resolved prior to the completion of their audit of the Company's financial statements (which will also occur around February 27, 2001) for the year ending December 31, 2000, their auditors' report on those financial statements will be qualified as being subject to the ultimate outcome of that contingency.

Convertible Preferred Shares

       On May 2, 2000 Wareforce finalized a $3.5 million convertible preferred share private placement. Wareforce issued 454,545 preferred shares with a 6% coupon payable semi-annually. The preferred shares are convertible to common shares based on a series of formulas at the lessor of 150% of the common stock average bid price on the closing date or 95% to 107% of the bid price at the time of conversion depending on the time held. The preferred shares are to be registered within 120 days of the closing date. The preferred shares are not convertible for a period of nine months if the closing bid price is below $4.25. The preferred shares must be converted to common shares at the end of three years. 116,667 five-year warrants were issued in connection with the preferred stock issuance. The warrants are convertible at 125% of the bid price on the closing date. In addition, we issued 64,167 shares of common stock, and 182,354 warrants to purchase shares of common stock at $4.19 per share as finders' fees in connection with the private placement.


       On October 24, 2000, the Company entered into a Securities Purchase Agreement whereby it agreed to sell 704,225 restricted shares of its common stock at $0.85 per share, calculated at the average of the closing bid price of the Company's common stock during the ten trading days immediately preceding the signing of the agreement, to a European investment fund. As part of the agreement, the Company agreed to issue to the fund 400,000 warrants, exercisable over one year, to purchase shares of the Company's common stock at $0.85 each. The payment for the shares and their subsequent issuance, along with the issuance of the warrants, is to take place in three equal installments, on October 24, 2000, December 7, 2000, and October 20, 2001. As part of the agreement, the Company has agreed to use $600,000 of the proceeds of the sale of stock for a loan to uMember.com, Inc., a related entity, of which the Company currently owns approximately 40%. In addition to lending uMember the proceeds from the sale of these shares, the Company, as part of the loan agreement, has agreed to lend to uMember an additional $600,000. The Company is not be required to distribute any of this additional $600,000 in the first ninety (90) days after the effective date of Agreement; and (ii) the Company not be required to distribute more than $75,000 in any single month in which such funds are distributed. One half of the loan matures in one year, with the other one half becoming a term loan at the end of the first one-year period. The loan is priced at prime plus one percent.

       In November 2000 the Shaar Fund and the Triton Private Equities Fund agreed to waive any penalties owed to them due to the late filing of this registration statement by the Company. To affect this agreement, Mr. Rechtman, the Company's CEO and major shareholder, has agreed to place into escrow 400,000 shares he holds personally in the Company's common stock. If this registration statement is not made effective within 90 days from the date of its initial filing, these shares will be released from escrow and placed in the name of Shaar and Triton.

Warrants and Shares Issued

       During the six months ended June 30, 2000, approximately 1.1 million Series A warrants and 83,000 Series B Warrants have been exercised, generating net proceeds of approximately $1,800,000.

       In May 2000, the Series B warrants were repriced at $1.50 per share. The increase in fair value of the warrants as of the date of the re-pricing was $345,000, and was recorded in stockholder's equity in the accompanying consolidated financial statements. The warrants were valued using the Black Scholes option pricing model with the following weighted assumptions: 0 dividend yield, expected volatility of 81.23%, weighted average risk-free interest rate of 5.7%, and expected life of two years.

       In June 2000 the Company issued 60,000 restricted shares of its common stock at between $2.25 to $3.00 per share for investment services to an individual and a corporation. Compensation expense has been deferred and will be recognized over the related service period.

Unconsolidated Subsidiary

       Effective March 16, 2000, uMember became an unconsolidated subsidiary, the following unaudited Statements of Operations represent their financial position as a stand-alone company for the periods indicated.


                                     uMEMBER
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                         Six Months Ended June 30,
                                                    -----------------------------------
                                                        1999                   2000
                                                    ------------           ------------
Net Sales                                                     --           $    104,063
Cost of Goods Sold                                            --                167,745
                                                    ------------           ------------
Gross Profit                                                  --                (63,682)

Selling, General & Administrative Expenses               123,524              1,966,842

                                                    ------------           ------------
(Loss) from Operations                                  (123,524)            (2,030,524)

Interest Expense                                              --                (35,969)
Other Expense                                             (2,449)                    --
                                                    ------------           ------------
Income (Loss) Before Taxes                              (125,973)            (2,066,493)

Provision (Benefit) for Income Taxes                         800                    800

                                                    ------------           ------------
Net Loss                                            ($   126,773)          ($ 2,067,293)
                                                    ============           ============

Net Loss Per Common Share of Common Stock           ($      0.02)          ($      0.14)
                                                    ============           ============

Average Common Shares Outstanding                      5,000,000             14,686,000
                                                    ============           ============

Consolidated Proforma Statements of Operations

       The following statements of operations for the twelve months ended December 31, 1999 assume that the acquisitions of Kennsco, uMember, Online, and Westech occurred on January 1, 1999.

       The historical financial information for the year ended December 31, 1999 has been derived from the consolidated financial statements included elsewhere in this prospectus. The proforma financial information should be read in conjunction with the accompanying notes and with the financial statements of Wareforce, Kennsco, uMember, Online, and Westech included elsewhere in this prospectus. The proforma combined financial information does not purport to be indicative of operating results which would have been achieved had the acquisitions occurred as of the dates indicated and should not be construed as representative of future operating results. In the opinion of the Company's management, all adjustments have been made to reflect the effects of these acquisitions.


                      Wareforce.com, Inc. and Subsidiaries
                 Consolidated Proforma Statements of Operations
                     For the Six Months Ended June 30, 2000
                                    Unaudited

                                            Wareforce                                               Proforma
                                           As Reported            Online             Westech       Adjustments       Combined
Revenue                                   $  82,869,140       $  25,447,571       $     325,565          --        $108,642,276

Cost of sales                                73,098,688          22,090,132              64,602          --          95,253,422

                                          -------------------------------------------------------------------------------------
Gross profit                                  9,770,452           3,357,439             260,963          --          13,388,854

Selling, general, and administrative         10,219,715           6,190,176             209,494      86,592(1)       16,705,977

                                          -------------------------------------------------------------------------------------
(Loss) income from operations                  (449,263)         (2,832,737)             51,469     (86,592)         (3,317,123)

Other expense
Interest expense                               (566,154)           (273,308)                 --          --            (839,462)
Interest income                                  88,628               6,982                  --          --              95,610
Other income (expense)                        2,082,505                  --              23,874          --           2,106,379
Minority interest                              (948,870)                 --                  --          --            (948,870)

                                          -------------------------------------------------------------------------------------
(Loss) income before taxes                      206,846          (3,099,063)             75,343     (86,592)         (2,903,466)

Provision for income taxes                           --                  --                  --          --                  --

                                          -------------------------------------------------------------------------------------
Net (loss) income                         $     206,846       $  (3,099,063)      $      75,343    $(86,592)       $ (2,903,466)
                                          =====================================================================================

Basic & diluted net loss per share        $        0.02                                                            $      (0.25)

Weighted average number of common
   shares outstanding                        11,552,081                                                              11,552,081

Notes:
Online results are for five months ended May 31, 2000, while Westech represents four months ended April 30, 2000.

(1) To adjust for amortization of the excess purchase price over net assets acquired. The amortization is based on a seven year life using the straight-line method.

                      Wareforce.com, Inc. and Subsidiaries
                 Consolidated Proforma Statements of Operations
                  For the Twelve Months Ended December 31, 1999
                                    Unaudited

                                          Wareforce                                                 Proforma
                                         As Reported      Kennsco       Online         Westech     Adjustments        Combined
Revenue                                 $148,261,691    $4,180,934    $61,162,748     $750,836            --       $ 214,356,209

Cost of sales                            130,885,136     2,837,161     51,086,675       79,001            --         184,887,973
                                        ----------------------------------------------------------------------------------------
Gross profit                              17,376,555     1,343,773     10,076,073      671,835                        29,468,236

Selling, general, and administrative      19,544,572     1,094,985      9,660,077      840,314        82,743(1)       31,222,691
                                                                                                      37,500(2)           37,500
                                        ----------------------------------------------------------------------------------------
(Loss) income from operations             (2,168,017)      248,788        415,996     (168,479)     (120,243)         (1,791,955)

Other expense
Interest expense                            (753,088)      (66,561)      (668,420)          --            --          (1,488,069)
Interest income                              152,159            --             --           --            --             152,159
Other income (expense)                       246,124        (6,409)    (1,086,728)          --            --            (847,013)
                                        ----------------------------------------------------------------------------------------
(Loss) income before taxes                (2,522,822)      175,818     (1,339,152)    (168,479)     (120,243)         (3,974,878)

Provision for income taxes                     3,200         3,200
                                        ----------------------------------------------------------------------------------------
Net (loss) income                        $(2,526,022)   $  175,818    $(1,339,152)   $(168,479)    $(120,243)        $(3,978,078)
                                        ========================================================================================
Basic & diluted net loss per share            $(0.23)                                                                     $(0.37)

Weighted average number of common
  shares outstanding                      10,750,303                                                  42,193(3)       10,792,496

Notes:
The "Wareforce as Reported" includes the results of operations for Wareforce and Impres for the twelve months ended December 31, 1999 and Kennsco for the period from April 1999 (date of acquisition) through December 31, 1999. The Kennsco results are for the period from January 1, 1999 through March 31, 1999. The Online and Westech results are for the twelve months ended December 31, 1999. The combined results are the results of operations as if the companies were consolidated as of January 1, 1999.

uMember at the time of the acquisition, March 1999, was a start-up organization and had no operating results prior to that time. Accordingly, no proforma data is included as an organization. Operating results for the nine months ended December 31, 1999 are included in the consolidated results under "Wareforce as Reported".

(1) To adjust for amortization of the excess purchase price over net assets acquired. The amortization is based on a seven year life using the straight-line method.

(2) To adjust for salary changes and employment agreements for principals in organizations acquired.

(3) T adjust for the additional shares issued in connection with the acquisition of Kennsco and uMember.

                          KENNSCO, INC. AND SUBSIDIARY
                               PLYMOUTH, MINNESOTA

                          CONSOLIDATED FINANCIAL REPORT
                                  JUNE 30, 1998


                                    CONTENTS




                                                                PAGE
                                                                ----
INDEPENDENT AUDITORS' REPORT................................    F-30
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated balance sheets...............................    F-31
  Consolidated statements of operations and retained
     earnings (deficit).....................................    F-32
  Consolidated statements of cash flows.....................    F-33
  Notes to consolidated financial statements................    F-34

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Kennsco, Inc.
Plymouth, Minnesota

       We have audited the accompanying consolidated balance sheets of Kennsco, Inc. and subsidiary as of June 30, 1998 and the related consolidated statements of operations and retained earnings (deficit) and cash flows for the periods ended June 30, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Kennsco, Inc. and subsidiary as of June 30, 1998, and the results of their operations and their cash flows for the periods ended June 30, 1998 and 1997 in conformity with generally accepted accounting principles.

       As discussed in Note 10 to the financial statements, on March 22, 1999, the Company sold its assets to a third party.

                                          /s/ Boyum & Barenscheer PLLP
                                          --------------------------------------

Minneapolis, Minnesota
January 20, 1999, (except for Note 10,
  to which the date is March 22, 1999)

                          KENNSCO, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS




                                                                    JUNE 30,      SIX MONTHS ENDED
                                                                      1998        DECEMBER 31, 1998
                                                                  -----------     -----------------
                                                                                     (UNAUDITED)
ASSETS
CASH .......................................................      $        --       $   159,655
RECEIVABLES
  Accounts receivable, trade, less allowance for
    doubtful accounts of $30,000 at June 30, 1998
    and 1997 and $57,112 at December 31, 1998 ..............        1,336,403         1,485,391
  Accounts receivable, other ...............................          165,251                --
                                                                  -----------       -----------
      TOTAL RECEIVABLES ....................................        1,501,654         1,485,391
NET INVESTMENT IN SALES-TYPE LEASES ........................        1,313,081         1,442,264
INVENTORY ..................................................          870,417           714,436
DEPOSITS AND PREPAID EXPENSES ..............................          170,179           131,320
COMPUTER EQUIPMENT UNDER OPERATING LEASES,
  at cost ..................................................               --                --
  Less accumulated depreciation ............................               --                --
                                                                  -----------       -----------
      NET COMPUTER EQUIPMENT UNDER OPERATING
         LEASES ............................................               --                --
EQUIPMENT, at cost
  Transportation equipment .................................           72,135            68,535
  Maintenance equipment ....................................          680,450           680,254
  Office equipment .........................................        1,232,503         1,225,267
  Leasehold improvements ...................................          283,597           287,205
                                                                  -----------       -----------
                                                                    2,268,685         2,261,261
  Less accumulated depreciation ............................        1,549,488         1,666,700
                                                                  -----------       -----------
      NET EQUIPMENT ........................................          719,197           594,561
INTANGIBLES (net of accumulated amortization)
  Covenants not to compete .................................               --                --
  Goodwill .................................................          299,902           287,085
                                                                  -----------       -----------
      TOTAL INTANGIBLES ....................................          299,902           287,085
                                                                  -----------       -----------
      TOTAL ASSETS .........................................      $ 4,874,430       $ 4,814,712
                                                                  ===========       ===========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
LIABILITIES
  Demand note payable, bank ................................      $ 1,707,009       $ 1,613,203
  Demand note payable, stockholder .........................          290,762           290,762
  Checks written in excess of account balance ..............          321,053                --
  Installment notes payable to banks and
    others .................................................          159,626            56,595
  Discounted lease rentals .................................        1,189,460         1,277,857
  Accounts payable, trade ..................................        1,104,481         1,025,789
  Customer deposits and advances ...........................          238,138           186,309
  Accrued expenses .........................................          196,686           320,398
  Income taxes payable .....................................           21,004             5,079
                                                                  -----------       -----------
      TOTAL LIABILITIES ....................................        5,228,219         4,775,992
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock, $1.00 par value; 25,000 shares
    authorized, 1,000 shares issued and
    outstanding ............................................            1,000             1,000
  Additional paid-in capital ...............................            9,586             9,586
  Retained earnings (deficit) ..............................         (364,375)           28,134
                                                                  -----------       -----------
      TOTAL STOCKHOLDER'S EQUITY (DEFICIT) .................         (353,789)           38,720
                                                                  -----------       -----------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
         (DEFICIT) .........................................      $ 4,874,430       $ 4,814,712
                                                                  ===========       ===========


  The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND RETAINED EARNINGS (DEFICIT)



                                                                                                SIX MONTHS ENDED
                                                        YEARS ENDED JUNE 30,             --------------------------------
                                                   -------------------------------       DECEMBER 31,        DECEMBER 31,
                                                       1998                1997              1998                1997
                                                   ------------       ------------       ------------       ------------
                                                                                         (UNAUDITED)         (UNAUDITED)
REVENUES
Equipment sales and maintenance
income ......................................      $ 16,729,744       $ 20,372,736       $  8,938,634       $  7,508,736
  Equipment sales-leases ....................         1,139,154          1,336,551            601,569            922,370
  Operating lease income ....................           145,560            195,195             61,551             83,009
  Financing lease income ....................           140,575            141,530             64,579             68,918
  Interest and miscellaneous
     income .................................             1,975             10,873                960              1,514
                                                   ------------       ------------       ------------       ------------
     TOTAL REVENUES .........................        18,157,008         22,056,885          9,667,293          8,584,547
                                                   ------------       ------------       ------------       ------------
COSTS AND EXPENSES
  Cost of equipment sales and
     maintenance ............................        11,813,675         14,283,655          6,085,217          5,315,182
  Cost of equipment sales-leases ............           932,961          1,246,865            320,102            734,629
  Inventory obsolescence ....................           455,000            462,500             53,500             45,000
  Depreciation of leased
     equipment ..............................                --             89,663                 --                 --
  Selling, general and
     administrative expenses ................         5,670,847          6,252,593          2,611,030          2,795,128
  Interest expense ..........................           432,261            395,795            204,935            209,107
                                                   ------------       ------------       ------------       ------------
     TOTAL COSTS AND EXPENSES ...............        19,304,744         22,731,071          9,274,784          9,099,046
                                                   ------------       ------------       ------------       ------------
INCOME (LOSS) BEFORE INCOME
  TAXES .....................................        (1,147,736)          (674,186)           392,509           (514,499)
  Income taxes ..............................             3,125              4,986                 --                 --
                                                   ------------       ------------       ------------       ------------
NET INCOME (LOSS) ...........................        (1,150,861)          (679,172)           392,509           (514,499)
  Retained earnings, beginning of
     year ...................................           786,486          1,465,658           (364,375)           786,486
                                                   ------------       ------------       ------------       ------------
RETAINED EARNINGS (DEFICIT), END OF
  YEAR ......................................      $   (364,375)      $    786,486       $     28,134       $    271,987
                                                   ============       ============       ============       ============


  The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEARS ENDED JUNE 30,                 SIX MONTHS ENDED
                                                             -----------------------------    -------------------------------------
                                                                 1998             1997        DECEMBER 31, 1998  DECEMBER 31, 1997
                                                             -----------       -----------    -----------------  -----------------
                                                                                                  (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) .....................................      $(1,150,861)      $  (679,172)      $   392,509       $  (514,499)
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
      Net profit on sales type leases added ...........         (206,192)          (89,685)         (281,467)         (187,741)
      Depreciation and amortization ...................          352,108           534,076           135,067           214,788
      Loss on sale of assets ..........................            2,784           105,900                --                --
      Leased equipment transferred to
         inventory, at net book value .................          467,661           117,817           (64,908)         (105,510)
      Principal portion of sales type lease
         payments received ............................          867,425         1,106,149           531,837           626,029
      (Increase) decrease in receivables ..............          186,041            59,369            16,263            80,536
      (Increase) decrease in inventory ................          456,221           433,428           155,981            51,724
      (Increase) decrease in other assets .............          (23,103)            4,291            38,859             4,800
      Checks written in excess of account
         balance ......................................          321,053                --                --                --
      Increase (decrease) in accounts payable
         and accrued expenses .........................           54,168          (201,385)           45,020           (31,366)
      Increase (decrease) in customer deposits
         and advances .................................           77,207           (85,273)          (51,829)           51,967
      Increase (decrease) in income taxes
         payable ......................................              126             8,361           (15,925)           (2,999)
      Increase (decrease) in deferred income
         taxes ........................................               --           (10,014)               --                --
                                                             -----------       -----------       -----------       -----------
         NET CASH PROVIDED BY OPERATING
           ACTIVITIES .................................        1,404,638         1,303,862           901,407           187,729
CASH FLOWS FROM INVESTING ACTIVITIES:
  Equipment purchased for leasing .....................         (881,999)         (931,669)         (314,645)         (334,855)
  Capital expenditures ................................          (76,856)         (376,754)           (7,400)          (45,215)
  Proceeds on sale of assets ..........................           11,705           122,380             9,786                --
                                                             -----------       -----------       -----------       -----------
         NET CASH (USED IN) INVESTING
           ACTIVITIES .................................         (947,150)       (1,186,043)         (312,259)         (380,070)
                                                             -----------       -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (payments) under demand notes
    payable ...........................................         (102,229)         (141,083)          (93,806)          149,360
  Payments on installment notes payable ...............         (192,141)         (287,975)         (103,031)          (93,883)
  Proceeds from installment notes payable .............               --           394,065                --           100,000
  Proceeds from discounted lease rentals ..............          676,145         1,446,385           525,043           361,239
  Payments on discounted lease rentals ................         (977,629)       (1,553,890)         (436,646)         (494,566)
                                                             -----------       -----------       -----------       -----------
         NET CASH (USED IN) FINANCING
           ACTIVITIES .................................         (595,854)         (142,498)         (108,440)           22,150
                                                             -----------       -----------       -----------       -----------
INCREASE (DECREASE) IN CASH ...........................         (138,366)          (24,679)          480,708          (170,191)
  Cash, beginning of year .............................          138,366           163,045          (321,053)          138,366
                                                             -----------       -----------       -----------       -----------
CASH, end of year .....................................      $        --       $   138,366       $   159,655       $   (31,825)
                                                             ===========       ===========       ===========       ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash payments for:
    Interest ..........................................      $   433,180       $   395,765       $   204,935       $   209,061
                                                             ===========       ===========       ===========       ===========
    Income taxes ......................................      $     2,999       $     6,721       $         0       $         0
                                                             ===========       ===========       ===========       ===========


The Consolidated Notes to Financial Statements are an integral part of these statements.

                          KENNSCO, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

        The Company is engaged in selling and leasing new and used computer equipment. Additional revenues are derived from the maintenance and installation of computer equipment and the management of computer networks.

PRINCIPLES OF CONSOLIDATION:

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND EXPENSE RECOGNITION:

        Income from the sale of equipment and the related cost of equipment are recorded at the time of customer acceptance of the equipment.

        Maintenance and installation income is recorded at the time services are performed or, if under contract, in the period earned. The related costs are recorded as incurred.

        As required by Statement of Financial Accounting Standards No. 13, the Company's leasing activities as lessor are accounted for as either sales-type or operating leases. Accordingly, leases that transfer substantially all of the benefits and risks of ownership have been accounted for as sales-type leases. All other leases have been accounted for as operating leases.

        The accounting methods and the related financial reporting effects are described below:

               1. Sales-type leases: The present value of the minimum lease payments receivable and guaranteed residual value are recorded as equipment sales-leasing at the inception of the lease with a corresponding net investment in sales-type leases. The cost of the equipment less the present value of the estimated unguaranteed residual value is recorded as cost of equipment sales-leasing.

               2. Operating leases: Revenue consists of monthly rentals and is recorded as operating lease income. The cost of the equipment is recorded as equipment under operating leases and is depreciated over the estimated useful lives of the equipment using the straight-line method.

                          KENNSCO, INC. AND SUBSIDIARY

RESIDUAL VALUES:

        Residual values, representing the estimated value of the equipment at the termination of a lease, are recorded in the financial statements at the inception of each sales-type lease. Residual values are thereafter regularly reviewed by management, and adjustments are made where it is considered there has been a permanent reduction in value. No upward revision of residual values is made subsequent to the inception of the lease.

        Residual values relating to equipment which is subject to a sales-type lease are recorded at their net present value and are incremented to their future value on a yield basis over the lease term.

        The residual values for operating leases are included in the equipment under operating leases net book value and are subject to the same yearly review as the residual values established for sales-type leases.

DISCOUNTED LEASE RENTALS:

        Proceeds from financing equipment on a non-recourse basis is recorded on the balance sheet as discounted lease rentals. In the event of default by the lessee, the lender has first lien against the underlying leased equipment with no further recourse against the Company.

INVENTORY:

        Inventories consist of new and used computer equipment and maintenance parts and equipment.

        Inventories are valued at the lower of cost or market with cost determined on the specific identification method for computer equipment and on the first-in, first-out method for maintenance parts and other inventories. Market for maintenance inventory is determined from published industry references where available. The remainder of the maintenance inventory is reduced below cost by a market valuation reserve based on management's estimate of the realizable value and usefulness of the inventory in fulfilling its maintenance contracts.

DEPRECIATION:

        Depreciation is computed using principally the straight-line method over the estimated useful lives of the assets. The lives assigned are as follows:


Equipment on lease.......................................  2 -  3 years
Transportation equipment.................................  2 -  5 years
Maintenance equipment....................................  3 -  7 years
Office equipment.........................................  5 -  7 years
Leasehold improvements...................................  2 - 20 years

                          KENNSCO, INC. AND SUBSIDIARY

AMORTIZATION:

        Amortization of intangible assets is computed using the straight-line method over the following periods:


Covenants not to compete.................................        5 years
Goodwill.................................................  15 - 40 years


INCOME TAXES:

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2. NET INVESTMENT IN SALES-TYPE LEASES

        The components of the net investment in sales-type leases are as follows:


                                                             JUNE 30,
                                                           -----------
                                                               1998
                                                           -----------
Total minimum lease payments to be received .........      $ 1,362,890
Estimated unguaranteed residual values of
leased equipment ....................................           85,528
Less unearned income ................................         (135,337)
                                                           -----------
     NET INVESTMENT IN SALES-TYPE LEASES ............      $ 1,313,081
                                                           ===========


        The following is a schedule by year of minimum lease payments receivable on non-cancelable sales-type leases:


                   YEARS ENDING JUNE 30,
                   ---------------------
1999.......................................................  $  780,369
2000.......................................................     494,748
2001.......................................................      87,773
                                                             ----------
  TOTAL MINIMUM LEASE PAYMENTS RECEIVABLE..................  $1,362,890
                                                             ==========

                          KENNSCO, INC. AND SUBSIDIARY

NOTE 3. INVENTORY

        Inventory consists of the following:


                                                              JUNE 30,
                                                            -----------
                                                                1998
                                                            -----------
Computer equipment ...................................      $   381,970
Maintenance parts and equipment ......................          937,287
Other ................................................           25,860
                                                            -----------
                                                              1,345,117
Less market valuation reserve for maintenance
  parts and equipment ................................         (474,700)
                                                            -----------
     TOTAL INVENTORY .................................      $   870,417
                                                            ===========


NOTE 4. DEMAND NOTES PAYABLE

        The Company has a $2,300,000 revolving line of credit, of which $1,707,009 was outstanding at June 30, 1998. The line carries an average interest rate of 4.00% over the prime rate (prime rate at June 30, 1998 was 8.50%). The line of credit is secured by the Company's accounts receivable, inventory, equipment, general intangibles and the personal guarantee of the stockholder. The Company is required to make monthly principal payments of $40,000 and interest. The credit line expires February 28, 1999.

        The Company has a demand note payable to the stockholder of which $290,762 was outstanding at June 30, 1998. This note payable is subordinate to the revolving line of credit described above and requires monthly interest only payments of 2.00% over the prime rate. The note is secured by the Company's accounts receivable, inventory, equipment and general intangibles. Interest expense related to this note amounted to $4,375 for 1998.

NOTE 5. INSTALLMENT NOTES PAYABLE TO BANKS AND OTHERS

        Installment notes payable consist of the following:


                                                                 JUNE 30,
                                                                 --------
                                                                   1998
                                                                 --------
Note payable to Century Bank National Association,
  prime rate plus 2.00% payable in monthly installments
  of $5,825 through March 1999 and $5,804 on April 1, 1999,
  secured by accounts receivable, inventory,
  equipment and general intangibles .......................      $ 55,378
Note payable to Guardian Capital, Inc., 9.50% payable in
monthly installments of $11,507 through March 1999,
secured by furniture, fixtures and equipment ..............        99,482
Note payable to Sencore, 9.90% payable in monthly
  installments of $884 through November 1998, secured by
  equipment ...............................................         4,766
                                                                 --------
     TOTAL INSTALLMENT NOTES PAYABLE ......................      $159,626
                                                                 ========

        Maturities of long-term notes payable are as follows:


                   YEARS ENDING JUNE 30,
                   ---------------------
1999........................................................  $159,626
                                                              --------
TOTAL.......................................................  $159,626
                                                              ========


NOTE 6. DISCOUNTED LEASE RENTALS

        The Company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a non-recourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Proceeds from discounting is recorded on the balance sheet as discounted lease rentals. As lessees make payments, financing lease income and interest expense are recorded. Discounted lease rentals at 8.50% to 10.00% are reduced by the interest method and are due in varying installments through June 2001. Discounted lease rentals are secured by assignment of lease contracts.

        Scheduled maturities of discounted lease rentals are as follows:


                   YEARS ENDING JUNE 30,
                   ---------------------
1999.......................................................  $  685,049
2000.......................................................     428,785
2001.......................................................      75,626
                                                             ----------
  TOTAL DISCOUNTED LEASE RENTALS...........................  $1,189,460
                                                             ==========


NOTE 7. INCOME TAX MATTERS

        Income taxes included on the consolidated statements of income consist of the following:


                                                          YEARS ENDED JUNE 30,
                                                        ----------------------
                                                          1998          1997
                                                        --------      --------
Current tax expense (benefit):
  Federal ........................................      $     --      $     --
  State ..........................................         3,125        15,000
Deferred tax expense (benefit):
  Federal ........................................            --        (8,397)
  State ..........................................            --        (1,617)
                                                        --------      --------
     TOTAL INCOME TAXES ..........................      $  3,125      $  4,986
                                                        ========      ========

                          KENNSCO, INC. AND SUBSIDIARY

        The net deferred tax liability included in the consolidated balance sheets consist of the following:


                                                  JUNE 30,
                                                 ---------
                                                    1998
                                                 ---------
Deferred tax assets:
Basis differences .............................. $ 339,014
  Net operating loss carryforwards .............   531,257
  Valuation allowance ..........................  (662,517)
                                                 ---------
       Deferred tax assets .....................   207,754
                                                 ---------
Deferred tax liabilities:
  Basis differences ............................  (141,774)
  Difference in lease accounting for tax
     purposes and financial statement
     purposes ..................................   (65,980)
                                                 ---------
       Deferred tax liabilities ................  (207,754)
                                                 ---------
       NET DEFERRED TAX LIABILITY .............. $      --
                                                 =========


        For tax purposes, the Company has approximately $1,400,000 of federal and state net operating loss carryforwards, which expire in the years 2001 through 2012. Since it is more likely than not the net operating loss carryforwards will expire unused, a valuation allowance of $662,517 has been recorded against the deferred tax asset.

NOTE 8. RENTAL COMMITMENT

        The Company and its subsidiary lease several office-warehousing facilities from unrelated parties. In addition to base rent, the agreements provide for monthly payments of pro rata shares of real estate taxes and operating expenses. Rent expense related to these leases is to $586,827 for 1998 and $465,724 for 1997.

        The following is a schedule by year of minimum future rental commitments on these leases as of June 30, 1998:


            YEARS ENDING JUNE 30,
            ---------------------
1999.........................................  $378,320
2000.........................................   155,479
2001.........................................    30,884
                                               --------
  TOTAL RENTAL COMMITMENTS...................  $564,683
                                               ========


NOTE 9. RELATED PARTY LEASE

        The Company leases an office-warehouse facility from the stockholder under a lease that expires on November 30, 2006. In addition to monthly lease payments of $20,500, the Company is responsible for all real estate taxes, utilities and maintenance costs. The Company has guaranteed the debt incurred by the stockholder to finance the cost of the facility. Rent expense, net of sublease rental income, related to this lease amounted to $218,300 for 1998 and $208,008 for 1997.


NOTE 10. SUBSEQUENT EVENT

        On March 22, 1999 the Company executed and closed on a sale agreement whereby the Company sold all of its assets to a third party for $1,000,000. In addition, the third party assumed all of the Company's liabilities. The Company received $750,000 cash at closing and a note in the amount of $250,000. The note will be converted into shares of stock issued by the acquiring company within six months of the date of closing.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                          INDEX TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997
                         TOGETHER WITH AUDITORS' REPORT


Report of Independent Public Accountants .............................F-41
Balance Sheets .......................................................F-43
Statements of Operations .............................................F-44
Statements of Stockholders' Equity ...................................F-45
Statements of Cash Flows .............................................F-46
Notes to Financial Statements ........................................F-47

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of:

C.Y. INVESTMENT INC. (DBA MICROAGE/IMPRES TECHNOLOGY):

We have audited the accompanying balance sheets of C.Y. INVESTMENT INC. (dba MICROAGE/IMPRES TECHNOLOGY) (a California corporation) as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the period then ended. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of C.Y. INVESTMENT INC. as of December 31, 1997, and the results of its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                     /s/ ARTHUR ANDERSEN LLP

Los Angeles, California
October 22, 1998

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                                 BALANCE SHEETS

                                                 DECEMBER 31,   SIX MONTHS ENDED
                                                    1997         JUNE 30, 1998
                                                 -----------    ----------------
                                                                  (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash                                             $   380,095      $   363,657
Accounts receivable, net of
  allowance of $174,000 at December 31, 1997
  and $236,000 at June 30, 1998, respectively     11,080,181        9,121,528
Other receivables                                    404,928               --
Inventories                                        1,260,653        1,335,042
Prepaid expenses                                      11,401           74,184
Income taxes receivable                                   --               --
                                                 -----------      -----------
Total current assets                              13,137,258       10,894,411
                                                 -----------      -----------
PROPERTY AND EQUIPMENT, net                           76,081           63,176
                                                 -----------      -----------
OTHER ASSETS                                         111,896           44,139
                                                 -----------      -----------
                                                 $13,325,235      $11,001,726
                                                 ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit                                  $ 8,962,692      $ 6,333,807
Accounts payable                                   2,697,966        3,581,989
Accrued liabilities                                1,029,560          555,173
Income taxes payable                                 114,000               --
                                                 -----------      -----------
Total current liabilities                         12,804,218       10,470,969
                                                 -----------      -----------

COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
Common stock, no par value:
Authorized -- 1,000,000 shares
Issued and outstanding -- 410,000 shares             410,000          410,000
Additional paid in capital                           212,751          212,751
(Accumulated deficit) retained earnings             (101,734)         (91,994)
                                                 -----------      -----------
Total stockholders' equity                           521,017          530,757
                                                 -----------      -----------
                                                 $13,325,235      $11,001,726
                                                 ===========      ===========

      The accompanying notes are an integral part of these balance sheets.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                             STATEMENT OF OPERATIONS


                                                              SIX MONTHS ENDED
                                    DECEMBER 31, 1997           JUNE 30, 1998
                                    -----------------         ----------------
NET REVENUES ...................      $ 56,346,303              $ 33,040,725
COST OF SALES ..................        50,457,421                29,523,251
                                      ------------              ------------
     Gross profit ..............         5,888,882                 3,517,474
SELLING, GENERAL AND
  ADMINISTRATIVE ...............         5,541,887                 3,313,366
                                      ------------              ------------
     Income from
        operations .............           346,995                   204,108
OTHER INCOME (EXPENSE):
  Other income .................             9,948                        --
  Interest expense .............          (363,904)                 (188,068)
                                      ------------              ------------

                                          (353,956)                 (188,068)
                                      ------------              ------------
     Net (loss) income
       before provision for
       income taxes ............            (6,961)                   16,040
PROVISION FOR INCOME
    TAXES ......................          (181,000)                    6,300
                                      ------------              ------------
NET (LOSS) INCOME...............      $   (187,961)             $      9,740
                                      ============              ============

The accompanying notes are an integral part of these statements.

The Company acquired CY Investment, Inc. in August 1998. As such, the balance sheet as of December 31, 1998 and 1999 and related statements of operations, stockholders' equity and cash flows for the years then ended have been consolidated into the Wareforce.com, Inc. financial statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                        STATEMENT OF STOCKHOLDERS' EQUITY


                                                                  (ACCUMULATED
                                  COMMON STOCK        ADDITIONAL     DEFICIT)
                             ----------------------    PAID IN       RETAINED
                               SHARES       AMOUNT      CAPITAL      EARNINGS       TOTAL
                             ---------    ---------   ----------  ------------    ---------
Balance, December 31,
  1997 ..................      410,000      410,000      212,751     (101,734)      521,017
                             ---------    ---------    ---------    ---------     ---------
Net income ..............           --           --           --        9,740         9,740
Balance, June 30, 1998
  (unaudited) ...........      410,000    $ 410,000    $ 212,751    $ (91,994)    $ 530,757
                             =========    =========    =========    =========     =========

The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                             STATEMENT OF CASH FLOWS

                                                                           SIX MONTHS ENDED
                                                     DECEMBER 31, 1997      JUNE 30, 1998
                                                     -----------------     ----------------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income ..............................       $  (187,961)         $     9,740
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
       Compensation expense for
         options issued ........................            25,800                   --
       Depreciation and
         amortization ..........................            55,789               22,937
       Provision for doubtful
         accounts ..............................           219,000                   --
       Deferred income tax asset ...............                --                   --
  Change in operating assets and liabilities:
       Accounts receivable .....................        (6,708,017)           1,958,653
       Inventories .............................          (511,190)             (74,389)
       Prepaid expenses and other
         receivables ...........................          (302,312)             342,145
       Other assets ............................            (2,032)              67,757
       Income taxes receivable .................            27,000                   --
       Accounts payable ........................         1,322,064              884,023
       Accrued liabilities .....................           493,243             (474,387)
       Income taxes payable ....................           114,000             (114,000)
                                                       -----------          -----------
         Net cash used in operating
           activities ..........................        (5,454,616)           2,622,479
                                                       -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and
    equipment ..................................           (43,903)             (10,032)
  Increase in cash surrender value .............           (12,497)                  --
                                                       -----------          -----------
         Net cash used in investing
           activities ..........................           (56,400)             (10,032)
                                                       -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Net borrowings lines of credit ...............         5,794,232           (2,628,885)
                                                       -----------          -----------
INCREASE/(DECREASE) IN CASH ....................           283,216              (16,438)
CASH, beginning of year ........................            96,879              380,095
                                                       -----------          -----------
CASH, end of year ..............................       $   380,095          $   363,657
                                                       ===========          ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Income taxes ...............................       $    21,000          $         0
                                                       ===========          ===========
    Interest ...................................       $   322,000          $   188,000
                                                       ===========          ===========

The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. LINE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. LINE OF BUSINESS

        C.Y. INVESTMENT INC. (the Company) was incorporated in California in June 1988. The Company is a franchised computer store, which sells computers, accessories and services to businesses, the general public and municipalities. The Company has three locations in Southern California.

        On July 1, 1987, the Company entered into a ten-year franchise agreement with Microage Computer Store, Inc., an Arizona Corporation. The agreement was revised in January 1, 1990 and the period of the agreement remained at ten years starting on the date of this revised agreement. Under the Agreement, the Company has the non-exclusive franchise to operate a Microage Computer Store. The agreements restrict the transfer of the Company's stock and contain non-compete covenants. Subsequent to year-end this agreement was terminated upon the sale of the Company to Wareforce One, Inc. (Note 8).

b. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. SALES AND CONCENTRATION OF CREDIT RISK

        The Company sells computer software, hardware, peripherals and accessories to governmental and private customers. The Company performs periodic credit evaluations of its customers. The Company maintains reserves for potential credit losses and to date such losses have been within management's expectations. As of December 31, 1997 one customer's balance was approximately 20 percent of total accounts receivable. As of December 31, 1996 two customer's balances combined were approximately 32 percent of total accounts receivable.

d. REVENUE RECOGNITION

        Product revenue is recorded at the time of shipment, net of estimated allowances for bad debts, warranty and product returns. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer issues a purchase order to make additional copies of licensed software. The Company records the corresponding payable to the software vendor for site licenses when such revenues are recorded.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1997

E. INVENTORIES

        Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

F. PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost and are depreciated using the straight-line method over estimated lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the asset or the remaining life of the lease.

        The Company capitalizes expenditures which materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in operations.

G. ADVERTISING COSTS

        The Company expenses advertising costs as incurred. Advertising expenses totaled approximately $198,000 in 1997, respectively. Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

H. INCOME TAXES

        Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following as of December 31:

------------------------------------------
                                    1997
------------------------------    --------
Equipment                         $197,768
------------------------------    --------
Office Furniture and Fixtures      139,854
------------------------------    --------
Leasehold Improvements             109,346
------------------------------    --------
                                   446,968
------------------------------    --------
Less-Accumulated
Depreciation and Amortization      370,887
------------------------------    --------
                                  $ 76,081
------------------------------------------

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1997


3. LINES OF CREDIT

        The Company has a $250,000 line of credit with a vendor. The vendor advances on the credit line for purchases of inventory. Advances under the line of credit are based upon qualified inventory and bear no interest for the first 30 days, an interest rate of prime (8.5 percent as of December 31, 1997) plus
6.5 percent is charged on amounts outstanding longer than 30 days. The credit line is secured by all inventories and is guaranteed by certain shareholders. This agreement shall be in force until one of the parties gives notice to the other that it is terminated. As of December 31, 1997, the outstanding balance under this line was $13,674. The Company has a $750,000 line of credit, subject to agreed upon temporary uplifts, with a finance company for the purchase of inventory. The repayment terms are net 30. The line of credit bears interest of 18 percent on amounts outstanding longer than 60 days. The credit line is secured by substantially all eligible inventories and is guaranteed by certain shareholders. As of December 31, 1997, the outstanding balance under this line was $378,762.

        As of December 31, 1997, the Company has a $6,750,000 accounts receivable line of credit with a finance company. The availability of this line of credit was reduced to $4,500,000 in February 1998. The advances are subject to a borrowing base computation on eligible accounts receivable. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Interest is payable monthly on the outstanding principal at prime plus 0.5 percent. This temporary overline expired on February 2, 1998. As of December 31, 1997, the Company had exceeded its accounts receivable facility by $122,948. As of December 31, 1997, the outstanding balance under this line was $6,872,948.

        The Company has a $3,250,000 line of credit with a finance company for the purchase of inventory. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Advances under the line of credit bear no interest for 40 days, thereafter, interest is at prime plus 0.5 percent. As of September 30, 1997, the Company was approved a temporary increase to $4,875,000. This temporary increase expired on January 31, 1998. As of December 31, 1997 the outstanding balance under this line was $1,447,308.

        The Company has a $250,000 revolving line of credit. The line is secured by substantially all the assets of the Company and is guaranteed by a shareholder. The line expires March 23, 1999 renewable annually. Interest on advances is charged at the Bank's Prime rate plus 2 percent. At December 31, 1997, the outstanding balance under the line of credit was $250,000.

        Subsequent to year-end, all of the above lines of credit were refinanced with a financing company (Note 8).

4. INCOME TAXES

        Under SFAS No. 109, deferred tax assets or liabilities are computed based on the temporary differences between financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse.

        Valuation allowances have been established to reduce deferred tax assets to the amount anticipated to be realized. Income tax expense is the tax payable for the period and the change in deferred tax assets and liabilities during the period.

        The components of the net deferred income tax asset are as follows as of December 31:

                                                                  1997
                                                               ---------
Allowance for doubtful accounts .............................  $  75,000
     Inventory reserves .....................................    131,000
     Accrued expenses .......................................     44,000
                                                               ---------
       Net short-term deferred tax asset ....................    250,000
     Depreciation and amortization ..........................     26,000
                                                               ---------
       Long-term deferred tax asset .........................     26,000
    Valuation allowance .....................................   (276,000)
                                                               ---------
     Net deferred tax asset .................................  $      --
                                                               =========

        The provision for income taxes is comprised of the following components as of December 31:

                                                                   1997
                                                                 --------
Current:
Federal........................................................  $123,000
  State........................................................    35,000
                                                                 --------
                                                                  158,000
                                                                 --------
Deferred:
  Federal......................................................    17,000
  State........................................................     6,000
                                                                 --------
                                                                   23,000
                                                                 --------
Provision for income taxes.....................................  $181,000
                                                                 ========


5. COMMITMENTS AND CONTINGENCIES

a. DEFERRED COMPENSATION PLAN

        The Company entered into a deferred compensation plan in 1989 for the benefit of an employee. The benefit payable under the plan consists of monthly payment of $3,000 commencing on a date determined by the Company but within six months from such retirement date, November 1, 1999 and continuing for 36 months. If the employee dies before retirement age while in the employment of the Company, the benefits payable to the beneficiary will be $100,000. As of December 31, 1997, the Company has accrued $47,327, under this agreement.

        The Company is funding the deferred compensation plan with a life insurance policy on the employee with a face value of $130,000. The cash value of the policy was $64,184 as of December 31, 1997, and is included in other assets in the accompanying balance sheets.

b. LEASES

        The Company leases facilities under non-cancelable operating leases expiring through December 2000. Total minimum operating lease commitments are as follows:

                   YEAR ENDING                               OFFICES AND
                   DECEMBER 31,                              WAREHOUSES
                   ------------                              -----------
        1998...............................................   $274,839
        1999...............................................    188,003
        2000...............................................     63,683
                                                              --------
                                                              $526,525
                                                              ========

        Rental expense was $293,746 for the year ended December 31, 1997.

        The Company also subleased part of the warehouse facilities to Battery Technology Inc. under an operating lease that will expire in December of 2000. Total rental income was $93,443 for the year ended December 31, 1997.


6. RELATED PARTY TRANSACTIONS

        A majority stockholder of the Company also has an interest in Battery Technology Inc. (BTI), a California corporation. Total sales to and purchases from BTI were $22,071 and $152,174, respectively, for the year ended December 31, 1997. There was $438 outstanding balance due from BTI and approximately $2,395 due to BTI as of December 31, 1997. The Company also subleases office space to BTI (see Note 5).

        A majority stockholder of the Company has a minority interest in Protect Investment Inc., d.b.a.: Microage Industry, a California corporation. Total sales to and purchases from Protec Investment Inc. were $459,146 and $53,571 respectively, for the year ended December 31, 1997. As of December 31, 1997, $23,753 was due from and $2,439 was due to Protec Investment Inc.


7. EMPLOYMENT AGREEMENT

        The Company has an employment agreement with a stockholder. Under the agreement the employee received an option to purchase shares of the Company for $100 for each one percent of the common stock up to 20 percent. The options vest over the term of the agreement. If ownership in the Company is transferred or sold, the entire 20 percent option becomes vested. The Company recognized $25,800 of expense in 1997, and included in accrued liabilities is $140,600 related to this agreement for 1997.


8. SUBSEQUENT EVENTS

a. LINES OF CREDIT

        On August 27, 1998, the Company entered into a new agreement with a finance company to provide for a $12,000,000 credit facility of which $7,000,000 can be used for inventory flooring, which replaces the previous credit facilities (Note 3). Advances under the terms of the agreement are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at the finance company's prime rate and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The facility is secured by substantially all of the Company's assets and guaranteed by a stockholder.

b. SALE OF COMPANY

        On August 31, 1998, 100 percent of the outstanding stock of the Company was purchased by Wareforce One, Inc. for $3,000,000.

                         PACIFIC ONLINE COMPUTERS, INC.

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                    CONTENTS

                                                                          Page
                                                                          ----
INDEPENDENT AUDITORS' REPORT                                              F-53

FINANCIAL STATEMENTS:
  Balance Sheets                                                          F-54
  Statements of Operations                                                F-55
  Statements of Stockholders' Equity (Deficit)                            F-56
  Statements of Cash Flows                                                F-57
  Notes to Financial Statements                                           F-59

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Pacific Online Computers, Inc.
Irvine, California


We have audited the accompanying balance sheets of Pacific Online Computers, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Online Computers, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern (see Note 1 for management's plans). As shown in the financial statements, the Company has incurred net losses of $1,339,152 and $1,073,152 during the years ended December 31, 1999 and 1998, respectively. As of December 31, 1999 and 1998, the Company had current liabilities in excess of current assets of $2,716,770 and $1,215,094, respectively, and had negative cash flows from operations and a net capital deficiency at December 31, 1999. Also, the Company's financing arrangements for inventory purchases and cash advances have been on a month-to-month extension since May 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.




/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 6, 2000, except for Notes 14 and 15, which are as of April 5, 2000 and March 24, 2000, respectively

                         PACIFIC ONLINE COMPUTERS, INC.

                                 BALANCE SHEETS

                                                              December 31,     December 31,
                                 ASSETS                           1999             1998
                                                              ------------     ------------
CURRENT ASSETS:
  Cash ...................................................    $    182,009     $    172,666
  Certificate of deposit .................................          69,629          100,254
  Accounts receivable, net of allowance
    for doubtful accounts of $102,251 (1999) and
    $96,856 (1998) .......................................       9,991,080       10,153,597
  Income tax refunds receivable ..........................              --          778,284
  Inventory ..............................................       1,116,503        1,118,879
  Prepaid expenses and other current assets ..............         168,827           90,904
  Deferred income taxes ..................................         112,000          112,000
                                                              ------------     ------------

          Total current assets ...........................      11,640,048       12,526,584
                                                              ------------     ------------

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization ..............       1,134,273        1,595,003
                                                              ------------     ------------

OTHER ASSETS:
  Receivable from officer ................................         395,251               --
  Deposits ...............................................         114,177          113,832
  Long-term accounts receivable ..........................         106,825               --
  Goodwill ...............................................          47,005           48,568
  Franchise fee and license ..............................              --           10,259
                                                              ------------     ------------

          Total other assets .............................         663,258          172,659
                                                              ------------     ------------

                                                              $ 13,437,579     $ 14,294,246
                                                              ============     ============

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Loans payable, finance company .........................    $  9,794,334     $  9,227,254
  Accounts payable and accrued expenses ..................       3,354,242        3,418,004
  Note payable, stockholder ..............................         902,275          902,275
  Leases payable, current ................................          23,679           88,361
  Deferred revenue, current ..............................         282,288          105,784
                                                              ------------     ------------

          Total current liabilities ......................      14,356,818       13,741,678
                                                              ------------     ------------

LEASES PAYABLE, less current maturities ..................              --          121,312
                                                              ------------     ------------

DEFERRED REVENUE, less current maturities ................              --           11,343
                                                              ------------     ------------

STOCKHOLDERS' DEFICIT:
  Common stock; 10,000,000 shares authorized,
    152,202 shares issued and outstanding ................         785,935          785,935
  Deficit ................................................      (1,705,174)        (366,022)
                                                              ------------     ------------

          Total stockholders' deficit ....................        (919,239)         419,913
                                                              ------------     ------------

                                                              $ 13,437,579     $ 14,294,246
                                                              ============     ============

See accompanying independent auditors' report and notes to financial statements.

                         PACIFIC ONLINE COMPUTERS, INC.

                            STATEMENTS OF OPERATIONS



                                                        Year ended           Year ended
                                                     December 31, 1999   December 31, 1998
                                                     -----------------   -----------------
NET SALES                                              $ 61,162,748         $ 80,080,059

COST OF SALES                                            51,086,675           67,535,722
                                                       ------------         ------------

GROSS PROFIT                                             10,076,073           12,544,337
                                                       ------------         ------------

LABOR COSTS                                               6,610,025            9,636,160
OPERATING EXPENSES                                        3,728,699            4,424,000
                                                       ------------         ------------
                                                         10,338,724           14,060,160
                                                       ------------         ------------

LOSS FROM OPERATIONS                                       (262,651)          (1,515,823)

LAWSUIT SETTLEMENT (NOTE 14)                             (1,076,501)                  --
                                                       ------------         ------------

                                                         (1,339,152)          (1,515,823)
INCOME TAX BENEFIT, NET                                          --             (442,671)
                                                       ------------         ------------

NET LOSS                                               $ (1,339,152)        $ (1,073,152)
                                                       ============         ============


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
  basic and diluted                                         152,202              152,202
                                                       ============         ============

NET LOSS PER SHARE -
  basic and diluted                                    $      (8.80)        $      (7.05)
                                                       ============         ============




See accompanying independent auditors' report and notes to financial statements.

                         PACIFIC ONLINE COMPUTERS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



                                             Common stock                                        Total
                                    ------------------------------         Accumulated       stockholders'
                                      Shares             Amount              deficit        equity/(deficit)
                                    ----------         -----------         -----------      ---------------
Balance at January 1, 1998             152,202         $   785,935         $   707,130         $ 1,493,065

Net loss for the year ended
  December 31, 1998                                                         (1,073,152)         (1,073,152)
                                    ----------         -----------         -----------         -----------

Balance at December 31, 1998           152,202             785,935            (366,022)            419,913

Net loss for the year ended
  December 31, 1999                                                         (1,339,152)         (1,339,152)
                                    ----------         -----------         -----------         -----------

Balance at December 31, 1999           152,202         $   785,935         $(1,705,174)        $  (919,239)
                                    ==========         ===========         ===========         ===========



See accompanying independent auditors' report and notes to financial statements.

                         PACIFIC ONLINE COMPUTERS, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                       Year ended        Year ended
                                                                   December 31, 1999   December 31, 1998
                                                                   -----------------   -----------------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net loss                                                            $(1,339,152)        $(1,073,152)
                                                                      -----------         -----------

  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
    PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
      Depreciation and amortization                                       509,221             488,088
      Loss on sale of assets                                               10,227                  --
      Provision for doubtful accounts                                     135,000              60,000

  CHANGES IN ASSETS AND LIABILITIES:
    (INCREASE) DECREASE IN ASSETS:
      Certificate of deposit                                               30,625            (100,254)
      Accounts receivable                                                  27,517           4,238,509
      Income tax refunds receivable                                       778,284            (778,284)
      Inventory                                                             2,376             810,602
      Prepaid expenses and other current assets                           (77,923)           (139,171)
      Deferred income taxes                                                    --             158,934
      Receivable from officer                                            (395,251)                 --
      Long-term accounts receivable                                      (106,825)                 --

    INCREASE (DECREASE) IN LIABILITIES:
      Accounts payable and accrued expenses                               (63,762)            984,171
      Deferred revenue                                                    165,161            (553,847)
      Income taxes payable                                                     --            (225,021)
                                                                      -----------         -----------

          Total adjustments                                             1,014,650           4,943,727
                                                                      -----------         -----------

          Net cash provided by (used for) operating activities           (324,502)          3,870,575
                                                                      -----------         -----------

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
  Payments to acquire property and equipment                              (57,155)           (487,657)
  Deposits                                                                  9,914             (15,422)
                                                                      -----------         -----------

          Net cash used for investing activities                          (47,241)           (503,079)
                                                                      -----------         -----------

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Payments on leases payable, net                                        (185,994)            (94,784)
  Proceeds from loans payable, finance company, net                       567,080          (3,397,929)
                                                                      -----------         -----------

          Net cash provided by (used for) financing activities            381,086          (3,492,713)
                                                                      -----------         -----------

NET INCREASE (DECREASE) IN CASH                                             9,343            (125,217)
CASH, beginning of year                                                   172,666             297,883
                                                                      -----------         -----------

CASH, end of year                                                     $   182,009         $   172,666
                                                                      ===========         ===========




See accompanying independent auditors' report and notes to financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                                       $   704,408         $   932,010
                                                                      ===========         ===========
  Income taxes paid                                                   $        --         $   400,000
                                                                      ===========         ===========
  Inventory transferred to property and equipment                     $        --         $   336,893
                                                                      ===========         ===========
  Reclassification of note payable, stockholder to current            $        --         $   902,275
                                                                      ===========         ===========



See accompanying independent auditors' report and notes to financial statements.

                         PACIFIC ONLINE COMPUTERS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



(1)   GOING CONCERN:

      As shown in the accompanying financial statements, the Company has incurred a loss from operations and has deficits in working capital. As a result, approximately $10,697,000 (1999) and $10,130,000 (1998) of debt is considered to be in default by the respective lenders. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      Management is working with its primary lender to monitor the status of its indebtedness and is currently evaluating methods to reduce costs, improve results of operations, and obtain additional capital infusions. There can be no assurance that the Company will be successful in its efforts to not have the payment of debt accelerated. The Company's main lender notified them as to termination effective May 31, 1999 and has been extending the agreement for 30-day periods throughout 1999. There's no guarantee that the lender will continue to grant the extensions. If the Company is unsuccessful in its efforts, it may be necessary to undertake such other actions as may be appropriate to preserve asset value. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BUSINESS ACTIVITY:

            The Company sells computer hardware and software and offers installation, consulting and repair services to its customers throughout the United States.

      REVENUE RECOGNITION:

            The Company recognizes revenues from the sale of computer hardware related products upon shipment of the products.

            The Company provides and recognizes computer consulting and technical support revenues on an hourly basis as services are rendered and over the term of the service contract as determined on an individual contract basis. The Company recognizes consulting and technical support revenues only when no further contingencies or material performance obligations are warranted, and thereby would have earned the right to receive and retain payments for services performed and billed.

      DEFERRED REVENUE RELATING TO SERVICE CONTRACTS:

            The Company sells warranty contracts which, in most instances, cover a period of more than one year. The amount of deferred revenue, as presented in the financial statements, represents warranty contracts which have not yet been fulfilled.

                         PACIFIC ONLINE COMPUTERS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


        USE OF ESTIMATES:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      CASH EQUIVALENTS:

            For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

      INVENTORY:

            Inventory is valued at the lower of cost (first-in, first-out) or market. Inventory consists of computer equipment and service supplies.

      PROPERTY AND EQUIPMENT:

            Property and equipment are valued at cost. Additions and betterments are capitalized. Maintenance and repairs are charged directly to expense as incurred. When assets are disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the statements of operations. Depreciation is being provided using the straight-line method over the following estimated useful lives:

                  Building and improvements                            39 years
                  Office furniture and equipment                      5-7 years
                  Machinery and equipment                             5-7 years
                  Computer software and hardware                      5-7 years

            The Company estimates depreciation on property and equipment based on estimated useful lives. The actual useful lives and recoverability of values of property and equipment may vary from the Company's estimates. In the event that future facts and circumstances indicate that the cost of property and equipment may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

      NET LOSS PER SHARE:

            The Company computes net loss per share following SFAS No. 128, "Earnings Per Share". Under the provisions of SFAS No. 128, basic net income (loss) per share is computed by dividing the net income
            (loss) available to common shareholders for the

                         PACIFIC ONLINE COMPUTERS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

            period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are not included in the computation of diluted loss per share for the periods presented because the effect would reduce net loss per share.

      NET OPERATING LOSS CARRYFORWARD:

            The Company has a net operating loss carryforward of approximately $74,000 (federal) and $763,000 (state) at December 31, 1999 which can be used to offset future taxable income. The lawsuit settlement disclosed in Note 14 will be deductible for tax purposes in the corporation's year 2000 tax return (year of payment).

      GOODWILL:

        Goodwill represents the excess of the cost to acquire the Company over the fair value of its net assets at the date of acquisition, and is being amortized over 40 years by use of the straight-line method.

(3)   CASH:

      Credit Risk for Cash Deposits

      The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

      Certificate of Deposit

      The certificate of deposit is held as collateral for a standby letter of credit. The letter of credit, as well as equipment with a cost of approximately $218,000, collateralizes a lessor's position with respect to a lease which for financial statement purposes is treated as an operating lease by the Company.

(4)   CONCENTRATION OF CREDIT RISK AND ACCOUNTS RECEIVABLE:

      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company extends unsecured credit to customers who principally operate in California. The Company's ability to generate future profitability will be dependent upon the economics within the regions it sells to as well as its ability to maintain competitive pricing and service capabilities.

      Included in accounts receivable at December 31, 1999 and 1998 is approximately $818,000 and $1,700,000, respectively, due from one and three customers, respectively. Sales to one customer amounted to approximately $8,095,000 for the year ended December 31, 1999. In addition, there are six customers, including this one, which make up approximately 49% of open accounts receivable.

      During the year ended December 31, 1998, sales to three customers amounted to approximately $32,405,000.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998



(4)   CONCENTRATION OF CREDIT RISK AND ACCOUNTS RECEIVABLE, CONTINUED:

      Included in accounts receivable are amounts due from vendors for rebates and for merchandise where a right of return exists. Approximately $85,000
      (1999) and $246,000 (1998) of this balance is due from a stockholder (see
      Note 10).

SUPPLEMENTAL INFORMATION - SCHEDULE II - VALUATION ACCOUNTS

      A summary of the valuation accounts is as follows:

      a. Allowance for doubtful accounts: As of December 31, 1999, 1998 and 1997, the allowance for doubtful accounts amounted to $102,251, $96,856 and $74,562, respectively. During the years ended December 31, 1999 and 1998, the Company charged $135,000 and $60,000 to expense, respectively.

      b. Allowance for inventory markdowns: As of December 31, 1999, 1998 and 1997, the allowance for inventory markdowns amounted to $261,362, $144,162 and $120,000, respectively.


(5)   PREPAID EXPENSES AND OTHER CURRENT ASSETS:

      A summary is as follows:

                                                1999             1998
                                              --------          -------
         Prepaid purchases                    $110,347          $82,536
         Prepaid insurance                      38,992               --
         Other                                  19,488            8,368
                                              --------          -------

                                              $168,827          $90,904
                                              ========          =======



See accompanying independent auditors' report.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(6)   PROPERTY AND EQUIPMENT:

      A summary is as follows:

                                                                  1999              1998
                                                               ----------        ----------
         Computer hardware                                     $1,713,772        $1,580,303
         Computer software                                        451,023           395,810
         Furniture and fixtures                                   286,247           285,300
         Machinery and equipment                                  199,235           195,754
         Internally developed computer
           software available for sale                            114,104           114,104
         Building                                                  95,200            95,200
         Leasehold improvements                                    66,394            61,151
         Vehicles                                                  41,554           263,842
                                                               ----------        ----------

                                                                2,967,529         2,991,464
         Less accumulated depreciation and amortization         1,833,256         1,396,461
                                                               ----------        ----------

                                                               $1,134,273        $1,595,003
                                                               ==========        ==========


(7)   INCOME TAXES:

        The Company uses the asset and liability approach to measure temporary differences in accounting for income taxes. Temporary differences arise from differences in the timing of revenue and expense recognition for financial reporting and income tax return purposes and are measured using the currently enacted tax rates and laws. Two of the major temporary differences relate to the federal net operating loss carryforward of approximately $74,000 and the California State net operating loss carryforward of approximately $763,000. Additionally, a deferred asset was created by the lawsuit settlement referred to in Note 14, which is only deductible in the year paid (2000). Deferred assets related to net operating loss carryforwards and the lawsuit settlement have been provided and completely offset by a valuation allowance, because its utilization does not appear to be reasonably assured. Available federal and state net operating loss carryforwards start to expire on December 31, 2018 and December 31, 2003, respectively. In the event of a change in control in ownership of the Company, the utilization of the available net operating loss carryforward may be significantly limited.

      The deferred tax asset, as shown on the balance sheet, relates primarily to the difference in the treatment of deferred revenues for tax and financial statement purposes.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(7)   DEFERRED INCOME TAXES, CONTINUED:

      A reconciliation of the differences between the statutory federal income tax rate and the Company's effective income tax rate applied to income
      (loss) before income taxes are as follows for the years ending:

                                                                        December 31,
                                                                     -----------------
                                                                     1999         1998
                                                                      ---          ---
         Statutory federal tax (benefit) rate                         34%          34%
         State income tax provision, net of federal benefit           --           --
         Net operating loss for which no benefit is available        (34)%        (34)%
         Effective tax rate                                            0%           0%


(8)   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

      A summary is as follows:

                                                1999              1998
                                             ----------        ----------
         Purchases and services              $1,193,370        $2,062,256
         Lawsuit settlement (Note 14)         1,076,501                --
         Salaries payable                       427,849           488,313
         Sales tax payable                      342,464           291,241
         Non-compensated absences due
           to employees                         201,598           227,807
         401(k) contributions payable            63,521           176,918
         Payroll taxes payable                   32,439           166,953
         Other                                   16,500             4,516
                                             ----------        ----------

                                             $3,354,242        $3,418,004
                                             ==========        ==========

      The Company purchased approximately $32,000,000 and $43,000,000 from two suppliers (one of them also a stockholder, see Note 10) during the years ended December 31, 1999 and 1998, respectively. The supplier who is not a stockholder has received the unlimited personal guarantee of a stockholder of the Company and the limited guaranties of an officer and certain employees. The respective guarantors have subordinated their right to receive payment on debt owed to them by the Company (none outstanding at December 31, 1999 and 1998) to the debt owed by the Company to the supplier. These amounts were financed according to the terms indicated in
      Note 11. Included in accounts payable and accrued expenses is approximately $1,686,000 and $1,144,000 due to these suppliers at December 31, 1999 and 1998, respectively.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

(9)   401(k) CONTRIBUTORY PROFIT SHARING PLAN:

      The Company initiated a contributory 401(k) profit sharing plan effective October 1, 1992, whereby eligible employees can make contributions. The employer may make annual discretionary contributions. Total contributions payable at December 31, 1999 and 1998 amounted to $63,521 and $72,516, respectively, which is included in accounts payable and accrued expenses. Contribution expense amounted to $50,252 and $77,537 during the years ended December 31, 1999 and 1998, respectively.


(10)  NOTE PAYABLE, STOCKHOLDER:

      The note payable is due to a stockholder who is also a major supplier of the Company (see Note 8). This same supplier was issued 33,102 shares of stock for $500,000 during the year ended December 31, 1994 and an additional 13,837 shares in February 1996 in consideration for backing an appellate bond (see Note 14). The Company can pay down the note, but if it decides to repay the entire note, it is required to repurchase all of the shares for an amount equal to $500,000, compounded annually at a rate of 12.5%, and obtain the unconditional release of the appellate bond referred to in Note 14. Interest on the note is payable on the first of each month at a rate equal to prime plus 1% per annum on the unpaid principal (if in default, the rate is prime plus 2% per annum). The note is presently being extended by the stockholder on a month-to-month basis.

      The note has a conversion clause which, depending upon the results of operations and the maintenance of purchase commitments (Note 13 - purchase commitments were not met), allows the note holder the right to convert the principal due into stock. If the stockholder elects to convert the note, the net book value of the Company is recalculated to assume that all of the issued stock options are exercised at their option price. As a note covenant, the Company is limited to $500,000 of losses for any 12 consecutive month period (violated at December 31, 1999 and 1998).

      The note is subordinated to the finance company described in note 11 and to IBM (a supplier of the Company). The note is personally guaranteed by an officer-stockholder of the Company and 100,000 shares of the Company's stock have been pledged as security.

(11)  CREDIT FACILITY:

      The Company has a revolving line of credit with a finance company which is used for cash advances and inventory financing. Interest is paid on borrowings at a rate of prime (not less than 6.0%) plus 1.0% per annum.

      The finance company holds as security substantially all assets of the Company, as well as the personal guarantee and specific assets of an officer-stockholder.

      Based on notifications received, the finance company agreed to finance the Company's inventory acquisitions and make advances only through May 31, 1999 (termination date) due to covenant violations. Since that date, the finance company has been operating on 30-day extensions.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998


(11)  CREDIT FACILITY, CONTINUED:

      The Company must maintain the following financial ratios and covenants, which it was not in compliance with at December 31, 1999 and 1998:

            Covenant                                                               Requirement
            --------                                                               -----------
            Tangible net worth and subordinated debt                               (greater or equal to) $2,300,000
            Debt to tangible net worth and subordinated debt                       (less than or equal to)  9.0 : 1.0

      Interest expense amounted to $704,408 and $932,010 for the years ended December 31, 1999 and 1998, respectively. Approximately $81,000 and $131,000 was paid to a stockholder during the years ended December 31, 1999 and 1998, respectively.


(12)  INCENTIVE STOCK PLAN:

      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

      Proforma information regarding net income and earnings per share under the fair value method has not been presented as the amounts are immaterial.

      Under the terms of its stock option plan, options to purchase shares of the Company's common stock are granted at a price equal to the fair market value of the stock at the date the option is granted. At December 31, 1999, the Company had reserved and outstanding 45,660 shares for issuance under its incentive stock plan. At December 31, 1998, the Company had reserved 45,660 shares for issuance under its incentive stock plan, of which 45,457 options were outstanding.

      The number and weighted average exercise prices of options granted for the years ended December 31, 1999 and 1998 are as follow:

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                         Average
                                                                         Exercise
                                                           Number         Price
                                                           ------        --------
         Outstanding at beginning of the year, 1998        27,143        $14.39
         Cancelled during the year                          7,747         15.10
         Granted during the year                           26,061         15.10
         Outstanding at beginning of the year, 1999        45,457         14.69
         Cancelled during the year                         24,273         15.10
         Granted during the year                           24,476         15.10
         Outstanding at end of the year                    45,660         14.69
         Exercisable at end of the year                    42,129         14.66

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(13)  COMMITMENTS:

      Leases

      The following is a schedule by years of future minimum rental payments required under facility and equipment operating leases that have noncancellable lease terms in excess of one year as of December 31, 1999:

            Year ending December 31,
                2000                                       $ 316,502
                2001                                         266,898
                2002                                         165,053
                2003                                         127,204
                                                           ---------
                                                           $ 875,657
                                                           =========

      Rent expense under all facility leases amounted to $520,877 and $525,013 and payments under non-facility leases included above amounted to $90,474 and $136,252 for the years ended December 31, 1999 and 1998, respectively.

      Buy-Sell Agreement

      A stockholders agreement has been entered into by the major stockholders of the Company. Upon death or the occurrence of specific events as outlined in the agreement, the Company may purchase from the stockholder or the stockholder's estate the shares then owned at a value outlined in the agreement.

      Purchases

      The Company has a purchase commitment to buy at least $9,000,000 worth of products from a stockholder who is also a supplier (the stockholder referred to in notes 4, 8 and 10) for each of the four quarters during the years ended December 31, 1999 and 1998. Per the agreement with that stockholder, if the Company does not meet this commitment, the stockholder has the right to convert the note (referred to in note 10) into shares of common stock of the Company. The Company was not in compliance with this commitment as of December 31, 1999 and 1998.

                         PACIFIC ONLINE COMPUTERS, INC.

                     YEARS ENDED DECEMBER 31, 1999 AND 1998




(14)  LAWSUIT SETTLEMENT AND SUBSEQUENT EVENT:

      In October 1994, a group of former employees filed suit against the Company alleging they were wrongfully terminated and improperly denied stock benefits by the Company. They sought compensatory and general damages. The Company and one of its stockholders filed a cross-complaint asserting causes of action for breach of contract and related business torts. The Company has spent the last several years appealing the judgement entered against them. On February 25, 2000, the Court of Appeal issued a written opinion affirming the judgement for $760,000 plus 10% simple interest. On April 3, 2000, the judgement became final. The accrual, totaling $1,076,501, is included in accounts payable and accrued expenses at December 31, 1999 (Note 8) and was paid on April 5, 2000 by the stockholder referred to in Note 10 and a demand note was entered into between them and the Company.

      An appellate bond, as required by statute for cases on appeal, had been posted by the stockholder referred to in note 10 and in consideration thereof, the Company issued 13,837 shares to that stockholder in February 1996 (non-cash financing transaction). The bond should be released pending verification by the courts of payment in full.


(15)  SUBSEQUENT EVENT:

      Effective March 24, 2000, the President (majority stockholder) of the Company resigned. The President and the Company agreed to forgive the receivable from officer for $395,251 (arising from cash advances) as full and complete payment for the outstanding shares to be purchased from him. The consideration given will be effective upon the subsequent sale or liquidation of the Company.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN IT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WAREFORCE.COM, INC. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES COVERED IN THE PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THE PROSPECTUS SHALL, IN ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WAREFORCE.COM, INC. SINCE THE DATE OF THE PROSPECTUS.

                               ******************



        UNTIL [90 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                           -------------------------

                              WAREFORCE.COM, INC.
                                10,537,420 SHARES

                           -------------------------


                                  COMMON STOCK
                                   PROSPECTUS

                              NOVEMBER __, 2000

                           -------------------------

                           -------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:

                                    ITEM                          AMOUNT
                                    ----                        -----------
         SEC registration fee ...............................   $  2,347.21
         Accounting fees and expenses* ......................   $ 65,000.00
         Legal fees and expenses* ...........................   $ 50,000.00
         Blue Sky fees and expenses .........................   $ 10,000.00
         Printing and engraving expenses* ...................   $ 20,000.00
         Transfer Agent and Registrar fees and expenses* ....   $  2,500.00
         Miscellaneous fees and expenses* ...................   $  5,152.79
                                                                -----------
                 TOTAL ......................................   $155,000.00
                                                                ===========


* Estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. The Company's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        In March 1998, the Wareforce Incorporated issued in aggregate $6.0 million of 12% subordinated, convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. This placement was issued under Regulation D of the Securities Act of 1933 to a group of accredited foreign investors. Wareforce Incorporated paid approximately $900,000 to a third party in connection with raising these funds. During June 1998, the $6.0 million was converted into equity in exchange for 2.0 million shares of Wareforce Incorporated common stock. The proceeds of the debentures were used for the acquisition of CY, a loan to Mr. Rechtman to acquire the shares of Wareforce then-held by Ms. Gabriel, and general working capital purposes.

        In February 1999, we issued 600,000 restricted shares of our common stock in a private placement for $2.4 million. (These funds were part of a $4 million private placement. In consultation with the placement agent, our management decided to suspend the placement at $2.4 million until market conditions were more favorable for continuing the placement.) This placement was issued under Regulation D of the Securities Act of 1933 to a group of accredited foreign investors. We paid approximately $200,000 to a third party in connection with raising these funds. The proceeds from this placement were used by us primarily to complete our asset purchase of Kennsco, funding start-up costs for and general working capital purposes.

        In October 2000 Wareforce entered into a Securities Purchase Agreement whereby it agreed to sell 704,225 restricted shares of its common stock at $0.85 per share, calculated at the average of the closing bid price of Wareforce's common stock during the ten trading days immediately preceding the signing of the agreement to a European investment fund. As part of that agreement, Wareforce agreed to issue to the fund 400,000 warrants, exercisable over one year, to purchase shares of Wareforce's common stock at $0.85 each. The payment for the shares and their subsequent issuance, along with the issuance of the warrants, is to take place in three equal installments, on October 24, 2000, December 7, 2000 and October 20, 2001.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 2.1      Agreement and Plan of Reorganization between Jolley Vending, Inc. and
          Wareforce Incorporated, dated as of July  , 1998+

 2.2      Asset Purchase Agreement dated June 2, 2000 by and between the
          Company and Pacific Online Computers, Inc.+

 3.1      Amended and Restated Certificate of Incorporation of the Company+

 3.2      Bylaws of the Company+

 3.3      Amended and Restated Certificate of Designation of Series A 6%
          Convertible Preferred Stock of the Company*

 4.1      Form of the Company's common stock Certificate+

 4.2      Warrant Agreement by and between Wareforce.com, Inc. and Interwest
          Transfer Co., Inc. as Transfer Agent, dated as of     , 1999 with Form
          of Warrant as Exhibits A and B+

 5.1      Opinion of Donahue, Meserean & Leids LLP (to be filed by amendment)**

 10.1 Promissory Note with Orie Rechtman as Maker and Wareforce Incorporated as Payee, dated May 23, 1997+

 10.2     Promissory Note with Orie Rechtman as Maker and Wareforce, Inc, as
          Payee, dated February 18, 1998+

 10.3     Lease Agreement by and between Kenneth Searl, as Landlord, and
          Wareforce Incorporated, as Tenant, dated March 22, 1999+

 10.4     Channel Agreement by and between Wareforce, Inc. and Microsoft
          Corporation, dated as of May 19, 1998, including Large Account
          Reseller Addendum+

 10.5     Agreement by and between Wareforce Incorporated and the Los Angeles
          County, California, dated as of September 1, 1997+

 10.6 Amended Agreement by and between the Company and the State of Florida, dated as of April 1, 1997+

 10.7     Loan and Security Agreement by and between Congress Financial
          Corporation (Western) as Lender and Wareforce Incorporated as
          Borrower, dated August 27, 1998+

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.8     Loan and Security Agreement by and between Congress Financial
          Corporation (Western) as Lender and C.Y. Investment Inc. as Borrower,
          dated August 27, 1998+

 10.9     First Amendment to Loan and Security Agreement by and Between Congress
          Financial Corporation (Western) and Wareforce Incorporated, dated
          March 22, 1999+

 10.10 Stock Purchase Agreement and Escrow Instructions between by and between Christopher Chu and Alina Chu Family Trust, Vivien Mak,
          Richard Fu and Luisa Fu and the Company, dated August 28, 1998+

 10.11    Employment Agreement between Wareforce Incorporated and Orie Rechtman+

 10.12    Employment Agreement and Amendment No. 1 between Wareforce
          Incorporated and Don Hughes+

 10.13    Employment Agreement and Amendment No. 1 between Wareforce
          Incorporated and Dan Ricketts+

 10.14    Employment Agreement between Wareforce Incorporated and Darrell Tate+

 10.15    Employment Agreement between Wareforce Incorporated and Richard Fu+

 10.16    Employment Agreement between Wareforce Incorporated and Marcia Mazria+

 10.17    Employment Agreement between the Company, Wareforce Incorporated and
          Kenneth Searl+

 10.18    Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan+

 10.19    uMember.com, Inc. 1999 Stock Option/Stock Issuance Plan+

 10.20 Promissory Note issued to Deutsche Financial Services Corporation in the principal amount of $1.2 million. (To be filed by Amendment)**

 10.21    Securities Purchase Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and The Shaar Fund, Ltd. ("Shaar")*

 10.22    Registration Rights Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Shaar.*

 10.23 Common Stock Purchase Warrant dated May 2, 2000 issued to Shaar to purchase 100,000 shares of common stock of Wareforce.com, Inc.*

 10.24    Securities Purchase Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Triton Private Equities Fund, L.P. ("Triton")*

 10.25    Registration Rights Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Triton.*

 10.26 Common Stock Purchase Warrant dated May 2, 2000 issued to Triton to purchase 16,667 shares of common stock of Wareforce.com, Inc.*

 10.27    Common Stock Purchase Warrant dated June 1, 2000 issued to
          Bridgewater Capital Corporation to purchase 8,236 shares of common stock of Wareforce.com, Inc.*

 10.28    Common Stock Purchase Warrant dated June 1, 2000 issued to EPP
          Finance to purchase 100,000 shares of common stock of Wareforce.com, Inc.*

 10.29    Common Stock Purchase Warrant dated June 1, 2000 issued to Sarmarten
          Developments to purchase 24,706 shares of common stock of Wareforce.com, Inc.*

 10.30    Common Stock Purchase Warrant dated June 1, 2000 issued to
          Progressive Group, Inc. to purchase 12,353 shares of common stock of Wareforce.com, Inc.*

 10.31    Common Stock Purchase Warrant dated June 1, 2000 issued to General
          Asset Management to purchase 37,059 shares of common stock of Wareforce.com, Inc.*

 10.32    Letter regarding Waiver of Preferred Share 90 day Registration
          Penalty**

 21.1     Subsidiaries+

 23.1     Consent of Arthur Andersen LLP*

 23.2     Consent of Stonefield Josephson, Inc.*

 23.3     Consent of Boyum & Barenscheer LLP*

 23.4     Consent of Donahue Meserean & Leids LLP (included in Exhibit 5.1)**

 27.1     Financial Data Schedule (EDGAR version only)*


-------------------------

+ previously filed.

* Filed herewith.

** To be filed by Amendment.

(b) Financial Statement Schedules. The financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The registrant hereby undertakes that it will:
 File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Include any additional or changed material information on the plan of distribution; and

               (iii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

        For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of El Segundo, State of California, on November 13, 2000.


                                          WAREFORCE.COM, INC.

                                          By:       /s/ ORIE RECHTMAN
                                             -----------------------------------
                                                   Orie Rechtman, Chairman
                                                  (Chief Executive Officer)

                                          By:         /s/ DON HUGHES
                                             -----------------------------------
                                             Don Hughes, Chief Financial Officer
                                                  (Chief Financial Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Don Hughes or Dan Ricketts, Esq., the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


               SIGNATURE                                     DATE
               ---------                                     ----
          /s/ ORIE RECHTMAN                              November 13, 2000
-------------------------------------
     Orie Rechtman, Director

            /s/ JIM ILLSON                               November 13, 2000
-------------------------------------
             Jim Illson

                                                         November __, 2000
--------------------------------------
         Dr. Raymond Wicki

       /s/ JOHN MCWILLIAMS                               November 13, 2000
--------------------------------------
          John McWilliams

                                                         November __, 2000
--------------------------------------
           Steve Keller

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 2.1      Agreement and Plan of Reorganization between Jolley Vending, Inc. and
          Wareforce Incorporated, dated as of July  , 1998+

 2.2      Asset Purchase Agreement dated June 2, 2000 by and between the
          Company and Pacific Online Computers, Inc.+

 3.1      Amended and Restated Certificate of Incorporation of the Company+

 3.2      Bylaws of the Company+

 3.3      Amended and Restated Certificate of Designation of Series A 6%
          Convertible Preferred Stock of the Company*

 4.1      Form of the Company's common stock Certificate+

 4.2      Warrant Agreement by and between Wareforce.com, Inc. and Interwest
          Transfer Co., Inc. as Transfer Agent, dated as of     , 1999 with Form
          of Warrant as Exhibits A and B+

 5.1      Opinion of Donahue, Meserean & Leids LLP (to be filed by amendment)**

 10.1 Promissory Note with Orie Rechtman as Maker and Wareforce Incorporated as Payee, dated May 23, 1997+

 10.2     Promissory Note with Orie Rechtman as Maker and Wareforce, Inc, as
          Payee, dated February 18, 1998+

 10.3     Lease Agreement by and between Kenneth Searl, as Landlord, and
          Wareforce Incorporated, as Tenant, dated March 22, 1999+

 10.4     Channel Agreement by and between Wareforce, Inc. and Microsoft
          Corporation, dated as of May 19, 1998, including Large Account
          Reseller Addendum+

 10.5     Agreement by and between Wareforce Incorporated and the Los Angeles
          County, California, dated as of September 1, 1997+

 10.6 Amended Agreement by and between the Company and the State of Florida, dated as of April 1, 1997+

 10.7     Loan and Security Agreement by and between Congress Financial
          Corporation (Western) as Lender and Wareforce Incorporated as
          Borrower, dated August 27, 1998+

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 10.8     Loan and Security Agreement by and between Congress Financial
          Corporation (Western) as Lender and C.Y. Investment Inc. as Borrower,
          dated August 27, 1998+

 10.9     First Amendment to Loan and Security Agreement by and Between Congress
          Financial Corporation (Western) and Wareforce Incorporated, dated
          March 22, 1999+

 10.10 Stock Purchase Agreement and Escrow Instructions between by and between Christopher Chu and Alina Chu Family Trust, Vivien Mak,
          Richard Fu and Luisa Fu and the Company, dated August 28, 1998+

 10.11    Employment Agreement between Wareforce Incorporated and Orie Rechtman+

 10.12    Employment Agreement and Amendment No. 1 between Wareforce
          Incorporated and Don Hughes+

 10.13    Employment Agreement and Amendment No. 1 between Wareforce
          Incorporated and Dan Ricketts+

 10.14    Employment Agreement between Wareforce Incorporated and Darrell Tate+

 10.15    Employment Agreement between Wareforce Incorporated and Richard Fu+

 10.16    Employment Agreement between Wareforce Incorporated and Marcia Mazria+

 10.17    Employment Agreement between the Company, Wareforce Incorporated and
          Kenneth Searl+

 10.18    Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan+

 10.19    uMember.com, Inc. 1999 Stock Option/Stock Issuance Plan+

 10.20 Promissory Note issued to Deutsche Financial Services Corporation in the principal amount of $1.2 million.+

 10.21    Securities Purchase Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and The Shaar Fund, Ltd. ("Shaar")*

 10.22    Registration Rights Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Shaar.*

 10.23 Common Stock Purchase Warrant dated May 2, 2000 issued to Shaar to purchase 100,000 shares of common stock of Wareforce.com, Inc.*

 10.24    Securities Purchase Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Triton Private Equities Fund, L.P. ("Triton")*

 10.25    Registration Rights Agreement dated as of May 2, 2000 by and between
          Wareforce.com, Inc. and Triton.*

 10.26 Common Stock Purchase Warrant dated May 2, 2000 issued to Triton to purchase 16,667 shares of common stock of Wareforce.com, Inc.*

 10.27    Common Stock Purchase Warrant dated June 1, 2000 issued to
          Bridgewater Capital Corporation to purchase 8,236 shares of common stock of Wareforce.com, Inc.*

 10.28    Common Stock Purchase Warrant dated June 1, 2000 issued to EPP
          Finance to purchase 100,000 shares of common stock of Wareforce.com, Inc.*

 10.29    Common Stock Purchase Warrant dated June 1, 2000 issued to Sarmarten
          Developments to purchase 24,706 shares of common stock of Wareforce.com, Inc.*

 10.30    Common Stock Purchase Warrant dated June 1, 2000 issued to
          Progressive Group, Inc. to purchase 12,353 shares of common stock of Wareforce.com, Inc.*

 10.31    Common Stock Purchase Warrant dated June 1, 2000 issued to General
          Asset Management to purchase 37,059 shares of common stock of Wareforce.com, Inc.*

 10.32    Letter regarding Waiver of Preferred Share 90 day Registration
          Penalty**

 21.1     Subsidiaries+

 23.1     Consent of Arthur Andersen LLP*

 23.2     Consent of Arthur Andersen LLP*

 23.3     Consent of Stonefield Josephson, Inc.*

 23.4     Consent of Boyum & Barenscheer LLP*

 23.5     Consent of Donahue Meserean & Leids LLP (included in Exhibit 5.1)**

 27.1     Financial Data Schedule (EDGAR version only)*


-------------------------

+ previously filed.

* Filed herewith.

** To be filed by Amendment.